EXPLANATORY NOTE

Oncolyze, Inc. (the "Company") is filing this post-qualification amendment to the Company's Offering Statement on Form 1-A (Commission File No. 24-11890), which was qualified on August 4, 2022, to change the following terms of the offering: remove the minimum offering amount; add bonus shares; replace its placement agent, SeedInvest Securities, LLC, with StartEngine Primary, LLC; and change the compensation terms of the offering.

An offering statement pursuant to regulation a relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 2, 2023

Oncolyze, Inc.

845 UN Plaza, 61b

New York, NY 10017

UP TO 5,146,119 SHARES OF SERIES A PREFERRED STOCK

UP TO 5,146,119 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT*

SEE “DESCRIPTION OF CAPITAL STOCK” AT PAGE 77

MINIMUM INVESTMENT: 311 SHARES

We are offering up to 4,678,290 shares of Series A Preferred Stock and up to 467,829 bonus shares, on a “best efforts” basis.

	Price to Public**	Underwriting discount and commissions**	Proceeds to Issuer
Per share of Preferred Stock	$3.206300	$0.160315	$3.045985
StartEngine Processing Fee Per Share***	$0.064126	--	--
Per Share Plus Processing Fee	$3.270426	0.160315	--
Total Maximum***	$15,300,000	$750,000	$13,275,000

*The Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like effectiveness of registration of the Common Stock in an initial public offering. The total number of shares of the Common Stock into which the Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Description of Capital Stock” for additional details.

** Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution and Selling Securityholders.”

*** The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution and Selling Securityholders” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The company will pay a cash commission of 5% to StartEngine Primary on sales of the Series A Preferred Stock,  and the company will issue StartEngine Primary a number of shares of Series A Preferred Stock equal to 2% of the gross proceeds raised through StartEngine Primary (excluding Bonus Shares). The company will also pay a $15,000 advance fee for accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation to be paid to StartEngine Primary.

*** Investors will be required to pay directly to StartEngine Primary a processing fee equal to 2% of the investment amount at the time of the investors’ subscription, up to $700. The Processing Fee paid by any individual investor will be included as part of the aggregate purchase price paid by the investor when calculating the maximum amount non-accredited investors may invest under Rule 251(d)(2)(i)(c) of Regulation A under the Securities Act. The offering table shows the effect of this Processing Fee as if all investors paid the Processing Fee equal to 2% of the amount invested. See “Plan of Distribution and Selling Securityholders” for additional discussion of this Processing Fee. Assuming the offering is fully subscribed and all investors utilized the StartEngine platform, and all investors paid the Processing Fee equal to 2% of the amount invested, investors would pay StartEngine total Processing Fees of $300,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the company is permitted to raise under Regulation A. However, it is not included in Proceeds to Issuer.

The company expects that the amount of expenses of the offering that it will pay will be approximately $1,800,000 if the maximum offering is raised, not including state filing fees.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion.

The company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and may hold a series of closings at which we receive the funds from the escrow agent and issue the securities to investors.  The offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company in its sole discretion. In the event we terminate the Offering, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company. The offering is being conducted on a “best-efforts” basis. The company commenced this Offering on August 4, 2022 and had previously engaged SeedInvest Securities, LLC (“SeedInvest”) to act as its placement agent. SeedInvest is also a party to the escrow agreement. StartEngine Primary previously announced that it would be acquiring certain assets of SeedInvest and is in the process of seeking approvals for the acquisition. Upon the closing of the acquisition, SeedInvest’s obligations under the escrow agreement will transition to StartEngine as a matter of law. Prior to the date of the post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, the company has not held any closings. As of the date of the post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, the Escrow Agent is holding $1,326,369 in escrow from investors who subscribed for shares Series A Preferred Stock in this Offering on the SeedInvest platform. Upon closing of the acquisition and qualification of the post-qualification amendment to the Offering Statement, the company understands that StartEngine will circulate a copy of this Offering Circular to all investors whose funds are in escrow and ask them to re-confirm their interest in investing in this Offering. The Escrow Agent will be instructed to return any funds to investors who do not re-confirm their subscription. The company and StartEngine have agreed to eliminate the minimum offering amount in this Offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities commenced on August 4, 2022.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Oncolyze,” “we,” “us” or “the company” refers to Oncolyze, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

Overview

Oncolyze, Inc., headquartered in New York, is a preclinical stage biotechnology company focused on developing a new drug known as OM-301 for the treatment of acute myelogenous leukemia (AML), multiple myeloma (MM), colon cancer, and multiple other hematologic and solid cancers. OM-301 has a novel and unique mechanism of action, causing the formation of pores (holes) on the surface of cancer cells. Instead of killing cancer cells by inducing apoptosis (programmed cell death) as most existing anti-cancer medicines, OM-301 kills cancer cells by a rapid mechanism known as “poptosis” (cell bursting).

Cancer is a very difficult disease to treat, primarily due to the presence of treatment-resistant cancer stem cells, which cause cancer progression, metastasis and reduced survival. Cancer stem cells are different from pluripotent stem cells but are also different from other cancer cells. Cancer stem cells have several properties responsible for treatment-resistance including:

•	Self-renewal (Self-renewal is the key biological process where, upon cell division, a stem cell produces daughter cells that retain the capacity for self-renewal, ensuring that the stem cell population is maintained or expanded for long-term growth);

•	Relative quiescence (exit cell cycle, remain dormant until restarting cell proliferation);

•	Resistance to apoptosis (programmed cell death) and escaping immune response;

•	Increased drug efflux (ability to pump out anti-cancer medicines); and

•	Increased DNA repair systems.

Our Products and Services

Our primary product in development is OM-301, our lead drug candidate being investigated for the treatment of cancer. OM-301 is currently a development-stage product that has not yet received regulatory approval and is not commercially available. The company plans to conduct the preclinical work required by the Food and Drug Administration (the “FDA”) to initiate a Phase I/IIa clinical trial, file with the FDA for an Investigational New Drug (IND) number; upon receipt of the IND number, we can initiate the clinical trial. The company’s drug and surrounding technology were developed in a research laboratory at the State University of New York Downstate Medical Center. Oncolyze was incorporated in Delaware in 2011 to license the technology and bring it forward to be tested in clinical trials.

The Offering

Securities offered:

Maximum of 4,678,290 shares of Series A Preferred Stock, plus an additional 467,829 shares of Series A Preferred Stock may be offered as Bonus Shares.

Convertible into 4,678,290 and 467,829 shares, respectively, of Common Stock.

Series A Preferred Stock outstanding before the offering:	0 shares

Series A Preferred Stock outstanding after the offering: (2)	5,146,119 shares (assuming the maximum is reached and the maximum number of Bonus Shares are issued)

Common Stock outstanding before the offering: (1)	1,468,448 shares

Use of proceeds:	The net proceeds of the offering will go towards research and development and manufacturing of our anti-cancer drug and preparations for a clinical trial as further detailed under “Use of Proceeds.”

(1)	Reflects shares to be outstanding after the Stock Split described in “Description of Capital Stock.” Does not include: shares of Common Stock issuable upon: 1) the conversion of shares of Series A Preferred Stock and Series A-1 Preferred Stock into shares of Common Stock; 2) the exercise of options issued under the 2021 Equity Incentive Plan; 4) the exercise of non-plan options; or 4) the exercise of warrants.

(2)

Does not include 1) 38,985.747 Preferred shares issuable upon conversion of the convertible note and 6,863.628 shares issuable upon conversion of accrued interest through March 31, 2023, assuming the company raises at least $5 million in this offering;  2) 226,651.799 shares and warrants combined issuable upon conversion of Simple Agreement for Future Equity (SAFE) agreements, assuming the company raises at least $3 million in this offering; 3) 93,566 shares of Series A Preferred Stock to be issued to Startengine Primary as equity compensation; or 4) shares of Series A-1 Preferred Stock to be issued in the concurrent private placement pursuant to Rule 506(c) of Regulation D described in “Description of Capital Stock.”

Selected Risks Associated with Our Business

•	We are a preclinical stage biopharmaceutical company with a limited operating history and have incurred significant losses since our inception. We expect to incur losses over at least the next several years and may never achieve or maintain profitability.

•	Our company has a limited operating history and has been experiencing losses since its inception.

•	We are entirely dependent on the success of our product candidates, including our lead product candidate OM-301, and SLH-1, referenced below, both of which are still in preclinical development, and these product candidates may fail to receive regulatory approval or may not be commercialized successfully.

•	The auditor included a “going concern” note in its audit report.

•	We operate in a highly competitive industry dominated by several very large, well-capitalized market leaders. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us.

•	We may be unable to continually develop or in-license a pipeline of product candidates, which could affect our business and prospects.

•	If the market opportunities for OM-301 and any of our other product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

•	We may be exposed to claims and may not be able to obtain or maintain adequate product liability insurance, which may limit commercialization of our product candidates.

•	Our business and operations would suffer in the event of third-party computer system failures, cyber-attacks on third-party systems or deficiency in our cyber security.

•	We are very early in our development efforts. OM-301 and all of our product candidates are still in preclinical development. If we are unable to advance OM-301 or any future product candidates to clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

•	Our product candidates, including OM-301, may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.

•	Even if any of our product candidates obtain marketing approval, our products may not achieve market acceptance.

•	Our commercial success depends largely on our ability to adequately protect our intellectual property.

•	If we fail to comply with various procedural, document submission, fee payment or other requirements imposed by the United States Patent and Trademark Office (the “USPTO”) or comparable patent agencies in other countries, our patent protection could be reduced or eliminated.

•	Even if we obtain regulatory approval for a product candidate, our products and business will remain subject to ongoing regulatory obligations and review.

•	Our principal stockholders own 56.0% of our Common Stock, which will provide them with substantial control over our corporate actions.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business

We are a preclinical stage biopharmaceutical company with a limited operating history and have incurred significant losses since our inception. We expect to incur losses over at least the next several years and may never achieve or maintain profitability.

We are a preclinical stage biopharmaceutical company with a limited operating history. Our net losses were $0.854 million and $1.352 million for the fiscal years ended June 30, 2021 and 2022, respectively. To date, we have not generated any revenue from product sales and have financed our operations primarily through sales of our equity interests. We are still in the early stages of development of OM-301 and our other product candidates and expect to initiate our first clinical trial in the first half of 2024. As such, we expect that it will be several years, if ever, before we have a product candidate ready for regulatory licensure and commercialization. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability. To become and remain profitable, we must succeed in developing, obtaining marketing licensure for and commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including, without limitation, procuring clinical- and commercial-scale manufacturing, successfully completing preclinical studies and clinical trials of our product candidates, establishing arrangements with third parties for the conduct of our clinical trials, obtaining marketing licensure for our product candidates, manufacturing, marketing and selling any products for which we may obtain marketing licensure, discovering or obtaining rights to additional product candidates, identifying collaborators to develop product candidates we identify or additional uses of existing product candidates and successfully completing development of product candidates for our collaboration partners.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially if and as we:

•	manufacture product candidates, conduct IND-enabling preclinical studies and submit INDs and initiate Phase 1 clinical trials for OM-301;

•	select additional product candidate programs to take into development including manufacturing product candidates, conducting IND-enabling studies, submitting INDs and initiating Phase 1 clinical trials;

•	initiate, conduct and successfully complete later-stage clinical trials;

•	scale up external manufacturing capabilities for later stage trials and to commercialize our product candidates;

•	seek marketing licenses for any product candidates that successfully complete clinical trials and gain approval;

•	ultimately establish a sales, marketing and distribution infrastructure for which we may obtain marketing licensure;

•	expand, maintain and protect our intellectual property portfolio; and

•	hire additional clinical, regulatory, scientific, operational, financial and management information personnel.

Our expenses could increase beyond our expectations if we are required by the FDA, the European Medicines Agency, or EMA, or other comparable regulatory authorities to perform trials in addition to those that we currently expect to perform, or if we experience any delays in establishing appropriate manufacturing arrangements for completing our planned preclinical studies and clinical trials or the clinical development of any of our product candidates.

Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses we will incur or when, if ever, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue operations.

If one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing those approved product candidates. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

We are entirely dependent on the success of our product candidates, including our lead product candidate OM-301, all of which are still in preclinical development, and these product candidates may fail to receive regulatory approval or may not be commercialized successfully.

We have no product candidates approved for marketing in any jurisdiction, and we have never generated any revenue from product sales. The success of our business, including our ability to achieve and sustain positive cash flow from operations and profitability primarily depends upon obtaining regulatory approvals for and successfully commercializing our product candidates, either alone or with partners, which may never occur. We do not currently have the required approvals to market any of our product candidates in any market, and we may not receive them. We currently have inadequate financial or other resources to advance our product candidates through the clinical trial process. In addition, our clinical development programs for our product candidates may not lead to regulatory approval from the FDA, and we may therefore fail to commercialize our product candidates. Further, our product candidates may not receive regulatory approval even if we are successful in achieving positive results in planned and future clinical trials. We may not generate positive cash flow from operations or be profitable even if we succeed in commercializing our product candidates and we may not achieve or sustain profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our company has a limited operating history and has been experiencing losses since its inception.

The company was formed as a Delaware corporation in 2011 and is in the business of developing novel drugs. Drug development is expensive, and we may underestimate financial requirements to reach various milestones and how much time and investment we need for approval and/or to launch a new drug. It is likely that we will need to raise additional funds, the success of which is always uncertain. The company has incurred a net loss and has not generated any revenue from operations since inception. We believe that if results from our first clinical trial are positive, we will be able to raise necessary additional funds from existing or new investors. However, there is no assurance that the company will ever be able to establish successful business operations, become profitable or generate sufficient revenues to operate our business or pay dividends.

The auditor included a “going concern” note in its audit report.

We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Our failure to implement and maintain effective internal control over financial reporting may result in material misstatements in our financial statements, which could in the future require us to restate financial statements, cause investors to lose confidence in our reported financial information and could have an adverse effect on our ability to fundraise.

Oncolyze has been operating as a private company. In connection with the preparation of Oncolyze’s financial statements for the years ended June 30, 2022 and 2021, Oncolyze concluded that there were material weaknesses in its internal controls over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal controls over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are insufficient internal controls because of inadequate technical accounting expertise and inappropriate level of supervision and review due to the limited number of accounting personnel. While Oncolyze is taking steps to remediate the material weaknesses in its internal controls over financial reporting, including hiring a full-time Chief Financial Officer in the near future, Oncolyze may not be successful in remediating such weaknesses.

The process of designing and implementing effective internal controls is a continuous effort that will require Oncolyze to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to eventually satisfy its reporting obligations. If Oncolyze is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could result in additional material weaknesses and cause Oncolyze to fail to meet its reporting obligations on a timely basis or result in material misstatements in its financial statements, which could harm its operating results. If we are unable to effectively remediate material weaknesses in a timely manner, investors could lose confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our ability to sell our securities and to conduct future fundraising.

We operate in a highly competitive industry, dominated by several very large, well-capitalized market leaders, which is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us.

The level of competition in the pharmaceutical industry is very high. There are many companies, some more established and experienced than Oncolyze, developing new therapeutics for AML and our other forms of cancer we may plan to target. The cancer therapy market is intensely competitive and subject to constant change and consolidation. Changes in market dynamics or actions of competitors or manufacturers, including industry consolidation and the emergence of new competitors and strategic alliances, could materially and adversely impact our business. Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require us to accurately identify and assess such changes and make timely and effective changes to our strategies and business model to compete effectively. We believe that our product’s mechanism of action remains unique. Some other competitors are aiming for similar mechanisms by leveraging CD33 and other cell surface molecules that are also present on normal cells, which could result in more off-target side effects than we anticipate with OM-301. We also believe that our primary product, OM-301 is well suited to be combined with some of these other treatments. However, if we are not able to anticipate and successfully respond to changes in market conditions and our competitors manage to develop safer or more cost-effective products, our business may suffer.

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. In December 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes COVID-19 surfaced in Wuhan, China and has spread worldwide. The COVID-19 pandemic continues to evolve and to date has led to the implementation of various responses, including government- imposed quarantines, travel restrictions and other public health safety measures. The continued spread of COVID-19 and its variants globally could adversely impact our preclinical studies and clinical trial activities, including our supply chain and our ability to recruit and retain patients and subjects, principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19. Similar to other biopharmaceutical companies, we may experience delays in enrolling subjects in our clinical trials in the future. The extent to which COVID-19 (including its variants) and the global efforts to contain its spread will impact our business, including our operations, preclinical studies, clinical trials, and financial condition will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity, and scope of the pandemic and the actions taken by other parties, such as governmental authorities, to contain and treat COVID-19. If we or any future third-parties with whom we partner (including manufacturers, vendors, strategic partners, clinical trial sites, and contract research organizations, or contract research organizations (CROs), or the FDA or other health authorities, experience delays or other disruptions associated with the COVID-19 pandemic, our ability to conduct our business and operations could be materially and adversely affected, which could prevent or delay our ability to continue development of our product candidates, and ultimately of reviews and approvals of our product candidates.

Risks Related to our Business Operations and Commercialization of OM-301 and any Future Product Candidates

We may be unable to continually develop or in-license a pipeline of product candidates, which could affect our business and prospects.

A key element of our long-term strategy is to continually develop or in-license a pipeline of proprietary inhaled drug-device combination product candidates. For example, we have in-licensed a new molecule (“SLH-1”) from SLH Innovations LLC for a potential future product candidate (the “SLH Innovations License”). SLH-1 is an in silico designed peptide with potentially more potent HDM2 binding properties, although this and efficacy and safety remain to be determined. If we are unable to develop or identify drug candidates whether through licensed or co-development opportunities and obtain marketing approval for such product candidates within the timeframes that we anticipate, or at all, our business and prospects may be materially and adversely affected. We are currently in default under the SLH Innovations License pending receipt of additional funding. If we do not raise enough capital to cure the default, we may lose this potential drug candidate.

We have been granted orphan drug designation for OM-301 to treat AML by the FDA. We may in the future apply for orphan drug status granted by the FDA and/or EMA for other indications for OM-301 or for other drug candidates for the treatment of rare diseases.

Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals annually in the United States. We recently were granted this orphan drug designation by the FDA for OM-301 to treat AML in January 2022. In the European Union, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of drugs that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in the European Union. Additionally, such designation is granted for drugs intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the United States, orphan drug designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax credits for certain research and user fee waivers under certain circumstances. In addition, if a drug receives the first FDA approval for the drug and indication for which it has orphan drug designation, the drug is entitled to seven years of market exclusivity, which means the FDA may not approve any other application for the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the drug with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity following drug approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the drug is sufficiently profitable so that market exclusivity is no longer justified.

While the company may wish to apply for Orphan Drug Designation for some of its other pipeline drug candidates, there is no guarantee that FDA or EMA (or any other international regulatory body) will grant an Orphan Drug Designation for any of such other drug candidates. If we are unable to receive approval from the FDA or EMA for the use our products, we will not be able to market and sell our products. Obtaining such authorization is dependent upon a number of factors which are not under our control.

Because we have other product candidates in our pipeline, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we have focused on specific product candidates and development programs, including the development of OM-301. However, we have other product candidates for which we may be able to conduct clinical trials over the next several years, which may make our decision as to which product candidates to focus on more difficult. As a result, we may forgo or delay pursuit of opportunities with other product candidates that could have had greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through future collaborations, licenses and other similar arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Additionally, we may pursue additional in-licenses or acquisitions of development-stage assets or programs, which entails additional risk to us. Identifying, selecting and acquiring promising product candidates requires substantial technical, financial and business and R&D expertise. Efforts to do so may not result in the actual acquisition or license of a particular product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved products, we may spend material amounts of our capital and other resources evaluating, acquiring and developing products that ultimately do not provide a return on our investment.

If the market opportunities for OM-301 and any of our other product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

Although the incidence and prevalence for the conditions we aim to address with our product candidates are published by the US government and updated yearly, it is possible that our product candidates may be suitable only for an unknown, smaller subset of those conditions. For example, in 2021 the estimated number of new cases of AML is 20,240 (https://seer.cancer.gov/statfacts/html/amyl.html) but we cannot know whether the entire number of patients will be addressable as a market, or only a subset. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new trials may change the estimated incidence or prevalence of these diseases. The total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates approved for sale for these indications, the availability of alternative treatments and the safety, convenience, cost and efficacy of our product candidates relative to such alternative treatments, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

We depend on skilled labor, and our business and prospects may be adversely affected if we lose the services of our skilled personnel, including those in senior management, or are unable to attract new skilled personnel.

We believe that our future success will depend on our ability to attract and retain highly qualified managerial and scientific personnel and consultants, particularly as we expand our human clinical trial programs and regulatory compliance activities. Due to the specialized nature of our work, there is a limited supply of suitable candidates. We compete with other medical device and pharmaceutical companies, educational and research institutions, and government entities, among others, for research, technical and clinical personnel. If we are unable to attract and retain skilled personnel, our business and prospects may be materially and adversely affected. Specifically, we currently rely on Dr. Steven J. Evans, our Chief Executive Officer, Dr. Aleksander Stojanovic, our Chief Operating Officer and Dr. Larry Altstiel, our Chief Scientific Officer. The loss of any of these individuals could have a material adverse effect on our research, development and product marketing efforts.

We may be exposed to claims and may not be able to obtain or maintain adequate product liability insurance, which may limit commercialization of our product candidates.

Our business is exposed to the risk of product liability and other liability risks that are inherent in the development, manufacture, clinical testing and marketing of pharmaceutical products, and we will face an even greater risk if we commercialize our product candidates. These risks exist even if a product is approved for commercial sale by the FDA or regulatory authorities in other countries and manufactured in licensed facilities. Any side effects from our product candidates, manufacturing defects, misuse or abuse associated with our product candidates could result in injury to a patient or even death. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranty. Claims could also be asserted under state consumer protection acts.

Claims that are successfully brought against us could have a material and adverse effect on our financial condition and results of operations and may require us to limit commercialization of our product candidates. Further, even if we are successful in defending claims brought against us, our reputation could suffer and a successful defense against any such claims would require significant financial and management resources. Regardless of merit or eventual outcome, product liability claims may also result in, among others:

•	a decreased demand for our products;

•	a withdrawal or recall of our products from the market;

•	a withdrawal of participants from our ongoing clinical trials;

•	the distraction of our management’s attention from our core business activities to defend such claims;

•	additional costs to us to defend the related litigation;

•	substantial monetary awards to trial participants and patients;

•	regulatory investigation, product recalls, withdrawals or labeling, marketing or promotional restrictions

•	a loss of revenue; and

•	an inability to commercialize our product candidates.

We intend to obtain insurance coverage. Our insurance may not provide adequate coverage against our potential liabilities. Furthermore, we, and any of our commercial partners, licensors and licensees may not be able to obtain or maintain insurance on acceptable terms, or at all. In addition, our commercial partners, licensors and licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have sufficient assets to satisfy any product liability claims. To the extent that they are uninsured or uninsurable, claims or losses that may be suffered by us, our commercial partners, licensors and licensees may have a material and adverse effect on our financial condition and results of operations.

Our business and operations would suffer in the event of third-party computer system failures, cyber-attacks on third-party systems or deficiency in our cyber security.

We rely and plan to rely on information technology (“IT”) systems, including third-party “cloud based” service providers, to keep financial records, maintain laboratory data, clinical data and corporate records, to communicate with staff and external parties and to operate other critical functions. This includes critical systems such as email, other communication tools, electronic document repositories and archives. If any of these third-party information technology providers are compromised due to computer viruses, unauthorized access, malware, natural disasters, fire, terrorism, war and telecommunication failures, electrical failures, cyber-attacks or cyber-intrusions over the internet, then sensitive emails or documents could be exposed or deleted. Similarly, we could incur business disruption if our access to the internet is compromised, and we are unable to connect with third-party IT providers. A successful cyberattack could result in the theft or destruction of intellectual property, data or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, level of persistence, intensity and sophistication of attempted attacks and intrusions from around the world have increased. As the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. A successful cyberattack could cause serious negative consequences for us, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we devote resources to protect our information systems, we realize that cyberattacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on our results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal, and international law and may cause a material adverse impact to our reputation, affect our ability to conduct new studies and potentially disrupt our business.

We rely on third party providers to implement effective security measures and to safeguard important confidential personal data regarding our employees and our business operations. If a disruption event were to occur and cause interruptions in a third-party IT provider’s operations, it could result in a disruption in the development of our product candidates. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur significant liability and development of our product candidates could be delayed or could fail.

If we and any of our third-party manufacturers or suppliers fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We and our third-party manufacturers and suppliers are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations and the operations of our third-party manufacturers and suppliers may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. In the event of contamination or injury resulting from the use or disposal of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Our employees and our independent contractors, principal investigators, CROs, consultants or commercial partners, as well as their respective sub-contractors, if any, may engage in misconduct or fail to comply with certain regulatory standards and requirements, which could expose us to liability and adversely affect our reputation.

Our employees and our independent contractors, principal investigators, CROs, consultants or commercial partners, as well as their respective sub-contractors, if any, may engage in fraudulent conduct or other illegal activity, which may include intentional, reckless or negligent conduct that violates, among others, (a) FDA laws and regulations, or those of regulatory authorities in other countries, including those laws that require the reporting of true, complete and accurate information to the FDA, (b) manufacturing standards, (c) healthcare fraud and abuse laws or (d) laws that require the true, complete and accurate reporting of financial information or data. For example, such persons may improperly use or misrepresent information obtained in the course of our clinical trials, create fraudulent data in our preclinical studies or clinical trials or misappropriate our product candidates, which could result in regulatory sanctions being imposed on us and cause serious harm to our reputation. It is not always possible for us to identify or deter misconduct by our employees and third parties, and any precautions we may take to detect or prevent such misconduct may not be effective. Any misconduct or failure by our employees and our independent contractors, principal investigators, CROs, consultants or commercial partners, as well as their respective sub-contractors, if any, to comply with the applicable laws or regulations may subject us to enforcement action or otherwise expose us to liability or compliance costs, which, depending on the nature of the violation, may include but not necessarily be limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid or other government healthcare programs, injunctions, private qui tam actions brought by individual whistleblowers in the name of the government and the curtailment or restructuring of our operations as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws.

If any action is instituted against us as a result of the alleged misconduct of our employees or other third parties, regardless of the final outcome, our reputation may be adversely affected, and our business may suffer as a result. If we are unsuccessful in defending against any such action, we may also be liable to significant fines or other sanctions, which could have a material and adverse effect on us.

Risks Related to the Development and Regulatory Approval of OM-301 and our Product Candidates

Our preclinical studies and clinical trials may not be successful and delays to such preclinical studies or clinical trials may cause our costs to increase and significantly impair our ability to commercialize our product candidates. Results of previous clinical trials or interim results of ongoing clinical trials may not be predictive of future results.

Before we are able to commercialize OM-301 or any of our product candidates, we are required to undertake extensive preclinical studies and clinical trials to demonstrate that our product candidates are safe and effective for their intended uses. However, we cannot assure you that our product candidates, including OM-301, will, in preclinical studies and clinical trials, demonstrate the safety and efficacy traits necessary to obtain marketing approval. Due to the nature of drug product development, many product candidates, especially those in early stages of development, may be terminated during development. We have completed basic translational research in the preclinical development of OM-301. However, we have not completed IND-enabling toxicology preclinical studies or commenced clinical trials or successfully completed the clinical development of any of our product candidates and, accordingly, do not have a track record of successfully bringing product candidates to market. Additionally, the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and preliminary and interim results of a clinical trial do not necessarily predict final results.

Preclinical studies and clinical trials may fail due to factors such as flaws in trial design, dose selection and patient enrollment criteria. The results of preclinical studies and early clinical trials may not be indicative of the results of subsequent clinical trials. Product candidates may, in later stages of clinical testing, fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and earlier clinical trials. Moreover, there may be significant variability in safety or efficacy results between different trials of the same product candidate due to factors including, but not limited to, changes in trial protocols, differences in the composition of the patient population, adherence to the dosing regimen and other trial protocols and amendments to protocols and the rate of drop-out among patients in a clinical trial. If our preclinical studies or clinical trials are not successful and we are unable to bring our product candidates to market as a result, our business and prospects may be materially and adversely affected.

Furthermore, conducting preclinical studies and clinical trials is a costly and time-consuming process. The length of time required to conduct the required studies and trials may vary substantially according to the type, complexity, novelty and intended use of the product candidate. A single clinical trial may take up to several years to complete. Moreover, our preclinical studies and clinical trials may be delayed or halted due to various factors, including, among others:

•	delays in raising the funding necessary to initiate or continue a clinical trial;

•	delays in manufacturing sufficient quantities of clinical trial materials;

•	delays in reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	delays in obtaining institutional review board approval at clinical trial sites;

•	delays in recruiting suitable patients to participate in a clinical trial;

•	delays in patients’ completion of clinical trials or their post-treatment follow-up;

•	regulatory authorities’ interpretation of our preclinical and clinical data; and

•	unforeseen safety issues, including a high and unacceptable severity, or prevalence, of undesirable side effects or adverse events caused by our product candidates or similar drug products or product candidates.

If our preclinical studies or clinical trials are delayed, the potential regulatory approval and commercialization of our product candidates will be delayed and as a result, we may incur substantial additional costs or not be able to recoup our investment in the development of our product candidates, which would have a material and adverse effect on our business.

We are very early in our development efforts. OM-301 and all of our product candidates are still in preclinical development. If we are unable to advance OM-301 or any future product candidates to clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

We are very early in our development efforts and all of our lead product candidates are still in preclinical development. We have only recently completed initial preclinical studies for OM-301. We have invested substantially all of our efforts and financial resources in the identification and preclinical development of OM-301. Our ability to generate product revenue, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates, which may never occur. We currently generate no revenue from sales of any product, and we may never be able to develop or commercialize a marketable product.

OM-301 and any future product candidates will require additional preclinical and clinical development, regulatory approval in multiple jurisdictions, obtaining manufacturing supply, capacity and expertise, building of a commercial organization, substantial investment and significant marketing efforts before we generate any revenue from product sales. Our product candidates must be authorized for marketing by the U.S. Food and Drug Administration, or the FDA, or certain other foreign regulatory agencies, such as the European Medicines Agency, or EMA, before we may commercialize our product candidates.

The success of our product candidates will depend on several factors, including the following:

•	successful completion of the IND-enabling Good Laboratory Practice (GLP) studies including toxicology studies, and minimally efficacious dose studies in animals, where applicable, under the FDA’s current Good Clinical Practices, or cGCPs, and current Good Laboratory Practices, or cGLPs;

•	effective INDs that allow commencement of our planned clinical trials or future clinical trials for our product candidates, and successful enrollment and completion of clinical trials,

•	positive results from our future clinical programs that support a finding of safety and effectiveness and an acceptable risk-benefit profile of our product candidates in the intended populations;

•	receipt of regulatory approvals from applicable regulatory authorities;

•	establishment of arrangements with third-party manufacturers for clinical supply and, where applicable, commercial manufacturing capabilities;

•	successful development of our internal manufacturing processes or transfer to larger-scale facilities operated by either a contract manufacturing organization, or CMO, or by us;

•	establishment and maintenance of patent and trade secret protection or regulatory exclusivity for our product candidates;

•	commercial launch of our product candidates, if and when approved, whether alone or in collaboration with others;

•	acceptance of our product candidates, if and when approved, by patients, the medical community and third-party payors;

•	effective competition with other therapies;

•	establishment and maintenance of healthcare coverage and adequate reimbursement;

•	enforcement and defense of intellectual property rights and claims; and

•	maintenance of a continued acceptable safety profile of our product candidates following approval.

If we do not succeed in one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.

We will be relying on third parties to conduct our preclinical studies and clinical trials.

We plan to rely on third-party CROs to monitor and manage data for our preclinical studies and clinical trials. However, we will be responsible for ensuring that each of our trials is conducted in accordance with the applicable regulatory standards and our reliance on CROs does not relieve us of our regulatory responsibilities.

The CROs on which we will rely will be required to comply with FDA regulations (and the regulations of comparable regulatory authorities in other countries) regarding GCP. Regulatory authorities enforce GCP standards through periodic inspections. If any of these CROs fail to comply with the applicable GCP standards, the clinical data generated in our clinical trials may be deemed unreliable. While we expect to enter into contractual arrangements with these CROs, we will have limited influence over their actual performance, and we will not be able to control whether or not they devote sufficient time and resources to our preclinical studies and clinical trials. A failure to comply with the applicable regulations in the conduct of the preclinical studies and clinical trials for our product candidates may require us to repeat such studies or trials, which would delay the process of obtaining marketing approval for our product candidates and have a material and adverse effect on our business and prospects.

We expect that some CROs will have the ability to terminate their respective agreements with us if, among other things, it can be reasonably demonstrated that the safety of the patients participating in our clinical trials warrants such termination. If any of our future agreements with CROs are terminated, and if we are not able to enter into agreements with alternative CROs on acceptable terms or in a timely manner, or at all, the clinical development of our product candidates may be delayed, and our development expenses could be increased.

We plan to rely on third parties for the manufacture of our product candidates for preclinical development and expect to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate manufacturing facilities and have no plans to build our own clinical or commercial scale manufacturing capabilities. We expect to rely on third parties for the manufacture of our product candidates and related raw materials for clinical and preclinical development, as well as for commercial manufacture if any of our product candidates receive marketing approval.

The facilities used by any third-party manufacturers to manufacture our product candidates must be approved by the FDA pursuant to inspections that will be conducted after we submit a New Drug Application (NDA) or Biologics License Application (BLA) to the FDA. We do not control the manufacturing process of, and will be completely dependent on, third-party manufacturers for compliance with cGMP requirements for manufacture of drug products. If these third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, including requirements related to the manufacturing of high potency compounds, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we will have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

Our or a third party’s failure to execute on our manufacturing requirements, to do so on commercially reasonable terms and comply with cGMP could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials for our product candidates;

•	delay in submitting regulatory applications, or receiving marketing approvals, for our product candidates;

•	subjecting third-party manufacturing facilities or our manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease development or to recall batches of our product candidates; and

•	in the event of approval to market and commercialize our product candidates, an inability to meet commercial demands for our product candidates or any other future product candidates.

In addition, we may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;

•	breach of the manufacturing agreement by the third party;

•	failure to manufacture our product according to our specifications;

•	failure to manufacture our product according to our schedule or at all;

•	misappropriation of our proprietary information, including our trade secrets and know-how; and

•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop in the future may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval, and any related remedial measures may be costly or time consuming to implement. We do not currently have arrangements in place for redundant supply or a second source for all required raw materials used in the manufacture of our product candidates. If our future third-party manufacturers cannot perform as agreed, we may be required to replace such manufacturers and we may be unable to replace them on a timely basis or at all.

Our future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

We may not be able to engage third-party contract manufacturing organizations, or CMOs, to manufacture our drug products, if and when approved, on a commercial scale to meet commercial demand for our drug products.

We expect to rely on third-party CMOs or enter into contractual arrangements with third parties to manufacture our product candidates, if and when approved, on a commercial scale. However, we cannot assure you that we will be able to contract with such third parties on acceptable terms, if at all, or that such third parties will satisfy our quality standards or meet our supply requirements in a timely manner, if at all. In addition, only a limited number of manufacturers are capable of supplying pharmaceutical products. The manufacturing process for our product candidates will be highly regulated, and we will need to contract with manufacturers that can meet the relevant regulatory requirements on an ongoing basis. If the third-party manufacturers with whom we contract fail to perform their obligations, we may not be able to meet commercial demand for our product candidates, which would have a material and adverse impact on our business.

Our current pipeline product candidates require extensive clinical data analysis, regulatory review and additional testing. Clinical trials and data analysis can be very expensive, time-consuming and difficult to design and implement. If we are unsuccessful in obtaining regulatory approval for our product candidates, or any of our product candidates do not provide positive results, we may be required to delay or abandon development of such product, which would have a material adverse impact on our business.

Continuing product development requires additional and extensive clinical testing. We have completed initial preclinical development of OM-301 and are seeking to complete IND-enabling preclinical toxicology studies in order to progress to Phase 1 clinical trials. Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. We cannot provide any assurance or certainty regarding when we might receive regulatory approval for any of our product candidates. Furthermore, failure can occur at any stage of the process, and we could encounter problems that cause us to abandon an NDA or BLA filed with the FDA or repeat clinical trials. The commencement and completion of clinical trials for any current or future development product candidate may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols or amendments to our protocols.

In addition, the FDA or an Institutional Review Board (IRB) may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials. Therefore, we cannot provide any assurance or predict with certainty the schedule for future clinical trials. In the event we do not ultimately receive regulatory approval for our product candidates, we may be required to terminate development of our only product candidates.

Our product candidates, including OM-301, may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.

If our product candidates are associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon our development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Any serious adverse or undesirable side effects identified during the development of our product candidates could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if any of our product candidates receive regulatory approval and we or others later identify undesirable adverse effects caused by the product, we could face one or more of the following consequences:

•	regulatory authorities may require the addition of labeling statements, such as a boxed warning or a contraindication, or other safety labeling changes;

•	regulatory authorities may require a risk evaluation and mitigation strategy, or REMS;

•	regulatory authorities may withdraw their approval of the product;

•	regulatory authorities may seize the product;

•	we may be required to change the way that the product is administered, or conduct additional clinical trials or we may need to recall the product;

•	we may be subject to litigation or product liability claims, fines, injunctions or criminal penalties; and

•	our reputation may suffer.

In light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of Congress, the U.S. Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling or boxed warnings that further limit use of the drug products and establishment of risk management programs that may, for instance, restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

The marketing approval processes of the FDA and comparable regulatory authorities in other countries are unpredictable and our product candidates may be subject to multiple rounds of review or may not receive marketing approval.

We have not previously submitted an NDA or BLA to the FDA or similar drug approval filings to comparable regulatory authorities in other countries for any product candidate, and we cannot assure you that any of our product candidates will receive marketing approval. Filing an application and obtaining marketing approval for a pharmaceutical product candidate is an extensive, lengthy, expensive and inherently uncertain process, and regulatory authorities may delay, limit or deny approval of our product candidates for many reasons, including, but not limited to, the following:

•	the data collected from our clinical trials may not be sufficient to support the submission of an NDA, BLA, or similar drug approval filing to the FDA or comparable regulatory authorities in other countries;

•	the FDA or comparable regulatory authorities in other countries may refuse to file an NDA, BLA, or similar drug approval filing if they deem the application to be incomplete;

•	the FDA or comparable regulatory authorities in other countries may disagree with the design, scope or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA or comparable regulatory authorities in other countries that our product candidates are safe and effective for their proposed indication, or that their clinical and other benefits outweigh their safety risks;

•	the results of our clinical trials may not meet the level of statistical significance required by the FDA or comparable regulatory authorities in other countries;

•	the FDA or comparable regulatory authorities in other countries may disagree with the number, design, size, conduct or statistical analysis of one or more of our clinical trials;

•	the FDA or comparable regulatory authorities in other countries may disagree with our interpretation of data from our preclinical studies or clinical trials;

•	the FDA or comparable regulatory authorities in other countries may find deficiencies in the manufacturing processes or facilities of our third-party manufacturers with which we contract for clinical and commercial supplies;

•	our product candidates may not meet the level of quality and control required by the FDA or comparable regulatory authorities in other countries;

•	the FDA or comparable regulatory authorities in other countries may not approve of our manufacturing processes or facilities or those of our third-party manufacturers, which would be required to be corrected prior to marketing approval;

•	the FDA or comparable regulatory authorities in other countries may require development of a costly and extensive REMS as a condition of approval;

•	the success or further approval of competing products approved in indications similar to those of our product candidates may change the standards for approval of our product candidates in their proposed indications; and

•	the approval policies of the FDA or comparable regulatory authorities in other countries may change in a manner that renders our clinical data insufficient for approval.

In addition, the FDA or comparable regulatory authorities in other countries may, in their sole discretion, change their views in respect of regulatory pathways they had previously affirmed or clinical trial protocols they were previously not opposed to. In the event that this occurs, the clinical development and commercialization of our product candidates may be delayed or even derailed.

Even if we obtain marketing approval for any of our product candidates, the FDA or comparable regulatory authorities in other countries may approve our product candidates for fewer or more limited indications than what we requested approval for or may include safety warnings or other restrictions that may negatively impact the commercial viability of our product candidates. Likewise, regulatory authorities may grant approval contingent on the performance of costly post-marketing clinical trials or the conduct of an expensive REMS, which could significantly reduce the potential for commercial success or viability of our product candidates. We also may not be able to find acceptable collaborators to manufacture our drug products, if and when approved, in commercial quantities and at acceptable prices, or at all.

Even if we obtain marketing approval for our product candidates in the United States, we or our collaborators may not obtain marketing approval for the same product candidates elsewhere.

We may in the future enter into strategic collaboration arrangements with third parties to commercialize our product candidates outside of the United States. In order to market any product candidate outside of the United States, we or our collaborators will be required to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be recognized or accepted by regulatory authorities in other countries and obtaining marketing approval in one country does not mean that marketing approval will be obtained in any other country. Approval processes vary among countries and additional product testing and validation, or additional administrative review periods, may be required from one country to the next.

Seeking marketing approval in countries other than the United States could be costly and time-consuming, especially if additional preclinical studies or clinical trials are required to be conducted. We currently do not have any product candidates approved for sale in any jurisdiction, including non-U.S. markets, and we do not have experience in obtaining marketing approval in non-U.S. markets. We cannot assure you that such collaborators will be able to successfully obtain marketing approval for our product candidates outside of the United States. If we or our collaborators fail to obtain marketing approval in non-U.S. markets, or if such approval is delayed, our target market may be reduced, and our ability to realize the full market potential of our products will be adversely affected.

The terms of approvals, ongoing regulations and post-marketing restrictions for our products may limit how we manufacture and market our products, which could materially impair our ability to generate revenue.

Once marketing approval has been granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling and regulatory requirements. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use, and if we do not restrict the marketing of our products only to their approved indications, we may be subject to enforcement action for off-label marketing.

The FDA applies a heightened level of scrutiny to comparative claims when applying its statutory standards for advertising and promotion, including with regard to its requirement that promotional labeling be truthful and not misleading. Any claim of effectiveness made in prescription drug promotion, including comparative effectiveness, must be supported by substantial evidence or substantial clinical experience.

In addition, making comparative claims may draw concerns from our competitors. Where a company makes a claim in advertising or promotion that its product is superior to the product of a competitor (or that the competitor’s product is inferior), this creates a risk of a lawsuit by the competitor under federal and state false advertising or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages, where permitted by law.

We, and any potential collaborators we may have in the future, must therefore comply with requirements concerning advertising and promotion for any of our products for which we or our collaborators obtain marketing approval. Thus, if any of our current product candidates receive marketing approval, the accompanying label may limit the approved use of our product, which could limit sales of the product.

In addition, manufacturers of approved products and those manufacturers’ facilities are required to comply with extensive FDA requirements, such as ensuring that quality control and manufacturing procedures conform to cGMP applicable to drug manufacturers, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We, any contract manufacturers we may engage in the future, our future collaborators, licensees and their contract manufacturers will also be subject to other regulatory requirements, including submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements regarding the distribution of samples to clinicians, recordkeeping and costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product such as the requirement to implement a risk evaluation and mitigation strategy.

Even if any of our product candidates obtain marketing approval, our products may not achieve market acceptance.

Part of our current strategy includes developing drug products that can be approved under abbreviated regulatory pathways in the United States, such as the 505(b)(2) regulatory pathway, which allows us to rely on existing knowledge of the safety and efficacy of the relevant reference listed drugs to support our applications for approval in the United States. While we believe that it will be less difficult for us to convince physicians, patients and other members of the medical community to accept and use these product candidates as compared to entirely new drugs, these or any of product candidates may nonetheless fail to gain sufficient market acceptance by physicians, patients, other healthcare providers and third-party payors. If any of our product candidates fail to achieve sufficient market acceptance, we may not be able to generate sufficient revenue to become profitable. The degree of market acceptance of our product candidates, if and when they are approved for commercial sale, will depend on a number of factors, including but not limited to:

•	the timing of our receipt of marketing approvals, the terms of such approvals and the countries in which such approvals are obtained;

•	the safety, efficacy, reliability and ease of administration of our product candidates;

•	the prevalence and severity of undesirable side effects and adverse events;

•	the extent of the limitations or warnings required by the FDA or comparable regulatory authorities in other countries to be contained in the labeling of our product candidates;

•	the clinical indications for which our product candidates are approved;

•	the availability and perceived advantages of alternative therapies;

•	any publicity related to our product candidates or those of our competitors;

•	the quality and price of competing drug products;

•	our ability to obtain third-party payor coverage and sufficient reimbursement;

•	potential product liability claims;

•	the willingness of patients to pay out of pocket in the absence of third-party payor coverage; and

•	the selling efforts and commitment of our commercialization collaborators.

If our product candidates, if and when approved, fail to receive a sufficient level of market acceptance, our ability to generate revenue from sales of our product candidates will be limited, and our business and results of operations may be materially and adversely affected.

The commercial success of our product candidates depends in part on the extent to which governmental authorities, private health insurers, and other third-party payors provide coverage and adequate reimbursements. Failure to obtain or maintain coverage and adequate reimbursements for our product candidates, if approved, could limit our ability to market our product and decrease our ability to generate revenue.

Patients in the United States and in other countries generally rely on third-party payors to be able to afford medical services and pharmaceutical products that receive FDA approval. Accordingly, market acceptance of our product candidates is dependent on the extent to which third-party coverage and adequate reimbursement is available from government health administration authorities (including in connection with government healthcare programs, such as Medicare and Medicaid in the United States), private healthcare insurers and other healthcare funding organizations.

Significant uncertainty exists as to the coverage and reimbursement status of any of our product candidates for which we may obtain regulatory approval. Coverage decisions may not favor new drug products when more established or lower-cost therapeutic alternatives are already available. Even if we obtain coverage for a given product candidate, the associated reimbursement rate may not be adequate to cover our costs, including research, development, intellectual property, manufacture, sale and distribution expenses, or may require co-payments that patients find unacceptably high. Patients are unlikely to use our products unless reimbursement is adequate to cover all or a significant portion of the cost of our product candidates.

Coverage and reimbursement policies for drug products can differ significantly from payor to payor as there is no uniform policy of coverage and reimbursement for drug products among third-party payors in the United States. There may be significant delays in obtaining coverage and reimbursement as the process of determining coverage and reimbursement is often time-consuming and costly, which will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. It is difficult to predict at this time what government authorities and third-party payors will decide with respect to coverage and reimbursement for our product candidates.

The market for our product candidates will depend significantly on access to third-party payors’ drug formularies or lists of medications for which third-party payors provide coverage and reimbursement. Competition to be included in such formularies often leads to downward pricing pressures. In particular, third-party payors may refuse to include a particular reference listed drug in their formularies or otherwise restrict patient access to a reference listed drug when a less costly generic equivalent or other alternative is available.

The U.S. government, state legislatures and foreign governmental entities have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and coverage and requirements for substitution of generic products for branded prescription drugs. Adoption of government controls and measures and tightening of restrictive policies in jurisdictions with existing controls and measures, could exclude or limit our product candidates from coverage and limit payments for pharmaceuticals. Further, many third-party payors may refuse to provide coverage and adequate reimbursement for particular drugs when an equivalent generic drug, biosimilar or a less expensive therapy is available.

In addition, we expect that the increased emphasis on managed care and cost containment measures in the United States by third-party payors and government authorities will continue and will place pressure on pharmaceutical pricing and coverage. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more drug products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

If we are unable to obtain and maintain sufficient third-party coverage and adequate reimbursement for our product candidates, the commercial success of our product candidates may be greatly hindered, and our financial condition and results of operations may be materially and adversely affected.

We may not be able to build our marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates.

In order to market and sell any of our product candidates, if and when approved, we will be required to build our marketing and sales capabilities. We cannot assure you that we will be successful in doing so or be able to do so in a cost-effective manner. In addition, we may enter into arrangements with third parties to market our product candidates. We may face significant competition for such partners. In addition, marketing and sales arrangements may be time-consuming to negotiate and document. We cannot assure you that we will be able to negotiate arrangements for the marketing and sales of our product candidates on acceptable terms, or at all. Even if we do enter into such arrangements, we cannot assure you that our partners will be successful in commercializing our products. If we or our partners are unable to successfully commercialize our product candidates whether in the United States or elsewhere, our business and results of operations may be materially and adversely affected.

Even if we obtain regulatory approval for a product candidate, our products and business will remain subject to ongoing regulatory obligations and review.

If our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and comparable requirements outside of the United States. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, quality control, promotional and advertising compliance, distribution and supply chain traceability requirements (for example, under the U.S. Drug Supply Chain Security Act), drug sample accountability (under the Prescription Drug Marketing Act and similar state laws), complaint handling and pharmacovigilance requirements, and recalls if and when necessary. Any regulatory approvals that we may receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a REMS as a condition of approval of our product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. We will also be required to report certain adverse reactions and production problems, if any, to the FDA or other regulatory agencies and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have FDA or other regulatory agency approval. The holder of an approved NDA or BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing clinical studies to verify the safety and efficacy of our product candidates in general or in specific patient subsets. An unsuccessful post-marketing study or failure to complete such a clinical study could result in the withdrawal of marketing approval. Furthermore, any new legislation addressing drug safety issues could result in delays in product development or commercialization or increased costs to assure compliance. Foreign regulatory authorities impose similar requirements. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning letters asserting that we are in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by us or our strategic partners;

•	restrict the marketing or manufacturing of our products;

•	seize or detain products, or require a product recall;

•	refuse to permit the import or export of our product candidates; or

•	refuse to allow us to enter into government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

If we receive regulatory approval to market any of our product candidates, our relationships with healthcare providers, customers and third-party payors, as well as our general business operations, may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, and failure to comply with such regulations could expose us to penalties including criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, customers and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we, or a potential future partner, may obtain marketing approval. Future arrangements with third-party payors, healthcare providers and customers and general operations may expose us, or a potential future partner, to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we, or a potential future partner, market, sell and distribute any product candidates for which we, or a potential future partner, obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations may include the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation;

•	the federal false claims and civil monetary penalties laws, including the civil False Claims Act, which impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; in addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare professionals beginning in 2022, and teaching hospitals, and requires applicable manufacturers to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members and payments or other ‘‘transfers of value’’ to such physician owners; and

•	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; and state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or report marketing expenditures and pricing information.

Efforts to ensure that our internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our current and expected future business activities, including relationships with physicians and other healthcare providers, some of whom we expect will recommend, purchase or prescribe our products, could be subject to challenge under one or more of such laws.

If our operations are found to be in violation of any of these laws or any other governmental laws and regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, which would adversely impact our statement of operations and cash flows.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

For example, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA. The ACA is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the health and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

There have been executive, judicial and Congressional challenges to repeal or replace certain aspects of the ACA, including measures taken during the former U.S. president’s administration. The former president of the United States signed Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, eliminating the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. In November 2020, the United States Supreme Court held oral arguments on the U.S. Court of Appeals for the Fifth Circuit’s decision that held that the individual mandate is unconstitutional. On February 10, 2021, the current presidential administration withdrew the federal government’s support for overturning the ACA. In June 2021, the Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, dismissing the case without specifically ruling on the constitutionality of the ACA. Thus, there may be other efforts to challenge the individual mandate or to challenge, repeal or replace the ACA. It is unclear how the Supreme Court ruling, other such litigation and the healthcare reform measures of the current presidential administration will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction, triggering the legislation’s automatic reduction to several government programs. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which began in 2013, and due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding.

Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the former president of the United States used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders, and policy initiatives. It is unclear whether the current presidential administration will work to reverse those measures or pursue similar policy initiatives. On March 11, 2021, the President signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. In addition, at the state level, individual states have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional state and federal healthcare reform measures will be adopted in the future, particularly in light of the new presidential administration. Such reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic.

Changes in and failures to comply with U.S. and foreign privacy and data protection laws, regulations and standards may adversely affect our business, operations and financial performance.

We are subject to or affected by numerous federal, state and foreign laws and regulations, as well as regulatory guidance, governing the collection, use, disclosure, retention, and security of personal data, such as information that we collect about patients and healthcare providers in connection with clinical trials in the United States and abroad. The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, affect our or our collaborators’, service providers’ and contractors’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us or our collaborators, service providers and contractors to comply with federal, state or foreign laws or regulation, our internal policies and procedures or our contracts governing processing of personal information could result in negative publicity, diversion of management time and effort and proceedings against us by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising.

In the United States, HIPAA imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HIPAA mandates the reporting of certain breaches of health information to the Department of Health and Human Services, or HHS, affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information, or PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Even when HIPAA does not apply, according to the Federal Trade Commission, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, or the FTCA. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA Security Rule.

In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent, broader in scope or offer greater individual rights with respect to PHI than HIPAA and many of which may differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California enacted the California Consumer Privacy Act, or the CCPA, on June 28, 2018, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, the California Privacy Rights Act, or the CPRA, recently voted into law by California residents, significantly amends the CCPA, and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for high-risk data, and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business may be required. The CCPA, the CPRA or other domestic privacy and data protection laws and regulations may increase our compliance costs and potential liability.

Any operations we may have abroad may also be subject to increased scrutiny or attention from data protection authorities. Many countries in these regions have established or are in the process of establishing privacy and data security legal frameworks with which we, our collaborators, service providers, CROs, and contractors must comply. For example, the EU has adopted the EU General Data Protection Regulation (EU) 2016/679, or GDPR, which went into effect in May 2018 and introduces strict requirements for processing the personal information of data subjects in the EEA and United Kingdom, including clinical trial data. The GDPR has and will continue to increase compliance burdens on us to the extent we are operating in the applicable areas, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and process information about them.

The processing of sensitive personal data, such as physical health condition, may impose heightened compliance burdens under the GDPR and is a topic of active interest among foreign regulators. In addition, the GDPR provides for more robust regulatory enforcement and fines of up to €20 million or 4% of the annual global revenue of the noncompliant company, whichever is greater. In addition, the GDPR increases the scrutiny of transfers of personal data from clinical trial sites located in the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws; in July 2020, the Court of Justice of the European Union limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the EU-US Privacy Shield and imposing further restrictions on use of the standard contractual clauses, which could increase our costs and our ability to efficiently process personal data from the EEA. Additionally, following the United Kingdom’s withdrawal from the EEA and the EU, and the expiry of the transition period, companies will have to comply with the GDPR and the GDPR as incorporated into United Kingdom national law, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. If we expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.

Risks Related to our Intellectual Property

Our commercial success depends largely on our ability to adequately protect our intellectual property.

Our commercial success depends, in large part, on our ability to obtain and maintain patent protection and trade secret protection in the United States and elsewhere in respect of our product candidates and inhalation technology. If we fail to adequately protect our intellectual property rights, our competitors may be able to erode, negate or preempt any competitive advantage we may have. To protect our competitive position, we have filed and will continue to file for patents in the United States and elsewhere in respect of our product candidates and inhalation technology. We own a number of pending domestic and international patents and applications and have a license to additional patents and applications. The process of identifying patentable subject matter and filing a patent application is expensive and time-consuming. We cannot assure you that we will be able to file the necessary or desirable patent applications at a reasonable cost, in a timely manner, or at all. Further, since certain patent applications are confidential until patents are issued or published, third parties may have filed patent applications for subject matters covered by our pending patent applications without us being aware of such applications, and our patent applications may not have priority over patent applications of others. In addition, we cannot assure you that our pending patent applications will result in patents being obtained. The standards that patent offices in different jurisdictions use to grant patents are not always applied predictably or uniformly and may change from time to time.

Even if we have been or are able to obtain patent protection for our product candidates or inhalation technology, if the scope of such patent protection is not sufficiently broad, we may not be able to rely on such patent protection to prevent third parties from developing or commercializing product candidates or technology that may copy or closely approach our product candidates or technology. The enforceability of patents in the pharmaceutical industry involves complex legal and scientific questions and can be uncertain. Accordingly, we cannot assure you that third parties will not successfully challenge the validity, enforceability or scope of our patents. A successful challenge to our patents may lead to generic versions of our drug products being launched before the expiry of our patents or otherwise limit our ability to stop others from using or commercializing similar or identical products and technology. A successful challenge to our patents may also reduce the duration of the patent protection of our drug products or technology. If any of our patents are narrowed or invalidated, our business and prospects may be materially and adversely affected. In addition, we cannot assure you that we will be able to detect unauthorized use or take appropriate, adequate and timely actions to enforce our intellectual property rights. If we are unable to adequately protect our intellectual property, our business, competitive position and prospects may be materially and adversely affected.

Even if our patents or patent applications are unchallenged, they may not adequately protect our intellectual property or prevent third parties from designing around our patents or other intellectual property rights. If the patent applications we file or may file do not lead to patents being granted or if the scope of any of our patent applications is challenged, we may face difficulties in developing our product candidates, companies may be dissuaded from collaborating with us, and our ability to commercialize our product candidates may be materially and adversely affected. We are unable to predict which of our patent applications will lead to patents or assure you that any of our patents will not be found invalid or unenforceable or challenged by third parties. The patents of others may prevent the commercialization of product candidates incorporating our technology. In addition, given the amount of time required for the development, clinical testing and regulatory review of new product candidates, any patents protecting our product candidates may expire before or shortly after such product candidates might become approved for commercialization.

Moreover, the issuance of a patent is not conclusive as to the inventorship of the patented subject matter, or its scope, validity or enforceability. We cannot assure you that all of the potentially relevant prior art, that is, any evidence that an invention is already known, relating to our patents and patent applications, has been found. If such prior art exists, it may be used to invalidate a patent or may prevent a patent from being issued.

In addition, we, our collaborators, our licensors, or our licensees may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. As a result, we may miss potential opportunities to seek patent protection or strengthen our patent position.

If we are unable to protect our trade secrets, the value of our product candidates and inhalation technology may be negatively impacted, which would have a material and adverse effect on our competitive position and prospects.

In addition to patent protection, we rely on trade secret protection to protect certain aspects of our intellectual property. While we require parties who have access to any portion of our trade secrets, such as our employees, consultants, advisers, CROs, CMOs, collaborators and other third parties, to enter into non-disclosure and confidentiality agreements with us, we cannot assure you that these parties will not disclose our proprietary information, including our trade secrets, in breach of their contractual obligations. Enforcing a claim that a party has illegally disclosed or misappropriated a trade secret is difficult, costly and time-consuming, and we may not be successful in doing so. If the steps we have taken to protect our trade secrets are deemed by the adjudicating court to be inadequate, we may not be able to obtain adequate recourse against a party for misappropriating our trade secrets.

Trade secrets can be difficult to protect as they may, over time, be independently discovered by our competitors or otherwise become known despite our trade secret protection. If any of our trade secrets were to be lawfully obtained or independently developed by our competitors, we would have no right to prevent such competitors, or those to whom they communicate such technology or information, from using that technology or information to compete with us. Such competitors could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights.

If our trade secrets were to be disclosed to or independently developed by our competitors, our competitors may be able to exploit our inhalation technology to develop competing product candidates, and the value of our inhalation technology and our product candidates may be negatively impacted. This would have a material and adverse effect on our competitive position and prospects.

We rely on licenses to intellectual property that are owned by third parties.

We have entered, and may in the future enter, into license agreements with third parties to license the rights to use their technologies in our research, development and commercialization activities. License agreements generally impose various diligence, milestone payments, royalty, insurance and other obligations on us, and if we fail to comply with these obligations, our licensors may have the right to terminate these license agreements. Termination of these license agreements or the reduction or elimination of our licensed rights or the exclusivity of our licensed rights may have an adverse impact on, among others, our ability to develop and commercialize our product candidates. We cannot assure you that we will be able to negotiate new or reinstated licenses on commercially acceptable terms, or at all.

Also, the agreements under which we license patent rights may not give us control over patent prosecution or maintenance, so that we may not be able to control which claims or arguments are presented and may not be able to secure, maintain or successfully enforce necessary or desirable patent protection from those patent rights. We do not have primary control over patent prosecution and maintenance for certain of the patents we license, and therefore cannot assure you that these patents and applications will be prosecuted or maintained in a manner consistent with the best interests of our business. We also cannot assure you that patent prosecution and maintenance activities by our licensors, if any, will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents.

Pursuant to the terms of some of our license agreements with third parties, some of our third-party licensors have the right, but not the obligation, in certain circumstances, to control the enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents. Even if we are permitted to pursue such enforcement or defense, we will require the cooperation of our licensors, and we cannot assure you that we will receive such cooperation on commercially acceptable terms, or at all. We also cannot assure you that our licensors will allocate sufficient resources or prioritize their or our enforcement of these patents or defense of these claims to protect our interests in the licensed patents. If we cannot obtain patent protection, or enforce existing or future patents against third parties, our competitive position, business and prospects may be materially and adversely affected.

Further, licenses to intellectual property may not always be available to us on commercially acceptable terms, or at all. In the event that the licenses we rely on are not available to us on commercially acceptable terms, or at all, our ability to commercialize our product candidates or inhalation technology, and our business and prospects, may be materially and adversely affected.

We may become involved in litigation to protect our intellectual property or enforce our intellectual property rights, which could be expensive, time-consuming and may not be successful.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, we may engage in litigation to, among others, enforce or defend our intellectual property rights, determine the validity or scope of our intellectual property rights and those of third parties, and protect our trade secrets. Such actions may be time-consuming and costly and may divert our management’s attention from our core business and reduce the resources available for our clinical development, manufacturing and marketing activities, and consequently have a material and adverse effect on our business and prospects, regardless of the outcome.

In addition, in an infringement proceeding, a court may decide that a patent owned by, or licensed to, us is invalid or unenforceable, or may refuse to stop the other party from using the technology in question on the ground that our patents do not cover such technology. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that our confidential information may be compromised by disclosure.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed to us alleged trade secrets of their former employers or other clients.

We employ and, in the future, may employ individuals who were previously employed at universities or other diagnostic, life sciences or device companies, including our competitors or potential competitors, and who may have entered into proprietary rights, non-disclosure and non-competition agreements or similar agreements, in connection with such previous employment. Moreover, we engage the services of scientific advisers and consultants to assist us in the development of our products, many of whom were previously employed at or may have previously been or are currently providing consulting or advisory services to, other biotechnology or pharmaceutical companies, and who may have also entered into proprietary rights, non-disclosure and non-competition (or similar) agreements with such other companies.

While we require that our employees, scientific advisers and consultants do not use the proprietary information or know-how of others in their work for us, we cannot assure you that we will not be subject to claims that we or these employees, scientific advisers, consultants or independent contractors have inadvertently or otherwise used or disclosed the trade secrets or proprietary information of their former employers or former or present clients in their work for us, especially where such former employers or former or present clients are our competitors or potential competitors. Claims brought against us could cause us to incur unexpected and substantial costs, as well as divert our management’s attention from our core business and reduce the resources available for our clinical development, manufacturing and marketing activities. Consequently, our business may be materially and adversely affected.

We may be subject to claims from third parties that our products infringe their intellectual property rights.

The pharmaceutical industry has experienced rapid technological change and obsolescence in the past, and our competitors have strong incentives to stop or delay any introduction of new drug products or related technologies by, among others, establishing intellectual property rights over their drug products or technologies and aggressively enforcing these rights against potential new entrants into the market. We expect that we and other industry participants will be increasingly subject to infringement claims as the number of competitors and drug products grows.

Our commercial success depends in large part upon our ability to develop, manufacture, market and sell our product candidates without infringing on the patents or other proprietary rights of third parties. It is not always clear to industry participants, including us, what the scope of a patent covers. Due to the large number of patents in issue and patent applications filed in our industry, there is a risk that third parties will claim that our product candidates or technologies infringe their intellectual property rights.

Claims for infringement of intellectual property which are brought against us, whether with or without merit, and which are generally uninsurable, could result in time-consuming and costly litigation, diverting our management’s attention from our core business and reducing the resources available for our drug product development activities, and consequently have a material and adverse effect on our business and prospects, regardless of the outcome. Moreover, such proceedings could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not being issued. We also may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Uncertainties resulting from the initiation and continuation of litigation or other proceedings could also have a material and adverse effect on our ability to compete in the market. Third parties making claims against us could obtain injunctive or other equitable relief against us, which could prevent us from further developing or commercializing our product candidates.

Infringement claims may be brought against us in the future, and we cannot assure you that we will prevail in any ensuing litigation given the complex technical issues and inherent uncertainties involved in intellectual property litigation. Our competitors may have substantially greater resources than we do and may be able to sustain the costs of such litigation more effectively than we can.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its earliest claimed priority date. While various extensions may be available, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

We intend to seek extensions of patent terms in the United States and, if available, in other countries where we prosecute patents. In the United States, the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, as amended, or the Hatch-Waxman Act, permits patent owners to request a patent term extension, based on regulatory review period for a product, of up to five years beyond the normal expiration of the patent, which is limited to one patent claiming the approved drug product or use in an indication (or any additional indications approved during the period of extension). However, the applicable authorities, including the FDA and the U.S. Patent and Trademark Office, or the USPTO, in the United States, and comparable regulatory authorities in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or grant more limited extensions than we had requested. In such event, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our preclinical and clinical data in their marketing approval applications with the FDA to launch their drug product earlier than might otherwise be the case.

If we fail to comply with various procedural, document submission, fee payment or other requirements imposed by the USPTO or comparable patent agencies in other countries, our patent protection could be reduced or eliminated.

We are required, over the lifetime of an issued patent, to pay periodic maintenance fees to the USPTO and comparable patent agencies in other countries. We are also required by such patent agencies to comply with a number of procedural, documentary, fee payment and other conditions during the patent application process. While an inadvertent lapse can, in many cases, be cured by payment of a late fee or other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of a patent or patent application, resulting in the partial or complete loss of patent rights in the relevant jurisdiction. Such situations include, but are not limited to:

•	a failure to respond to official actions within the prescribed time limits;

•	the non-payment of fees; and

•	a failure to properly legalize and submit formal documents.

If we or our licensors, which control the prosecution and maintenance of patents which we license, fail to maintain the patents or patent applications covering our product candidates or technology, such rights would be reduced or eliminated and, consequently, our competitive position, business and prospects may be materially and adversely affected.

Changes in patent laws or interpretations of patent laws in the United States or elsewhere may diminish the value of our intellectual property or narrow the scope of protection of our patents.

Changes to patent laws in the United States or other countries could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. For example, changes to the United States patent system have come into force under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, which was signed into law in September 2011. The Leahy-Smith Act included a number of significant changes to United States patent law. Under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first to file” system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO, and may become involved in opposition, derivation, reexamination, inter partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, which could adversely affect our competitive position. While we cannot predict with certainty the impact the Leahy-Smith Act or any potential future changes to the United States or foreign patent systems will have on the operation of our business, the Leahy-Smith Act and such future changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, results of operations, financial condition and prospects. Additionally, the first to file system under the Leahy-Smith Act may incentivize companies like us in the pharmaceutical industry to file patent applications as soon as possible, and filing applications as soon as possible runs the risk that the application will not have the supporting data to claim the broadest protection possible in the United States.

In addition, recent court rulings in the United States have narrowed the scope of patent protection available and weakened the rights of patent owners, particularly in the pharmaceutical industry. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances, modifying some legal standards applied by the USPTO in examination of patent applications or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents, increase the likelihood of challenges to patents we obtain or license or weaken our ability to enforce patents that we have licensed or that we might obtain in the future.

We may not be able to enforce our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on our inhalation technology and our product candidates throughout the world may be prohibitively expensive and may not be financially or commercially feasible. In countries where we have not obtained patent protection, our competitors may be able to use our proprietary technologies to develop competing product candidates.

Also, the legal systems of non-U.S. jurisdictions may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States, and we may face significant difficulty in enforcing our intellectual property rights in these jurisdictions. The legal systems of certain developing countries may not favor the enforcement of patents and other intellectual property rights. We may therefore face difficulty in stopping the infringement or misappropriation of our patents or other intellectual property rights in those countries.

We need to protect our trademark, trade name and service mark rights to prevent competitors from taking advantage of our goodwill.

We have filed certain and expect to file additional trademark registrations for potential trade names for our product candidates in relevant jurisdictions. We may not be granted registration of any potential trade names for our product candidates and the use of any of our trademarks may not confer a competitive advantage in the marketplace. Furthermore, even if we are successful in our trademark registrations, the FDA has its own process for drug nomenclature and its own views concerning appropriate proprietary names. The FDA also has the power, even after granting market approval, to request a company to reconsider the name for a product because of evidence of confusion in the marketplace. The FDA and any other regulatory authorities may not approve of our trademarks or may not request reconsideration of our trademarks at some time in the future. We believe that the protection of our trademark, trade name and service mark rights is an important factor in product recognition, protecting our brand, maintaining goodwill and maintaining or increasing market share. We may expend substantial cost and effort in an attempt to register new trademarks, trade names and service marks and maintain and enforce our trademark, trade name and service mark rights. If we do not adequately protect our rights in our trademarks, trade names and service marks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired.

Third parties may claim that the sale or promotion of our products, when and if approved, may infringe on the trademark, trade name and service mark rights of others. Trademark, trade name and service mark infringement problems occur frequently in connection with the sale and marketing of pharmaceutical products. If we become involved in any dispute regarding our trademark, trade name and service mark rights, regardless of whether we prevail, we could be required to engage in costly, distracting and time-consuming litigation that could harm our business. If the trademarks, trade names and service marks we use are found to infringe upon the trademarks, trade names or service marks of another company, we could be liable for damages and be forced to stop using those trademarks, trade names or service marks, and as result, we could lose all the goodwill that has been developed in those trademarks, trade names or service marks.

Risks Related to our Securities

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

Certain Investors in SAFE Agreements have pre-emptive rights that have not been waived.

Certain of our earlier investors are entitled to participate in this offering based on their pro-rata ownership calculated by the company to the extent of its then-current percentage. These investors have a right to subscribe in the offering under terms different from this offering circular. We have raised an aggregate of $323,000 through Simple Agreements for Future Equity (“SAFEs”), all of which are outstanding as of December 31, 2022. The SAFEs each carry a valuation cap of $30 million and a discount rate of 66.6667%. The SAFEs will automatically convert upon a preferred equity financing of not less than $3 million. Assuming we raise at least $3 million in this offering, the SAFEs will convert into 151,101.20 shares of Series A Preferred Stock. Additionally, the SAFE investors received warrants exercisable for 50% of such number of the shares of stock to be issued upon conversion of the SAFEs.

We have outstanding convertible notes that may convert into Preferred Stock in this offering at a significant discount to the per share price in this offering.

We have outstanding $100,000 aggregate principal amount of convertible promissory notes (the “Convertible Notes”) and an additional $16,126 of accrued interest as of December 31, 2022. The Convertible Notes bears interest at a rate of six percent (6%) per annum, is unsecured and mature and come due and payable on April 21, 2023. The Convertible Notes are subject to automatic conversion upon (i) the consummation of a transaction or series of transactions in which we issue and sell capital stock with aggregate gross proceeds in cash to us equal to or exceeding $5 million or (ii) in the event of a change of control (in either event, a “Conversion Event”) at a 20 or 25% discount (depending on the terms of the given note). Additionally, certain of the Convertible Notes will convert into an additional 20% of shares on top of the shares that the noteholder will otherwise receive upon conversion if such notes convert upon a change of control. In the event that the Maturity Date occurs prior to a Conversion Event, then the Convertible Notes will automatically convert, with accrued interest, at a valuation of $10 million, which represents a substantial discount to the valuation in this offering.

Our principal stockholders own 52.11% of our Common Stock, which will provide them with substantial control over our corporate actions.

Our directors, executive officers and principal stockholders own approximately 52.11% of our outstanding shares of Common Stock prior to this offering. These stockholders, acting individually or as a group, could exert control over matters such as electing directors, amending our certificate of incorporation or bylaws, and approving mergers or other business combinations or transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders, elections of our board of directors will generally be within the control of these stockholders. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval and subject to certain protective provisions that holders of the shares will be afforded, the concentration of shares and voting control presently lies with these principal stockholders. As such, it would be difficult for stockholders to propose and have approved proposals not supported by these principal stockholders and their affiliated entities. There can be no assurance that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of our company. The stock ownership of our principal stockholders and their affiliated entities may discourage a potential acquirer from seeking to acquire shares of our Common Stock which, in turn, could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Some investors have more rights than others. As discussed below in “Description of Capital Stock,” the terms of the Series A Preferred Stock will provide the right to participate in future financings on more favorable terms to investors who invest more than $100,000 in this offering. In addition, investors in the SAFEs were granted certain information rights that will not be offered to investors in this offering. Furthermore, investors in the company’s Series A-1 Preferred Stock will be parties to an investors’ rights agreement, a right of first refusal/co-sale agreement and a voting agreement, which, among other things, will grant such investors information rights, registration rights and co-sale rights that will not be offered to investors in this offering. See ”Description of Capital Stock.”

Investors in this offering must vote their shares to approve of certain future events, including our sale. The terms of the Series A Preferred Stock will contain a “drag-along provision” related to the sale of the company whereby investors and their transferees agree to vote any shares they own in the same manner as the majority holders of our other classes of voting stock. Specifically, and without limitation, if the board of directors and majority holders of our other classes of stock may determine to sell the company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests. Furthermore, if the consideration in such a sale includes securities and an investor’s receipt of such securities requires registration or qualification under securities laws or the provision to the investor of any information other than such information as would generally be available in an offering under Regulation D, the company may instead pay the investor in cash in lieu of such securities. See “Description of Capital Stock – Preferred Stock – Drag Along Right.”

This investment is illiquid.

There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

The value of your investment may be diluted if the company issues additional classes of securities.

In order to advance its program, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid, or to be paid, by existing stockholders and option-holders, giving effect to the Stock Split (as defined in “Securities Being Offered – Description of Capital Stock”), full conversion of all outstanding stock options and other convertible instruments (SAFE agreements and convertible notes), and assuming that the price per share for the Series A Preferred Stock is $3.2063. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of June 30, 2022.

	Dates Issued 2011 - 2022	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock (4)	2011-2022	1,428,964.00	0.00	1,428,964	$1.21
Convertible Notes (5)	2020	0.00	45,849.37	45,849.37	$2.57
Outstanding Stock Options (1)	2011 - 2021	0.00	1,374,000.00	1,374,000.00	$3.95	(2)
Warrants (3) (4)	2011 - 2022	0.00	3,524,409.88	3,524,409.88	$6.45
SAFEs (3)	2021	0.00	226,651.80	226,651.80	$2.14
Total Common Share Equivalents		1,428,964.00	5,170,911.05	6,599,874.93	$4.63
Investors in this offering, assuming $15 million raised, with maximum Bonus Shares and StartEngine’s equity commission		0.00	5,239,684.37	5,239,684.37	$2.86
Total after inclusion of this offering		1,428,964.00	10,410,595.42	11,839,559.30	$3.85

(1)	Assumes conversion at exercise price of all outstanding options. Excludes an additional 2,660,000 shares of Common Stock reserved for issuance under the Equity Incentive Plan.
(2)	Stock option pricing is the weighted average exercise price of outstanding options.
(3)	In 2021, the company entered into SAFE agreements for total proceeds of $323,000. The SAFEs each carry a valuation cap of $30 million and a discount rate of 66.6667%. Assuming the company raises at least $3 million in this offering, the terms of this offering would trigger conversion of the SAFE agreements into a total of 151,101.20 shares of Series A Preferred, Stock or $2.13764 per share, and 75,550.60 Warrants to purchase Preferred shares.
(4)	Does not include: 39,484 shares of Common Stock issued at a price of $2.59 per share, after giving effect to the Stock Split; warrants to purchase an additional 39,484 shares of Common Stock as follows: a ¼ Warrant entitling the holder to purchase ¼ share of Common Stock at an exercise price of $3.238 per share for five years after the closing date and a ¾ Warrant entitling the holder to purchase ¾ share of Common Stock at an exercise price of $5.182 per share for seven years after the closing date; and 20,354 broker’s warrants, all of which were issued in closings for a private placement subsequent to June 30, 2022.
(5)	Between June 30, 2022 and March 31, 2023, the company accrued additional interest expense associated with the convertible note payable totaling $4,504.11. The incremental accrued interest due the holder of the convertible note payable will be settled with an additional 1,755.96 shares of Series A Preferred Stock on a post-split basis.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The net proceeds of a fully subscribed offering after deducting offering expenses and commissions will be approximately $13,500,000, allocated as follows.

The following table sets forth the company’s planned use of the net proceeds under various funding scenarios:

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Offering Proceeds	$3,750,000	$7,500,000	$11,250,000	$15,000,000
Less:
Estimated Offering Expenses	$450,000	$900,000	$1,350,000	$1,800,000
Estimated Net Offering Proceeds	$3,300,000	$6,600,000	$9,900,000	$13,500,000

Principal Uses of Net Proceeds
Pre-Clinical & Manufacturing	$3,000,000	$3,250,000	$3,250,000	$3,250,000
Clinical Trial & Regulatory	-	-	$2,500,000	$3,000,000
Legal & Accounting	$250,000	$1,000,000	$1,000,000	$1,275,000
Wages & Salaries (1)	-	$2,000,000	$2,750,000	$3,375,000
Miscellaneous & Contingency	$125,000	$500,000	$500,000	$600,000

Total Use of Proceeds	$3,375,000	$6,750,000	$9,700,000	$11,500,000
Working Capital	-	-	$200,000	$2,000,000

(1)	Includes compensation to be paid to officers and directors.

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

Oncolyze, Inc. was incorporated in 2011 as a Delaware corporation, to license and commercialize an innovative patented biotechnology and its resultant drug candidates developed at the State University of New York/Downstate Medical Center, by Dr. Matthew Pincus. Oncolyze, Inc., headquartered in New York, is a preclinical stage biotechnology company focused on developing a new drug known as OM-301 for the treatment of acute myelogenous leukemia (AML), multiple myeloma (MM), colon cancer and other hematologic and solid cancers. OM-301 has a novel and unique mechanism of action, causing the formation of pores (holes) on the surface of cancer cells. Instead of killing cancer cells by inducing apoptosis (programmed cell death) as most existing anti-cancer medicines, studies have shown that OM-301 kills cancer cells by a rapid mechanism known as “poptosis” (cell bursting).

Cancer is a very difficult disease to treat primarily due to the presence of treatment-resistant cancer stem cells, which cause cancer progression, metastasis, and reduced survival. Cancer stem cells are different from pluripotent stem cells but are also different from other cancer cells. Cancer stem cells have several properties responsible for treatment-resistance including:1

•	Self-renewal (Self-renewal is the key biological process where, upon cell division, a stem cell produces daughter cells that retain the capacity for self-renewal, ensuring that the stem cell population is maintained or expanded for long-term growth)

•	Relative quiescence (exit cell cycle, remain dormant until restarting cell proliferation)

•	Resistance to apoptosis (programmed cell death) and escaping immune response

•	Increased drug efflux (ability to pump out anti-cancer medicines)

•	Increased DNA repair systems

Our Products

An Unmet Medical Need

Cancer stem cells’ inherent properties make them a very difficult target to kill. Hypothetically, a potential cancer cure will require the killing of cancer stem cells. Conventional anti-cancer treatments such as chemotherapy and targeted therapies, which kill cancer cells in the primary tumor, fail to kill dormant or resistant cancer cells (considered cancer stem cells). Often, cancer patients will relapse after treatment with existing anti-cancer therapies. Once treatment is completed, the remaining cancer stem cells which have survived therapy restart uncontrolled cell proliferation (self-renewal) and tumor progression. Oncolyze’s mission is to develop an anti-cancer treatment which will overcome tumor resistance by killing both cancer cells and cancer stem cells. Oncolyze’s lead drug candidate, OM-301 targets cancer cells and cancer stem cells.2

1 M. Stahl, T. K. Kim and A. M. Zeidan, “Update on acute myeloid leukemia stem cells: New discoveries and therapeutic opportunities,” World Journal of Stem Cells, vol. 8, no. 10, pp. 316-331, 2016 (World Journal of Stem Cells).

2 A. Thadi, W. F. Morano, M. Khalili, B. D. Babcock, M. F. Shaikh, D. S. Foster, Y. Piazza, E. M. Gleeson, E. Goldstein, L. Steele, P. M. Campbell, B. Lin, M. R. Pincus and W. B. Bowne, “Molecular Targeting of H/MDM-2 Oncoprotein in Human Colon Cancer Cells and Stem-like Colonic Epithelial-derived Progenitor Cells,” Anticancer Research, vol. 41, pp. 27-42, 2021 (Anticancer Research); H. Wang, D. Zhao, L. X. Nguyen, H. Wu, L. Li, D. Dong, E. Troadec, Y. Zhu, D. H. Hoang, A. S. Stein, M. Al Malki, I. Aldoss, A. Lin, L. Y. Ghoda, T. McDonald, F. Pichiorri, N. Carlesso, Y. H. Kuo, B. Zhang, J. Jin and G. Marcucci, “Targeting Cell Membrane HDM2: A Novel Therapeutic Approach for Acute Myeloid Leukemia,” Leukemia, vol. 34, no. 1, pp. 75-86, 2020 (Leukemia).

In normal cells, the “human double minute-binding protein-2” (HDM2) is an intracellular protein, which is not found on the cell surface. In contrast, HDM2 is abundantly present on the external cell surface of over 30 different types of cancers including both hematologic (blood) malignancies and solid tumors.3 In these tumors, both cancer and cancer stem cells show high levels of HDM2 on their cell surfaces. The highly ubiquitous presence of cell surface HDM2 among multiple types of cancers, along with its almost complete absence on normal cells’ external membranes, makes HDM2 a potentially ideal target to treat a broad range of cancers with relatively high selectivity.

Using an experimental AML PDX (Patient Derived Xenograft) direct human transplantation cancer model, Oncolyze has demonstrated that OM-301 not only kills cancer cells, but also kills cancer stem cells.4

Treatment with 40 mg/Kg OM-301 significantly reduced the number of cancer stem cells, improving survival of treated animals (shown in red) relative to untreated animals (blue, vehicle only). Further elaboration of this data is shown in sections below.

Oncolyze is planning to build high-value, breakthrough medical treatments that are based on the premise that its lead drug candidate, OM-301, selectively destroys cancer cells and cancer stem cells (3, 4), while sparing normal cells. This concept has been tested in numerous preclinical models with success, and OM-301 has killed multiple cancer cell lines in vitro and in vivo via this mechanism. This includes preclinical studies in solid tumors (such as colon, melanoma, pancreatic, lung, ovarian and breast cancer as well as colon cancer stem cells)56 and hematologic cancers including primary human AML cells and AML stem cells.7 As expected, because normal cells have barely detectable cell surface HDM2, OM-301 appears to have no or little effect on normal cell lines that have been studied thus far and has shown little, if any, off-target toxicity.

3 Anticancer Research; Leukemia; TD2, “FACS Analysis to Determine Extracellular Expression of HDM2 against a Panel of Human Tumor Cell Lines,” Translational Drug Development, Inc., 2015 (Translational Drug Development, Inc.); Downstate Medical Center Research Laboratories, Data on File; K. Davitt, B. D. Babcock, M. Fenelus, C. K. Poon, A. Sarkar, V. Trivigno, P. A. Zolkind, S. M. Matthew, N. Grin’kina, Z. Orynbayeva, M. F. Shaikh, V. Adler, J. Michl, E. Sarafraz-Yazdi, M. R. Pincus and W. B. Bowne, “The Anti-Cancer Peptide, PNC-27, Induces Tumor Cell Necrosis of a Poorly Differentiated Non-Solid Tissue Human Leukemia Cell Line that Depends on Expression of HDM-2 in the Plasma Membrane of These Cells,” Annals of Clinical & Laboratory Science, vol. 44, no. 3, pp. 109-116, 2014 (Annals of Clinical & Laboratory Science 2014); E. Sarafraz-Yazdi, W. B. Bowne, V. Adler, K. A. Sookraj, V. Wu, V. Shteyler, H. Patel, W. Oxbury, P. Brandt-Rauf, M. E. Zenilman, J. Michl and M. R. Pincus, “Anticancer peptide PNC-27 adopts an HDM-2-binding conformation and kills cancer cells by binding to HDM-2 in their membranes,” PNAS, vol. 107, no. 5, pp. 1918-1923, 2010 (PNAS 2010).

4 Leukemia

5 Anticancer Research; Leukemia; Translational Drug Development, Inc.; Downstate Medical Center Research Laboratories, Data on File; Annals of Clinical & Laboratory Science 2014; PNAS; . E. Sarafraz-Yazdi, C. Gorelick, A. R. Wagreich, G. Salame, M. Angert, C. H. Gartman, V. Gupta, W. B. Bowne, Y. C. Lee, O. Abulafia, M. R. Pincus and J. Michl, “Ex vivo Evidence for the Efficacy of Anti-cancer Drug PNC-27 in the Treatment of Epithelial Ovarian Cancer,” Annals of Clinical & Laboratory Science, vol. 45, no. 6, pp. 565-573, 2015 (Annals of Clinical & Laboratory Science 2015).

6 Anticancer Research; Leukemia; Translational Drug Development, Inc.; Downstate Medical Center Research Laboratories, Data on File; Annals of Clinical & Laboratory Science 2014; PNAS; . E. Sarafraz-Yazdi, C. Gorelick, A. R. Wagreich, G. Salame, M. Angert, C. H. Gartman, V. Gupta, W. B. Bowne, Y. C. Lee, O. Abulafia, M. R. Pincus and J. Michl, “Ex vivo Evidence for the Efficacy of Anti-cancer Drug PNC-27 in the Treatment of Epithelial Ovarian Cancer,” Annals of Clinical & Laboratory Science, vol. 45, no. 6, pp. 565-573, 2015 (Annals of Clinical & Laboratory Science 2015).

7 Leukemia; Annals of Clinical & Laboratory Science 2014.

Market - Cancer Overview

Global cancer rates continue to soar. Worldwide, cancer afflicted more than 17 million new patients in 2018, with over 9 million deaths according to the latest available statistics from Globocan. By 2050, the World Health Organization projects 27 million new cancer patients annually due to a growing and aging population. Based on these incidence rates, IQVIA estimated a $130 billion global cancer therapy market in 2018, which is expected to grow to $200 billion by 2022 and $270 billion by 2025.8 There are huge unmet needs in vast segments of this market.

Despite the advent of novel targeted therapies in recent years, cancer is still one of the leading causes of mortality worldwide. Many cancers remain resistant to currently approved therapies, and there are huge unmet needs in vast segments of this market, both for blood cancers (such as leukemia and multiple myeloma) and for solid tumor cancers (such as colon, ovarian and osteosarcoma cancers). There are a host of reasons why curing cancer remains an elusive goal. Three important reasons, however, are a) the lack of a specific target for medications, b) the resistance of cancer stem cells to therapy, and c) the ability of cancer cells to evade the patient’s immune system.

Oncolyze’s lead drug candidate “the Icepick Drug” cancer cell and cancer stem cell killer, has a novel, unique and highly selective mechanism of action which is expected to 1) recognize a specific target on cancer cells, 2) kill resistant cancer stem cells and 3) stimulate an anti-cancer immune response.

The Challenge of Identifying a Specific Target in Cancer Cells - Although there are many potential targets for anti-cancer medications, most of these targets (such as cell surface proteins or intracellular pathways) are present both in cancer cells and in normal cells. Hence, when a drug is designed to attack a particular target, even the most ‘specific’ drugs are well-known to cause what is termed ‘off-target’ toxicity; that is, the drug attacks both cancer cells and normal cells. 9 Although hopefully the attack on the cancer cells is stronger, this phenomenon of off-target toxicity is quite limiting. Our drug, OM-301, is targeted to a protein (HDM2) that is highly expressed and easily detectable on the surface of over 30 cancer cell types (including both hematologic cancers such as leukemia and solid tumors such as colon cancer) studied to date. In contrast, HDM2 is barely detectable, if at all, on the surface of normal cells; therefore, the drug kills cancer cells while leaving normal cells unharmed. Once OM-301 attaches to the cancer cell surface, it acts as “an icepick” causing holes (pores) to form in the cancer cell membrane, causing the cancer cell to swell and burst, rapidly killing the cancer cell by this novel and unique mechanism of action. Furthermore, as discussed further below, targeting HDM2 on the cancer cell surface with OM-301 appears to be at least in part mutation agnostic, killing all cancer cells regardless of what mutations are present. This is important as the clonal mutations that arise in many types of cancers render them more difficult to treat. For example, patients who are p53 mutated or null tend to be more refractory to treatment in general.10

Oncolyze’s lead drug candidate, OM-301, Kills Cancer Stem Cells - The second important factor for cancer treatment is the existence of “cancer stem cells”. Cancer stem cells are progenitor cells that give rise to cancers, and they are often quite resistant to existing treatments that cause a type of programmed cell death called apoptosis. Currently, we are not aware of any approved anticancer drugs that effectively kill cancer stem cells. The difficulty in inducing apoptosis in cancer stem cells, is in part because these cells are only partially differentiated, and do not have a developed apoptotic pathway.11 Furthermore, cancer stem cells are rich in pumps that kick out anti-cancer medicines, rendering them highly refractory to anti-cancer therapies. Cancer patients’ relapse often occurs after treatment because even though a treatment may eradicate most of the cancer, the cancer stem cells are able to evade the treatment and cause a recurrence. OM-301 has been shown to get through the defenses of cancer stem cells. Preclinical research by leading leukemia researchers at City of Hope Medical Center has shown that OM-301 effectively targets cancer stem cells in leukemia. 12 We have further evidence that OM-301 can target cancer stem cells in colon cancer.13 The ability to specifically target cancer stem cells while sparing normal cell division activity is considered a “holy grail” amongst cancer treatment specialists.

8 “Global Oncology Trends 2021,” IQVIA, 3 June 2021. [Online]. Available: www.iqvia.com/insights/the-iqvia-institute/reports/global-oncology-trends-2021. [Accessed 1 November 2021] (IQVIA).

9 S. Liu and R. Kurzrock, “Toxicity of targeted therapy: Implications for response and impact of genetic polymorphisms,” Cancer Treatment Reviews, vol. 40, no. 7, pp. 883-891, 2014.

10 Y. Huang, N. Liu, J. Liu, Y. Liu, C. Zhang, S. Long, G. Luo, L. Zhang and Y. Zhang, “Mutant p53 drives cancer chemotherapy resistance due to loss of function on activating transcription of PUMA,” Cell Cycle, vol. 18, no. 24, pp. 3442-3455, 2019.

11 World Journal of Stem Cells

12 Leukemia

13 Anticancer Research

OM-301 Is Expected to Stimulate the Anti-Cancer Immune Response - The third factor for cancer treatment is the phenomenon of cancers escaping the body’s own immune response. Normally, the body’s immune system recognizes the presence of aberrant substances (like viruses and bacteria) and responds to contain them and render them harmless. However, the body often does not recognize an abnormal cell such as a cancer cell because cancers both “cloak” themselves to become invisible to the immune system, and cause immunosuppression, allowing them to grow unchecked by the body’s natural defense mechanism. Most of the medications used to treat cancer cause the cancer cells to undergo apoptosis—a genetically programmed mechanism of cell death where the cell slowly undergoes a series of processes to cause the cell to die over several days. Apoptosis does not allow the cancer cell antigens to become unmasked and initiate an anticancer immune response. Necroptosis (a second type of programmed cell death) does allow the cancer cell antigens to become unmasked and initiate the patient’s own anti-tumor immunity. ‘OM-301 kills cancer cells via the mechanism of cell lysis/necrosis (necrobiosis), which we have termed “poptosis” because the cells literally burst, or pop, similar to necroptosis; as a result, the cancer cells’ antigens will become unmasked and exposed to the immune system. As such, not only do we expect OM-301 to have primary efficacy, but we expect to potentially see the recruitment of the patients’ own immune system as a secondary beneficial anticancer effect—a kind of personalized medicine.

OM-301 Targets AML and MM as Lead Anti-cancer Indications

Acute Myeloid Leukemia (AML)

Despite the approval of eight drugs over the past several years, AML has only a 25% overall five-year survival rate, and there remains an enormous unmet medical need for effective treatments.14 Patients with AML and other hematologic cancers are very difficult to treat without bone marrow transplants (a risky procedure with relatively high mortality rate), as the presence of treatment resistant cancer stem cells cause cancer progression, metastasis and reduced survival. We have developed a strong preclinical research program in AML, which has generated sufficient data to allow us to choose this indication as our first clinical trial target. As discussed below, research has shown that OM-301 is effective against leukemic stem cells (a type of cancer stem cell present in patients suffering from leukemia). Even when using a still non-optimized OM-301 dosing regimen, the treatment resulted in almost doubling survival of treated animals (early proof of concept study).

Multiple Myeloma

The five-year survival rate for multiple myeloma, another hematologic cancer, is about 50%.15 The benefit of the recent advances in MM therapy is less evident in patients with genetically defined high-risk features. Hence, new therapeutic interventions directed toward this group of patients are urgently needed and again, there remains an enormous unmet medical need for effective treatments. Working with our research collaborators at the City of Hope Medical Center, we are developing OM-301 to treat multiple myeloma as a second indication to closely follow on our first clinical trial targeting AML. As discussed below, research has shown that OM-301 is effective against multiple myeloma, prolonging survival in an early proof of concept study even with a non-optimized dosing regimen.

Colorectal/Solid Tumor

Colorectal cancer is the third most common cause of cancer and cancer-related deaths worldwide. In patients with metastatic, unresectable disease, systemic therapy is the standard of care. However, the majority of patients with advanced disease become refractory to treatment and develop disease progression despite first-line therapy, becoming potential candidates for second-line systemic therapy. Mutations in cancer stem cells and their self-renewal properties make them a root cause of systemic disease. The five-year survival rate for colon cancer is around 65%.16 As discussed below, data from our collaborating group at Thomas Jefferson University demonstrated the effect of OM-301 on colon cancer cells, colon cancer stem cells, and an in vivo model of peritoneal carcinomatosis.

14 American Cancer Society, “Cancer Facts & Figures 2021,” American Cancer Society, 2021.

15 American Cancer Society, 2021.

16 National Cancer Institute, “Cancer Stat Facts: Colorectal Cancer,” [Online]. [Accessed 1 November 2021].

Other Tumor Types

We have in vivo data as well showing the effect of OM-301 in ovarian cancer and osteosarcoma, as discussed below. In summary, the preclinical in vitro and in vivo data developed at major medical centers support the thesis that OM-301 can target multiple different types of cancers. It does so by specifically engaging a cell-surface target found on cancer cells and killing cancer stem cells along with the more ‘mature’ population of cancer cells by the unique mechanism of lysis/necrosis.

Technology

In mammals, an intracellular protein called HDM2 is important for regulation of normal cell growth. It has been discovered that many cancer cells also have a high concentration of a type (isoform) of HDM2 on their surface, unlike normal cells, where it is barely, if at all, detectable. The unique expression of this extracellular HDM2 isoform on malignant cells makes an excellent “target” for an anticancer therapeutic agent. Therefore, any anticancer entity that was attached, or “tagged” to a molecule that binds to HDM2 on the malignant cell surface, would be delivered directly to the tumor.17

Oncolyze’s lead drug candidate, OM-301 is a “designer” 32-amino acid fusion peptide, comprised of an amphipathic (soluble both in lipid and water) leader sequence attached to an HDM2-binding segment.

Space-filling representation of the three-dimensional structure of the anti-cancer peptide, OM-301, showing the amphipathic nature of the molecule. The green domains show the hydrophobic (soluble in lipids but not water) face of the peptide while the red and blue show the positions of hydrophilic (soluble in water but not lipids) polar negatively and positive charged amino acid residues, respectively on the opposite face of the molecule. The positively and negatively charged residues are seen further to be separated from one another. OM-301 attached to a membrane-penetrating peptide on its carboxyl terminal end is cytotoxic to cancer and cancer stem cells, but not normal cells. It forms transmembrane pores in the cancer cell membrane. Once bound to mHDM2, OM-301 adopts a strongly amphipathic helix–loop–helix (HLH) structure, resulting in transmembrane pore formation (i.e., poration) and cell death via necrobiosis.18

17 Anticancer Research

18 R. Rosal, M. R. Pincus, P. W. Brandt-Rauf, R. L. Fine, J. Michl and H. Wang, “NMR Solution Structure of a Peptide from mdm-2 Binding Domain of the p53 protein that Is Selectively Cytotoxic to Cancer Cells,” Biochemistry, vol. 43, pp. 1854-1861, 2004.

After the HDM2 binding portion attaches to the external cell membrane HDM2 target, the amphipathic sequence porates the cell membrane via a simple physicochemical mechanism. Hence, upon binding, the cancer cells are destroyed by the creation of holes or pores in the cells causing the cancer cells to burst via osmotic lysis and die by lysis/necrosis (cell death by disruption of the cell membrane causing the inner contents of the cancer cell to leak out rapidly, almost akin to the mechanism of action of certain antibiotics such as penicillin). The therapeutic index is expected to be high.

Regulatory Pathway in AML

Rationale for AML

There is a clear unmet medical need in AML, with about 20,000 cases/year in the U.S. alone. Treated patients have a high recurrence rate and only a 25% five-year survival. Current AML treatments decrease peripheral blood counts of leukemic cells but in many circumstances reduce but do not eliminate the leukemic stem cell (LSC) population. Leukemic stem cells are a type of cancer stem cells present in patients suffering from AML. There is compelling pre-clinical data from both PDX (Patient Derived Xenograft) and syngeneic animal models19 that suggest OM-301 targets AML blasts and leukemic stem cells (LSCs). The ‘Holy Grail’ of AML treatment is to treat the cancer forming LSCs. We believe there is a short, relatively low-cost path to proof of concept with a potential early signal of efficacy in the first clinical trial. A positive Phase 1/2a trial would also facilitate consideration of an early clinical trial in the pediatric leukemia population.

Orphan Designation

We have chosen AML as our lead indication because of our compelling preclinical data and because AML is an orphan indication.20 Under the Orphan Drug Act, the FDA may designate a drug or biologic as an orphan drug if it is a product intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals annually in the United States, or a patient population of 200,000 or more in the United States where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. Recently approved therapeutics for AML have benefited from straightforward, accelerated or shortened regulatory pathways requiring a single pivotal trial. We have recently obtained FDA orphan drug designation of OM-301.

Chemistry, Manufacturing and Controls (CMC)

Manufacturing of a peptide of this length is a relatively straightforward process, using what is called the “FMOC” technique of building an amino-acid chain with a given sequence and length. We believe OM-301 will be neither difficult nor expensive to manufacture at the current batch size and should be easily expandable to commercial scale. As a first step to reaching regulatory approval, we selected CSBio (California) as the GMP manufacturer and undertook a campaign to manufacture enough drug substance (DS) for preclinical work. Catalent, located in North Carolina, was selected as the formulation provider for drug product (DP); an appropriate formulation (mannitol/acetate buffer) was determined, and stability testing performed. Oncolyze submitted a pre-IND package to the FDA in 2015, which included a full CMC package. The FDA granted a written response, which we consider to be outstanding: the FDA expressed no questions or concerns regarding the CMC.

Our mission is to complete the remaining preclinical studies needed to reach approval of an investigational new drug application (IND) and move forward with clinical trials. We are planning for another Type B pre-IND meeting with the FDA to review our IND-enabling toxicology and clinical trial plans.

19 Leukemia

20 US FDA, “Search Orphan Drug Designations and Approvals,” US FDA. [Online]. [Accessed 1 November 2021].

Research and Development

Pharmacology, Toxicology, and Translational Research

There are numerous preclinical studies evaluating the mechanism of action, efficacy and safety of OM-301, in both hematologic and solid cancers. This supporting data speaks to the potentially broad applicability of OM-301 in multiple different types of cancers, with strong efficacy and a good safety profile.

Pharmacology

The in vitro supportive data for OM-301 falls into three stages:

•	Target Identification: Is the target present on the cell surface of cancer cells? This has been performed utilizing techniques including flow cytometry, confocal microscopy with fluorescent antibodies, and Western blot. The presence of HDM2 on the surface of cancer cells has been confirmed in over 30 types of solid and hematologic cancers including A2058 human melanoma, MIAPACA human pancreatic, MDA-MB-468 human triple negative breast, MDA-MB-157 human breast, MCF7 human breast adenocarcinoma, A549 human lung adenocarcinoma, SW1417 human colon adenocarcinoma, SW1222 human colon cancer stem cells, OVCAR3 human ovarian carcinoma and primary human ovarian cancer cells, SJSA-1 human osteosarcoma, B16-F1 mouse melanoma, B16-F10 mouse melanoma, DU-145 human prostate, K562 chronic myelogenous leukemia acute myeloid leukemia, and primary human acute myeloid leukemia stem cells, OCIAML3 acute myeloid leukemia, NB4 acute myeloid leukemia, Nomo-1 acute myeloid leukemia, MV4-11 acute myeloid leukemia, Molm-13 acute myeloid leukemia, UT7 acute myeloid leukemia, THP1 monocytic leukemia, U937 histiocytic lymphoma, and HL60 promyelocytic leukemia.

•	Co-localization: Does OM-301 engage the target? Co-localization of OM-301-target conjugate on the external cell membrane, showing that OM-301 engages the target, has been performed on multiple solid and hematologic cancer lines utilizing techniques including confocal microscopy and electron microscopy.

•	OM-301 Effectiveness: Does OM-301 kill the cancer cell after being administered? The demonstration of effect of OM-301 on the cancer cell lines where the target has been identified has been performed by in vitro techniques including LDH release and cell viability assays. The cell lines tested to date include human AML and leukemic stem cells, multiple other AML cell lines, eight multiple myeloma cell lines including p53 mutated and null lines, K562 human CML (p53 null), Miapaca2 human pancreatic adenocarcinoma, DU145 human prostate cancer, E49 rat brain angiosarcoma, A2054 human melanoma, SW1417 human colon adenocarcinoma, HeLa human cervical squamous cell cancer, A549 human lung adenocarcinoma, H12992 human non-small cell lung cancer (p53 null), MCF-7 human breast adenocarcinoma, MDA-MD-468 human breast cancer triple negative, MDA-MB-157 human breast epithelial cancer (p53 null), SJSA1 human osteosarcoma, SAOS2 human osteosarcoma (p53 null), primary human ovarian cancer, Ovca3 human ovarian cancer, and SW1222 human colon adenocarcinoma stem cells.[21]

Toxicology

No GLP toxicity studies have yet been performed by us; this is part of our clinical development plan. There are, however, several sets of data available for an understanding of OM-301’s toxicology profile.

•	A study on ‘normal’ nude mice (U. Adelaide) (19) with placebo/50/75/100mg total per kg per day intraperitoneally BID was performed with a two day on/one day off dosing schedule for three weeks. The mice did not show any major signs of toxicities such as dramatic weight loss, diarrhea, dehydration, or hunched posture. All organs were collected for histology and were normal without evidence of end-organ toxicity. No abnormalities were observed in the blood analysis, except for an isolated elevated ALT levels in the two higher doses. Blood and bone marrow smears were also performed followed by specific stains, with normal results.

21 Anticancer Research; Leukemia; PNAS 2010; Annals of Clinical & Laboratory Science 2015; W. B. Bowne, K. A. Sookraj, M. Vishnevetsky, V. Adler, E. Sarafraz-Yazdi, S. Lou, J. Koenke, V. Shteyler, K. Ikram, M. Harding, M. H. Bluth, M. Ng, P. W. Brandt-Rauf, R. Hannan, S. Bradu, M. E. Zenilman, J. Michl and M. R. Pincus, “The Penetratin Sequence in the Anticancer PNC-28 Peptide Causes Tumor Cell Necrosis Rather Than Apoptosis of Human Pancreatic Cancer Cells,” Annals of Surgical Oncology, vol. 15, pp. 3588-3600, 2008; M. Kanovsky, A. Raffo, L. Drew, R. Rosal, T. Do, F. K. Friedman, P. Rubinstein, J. Visser, R. Robinson, P. W. Brandt-Rauf, J. Michl, R. L. Fine and M. R. Pincus, “Peptides from the amino yerminal mdm-2 binding domain of p53, designed from conformational analysis, are selectively cytotoxic to transformed cells,” PNAS, vol. 98, no. 22, pp. 12438-12443, 2001 (PNAS 2001); T. N. Do, R. V. Rosal, L. Drew, A. J. Raffo, J. Michl, M. R. Pincus, F. K. Friedman, D. P. Petrylak, N. Cassai, J. Szmulewicz, G. Sidhu, R. L. Fine and p. W. Brandt-Rauf, “Preferential induction of necrosis in human breast cancer cells by a p53peptide derived from the MDM2 binding site,” Oncogene, vol. 22, pp. 1431-1444, 2003.

•	Studies were performed (U. Adelaide)[22] with SJSA-1 (human osteosarcoma xenograft), OVCAR-3 (human ovarian carcinoma xenograft), and TXSA (murine breast cancer), in doses ranging from 50-100mg/kg/day. Doses at 50 and 75mg/kg/day were well tolerated; some groups of mice tolerated the 100mg/kg/day dose, and some had some weight loss and diarrhea at this dose.

•	The study[23] is quoted as follows [brackets ours]: “Since mHDM2 is totally absent or expressed at very low levels in normal HSCs, we expected no or very little PNC-27 [OM-301] activity on normal hematopoiesis. To verify this hypothesis, we treated normal healthy B6 mice with 100mg/kg PNC-27 [OM-301] (ip, daily, a higher dose than that used to demonstrate the PNC-27 [OM-301] antileukemia activity) or vehicle for 2 wks. At this time point, we harvested PB, BM, and SP for analysis. We observed no significant difference between the two groups of animals (n=7 in each) across a variety of hematologic parameters including white blood cell (WBC, Figure 4B), hemoglobin, and platelet counts in PB, and total MNC and LSK cell counts in BM and SP. To assess the effect of PNC-27 [OM-301] on hematopoietic reconstitution ability, BM long-term HSCs (LT-HSCs, Flt3-CD150+CD48- LSK) cells from PNC-27- [OM-301] or vehicle-treated healthy mice were transplanted into CD45.1 recipient mice (2×106cells/mouse). No significant difference on WBC counts (Figure 4I) and donor CD45.2+ engraftment was observed between recipient mice receiving BM cells from PNC-27 [OM-301] -treated donors (n=9) and those receiving BM from vehicle-treated donors (n=9) after 16 weeks follow-up.”

•	Drug Tolerance in PDX murine model of AML: [24] Mice were treated with either 40mg/kg/day or 100mg/kg/day for two weeks and tolerated the treatment well. Results will be discussed in the following section “Preclinical Translational Research.”

•	Drug Tolerance in Syngeneic murine model of AML:[25] Mice were treated with 40mg/kg/day for two weeks. The mice tolerated the dose well. Results are discussed in the following section titled “Preclinical Translational Research.”

Translational Research: AML, Multiple Myeloma, Colon Cancer, Ovarian Cancer, Osteosarcoma

AML: City of Hope data26

22 University of Adelaide Research Laboratories, Data on File.

23 Leukemia

24 Leukemia

25 Leukemia

26 Leukemia

Target Presence: Testing of AML blasts taken directly from patients. HDM2 expression assessed by flow cytometry in immune-phenotypically defined subpopulations (CD34-, CD34+, CD34+CD38+, CD34+CD38- cells) from AML patients and healthy individuals. In the figure below, flow cytometry demonstrates the presence of the target on the surface of human leukemia cells taken directly from patients. The target is present on the leukemia cells including on the leukemic stem cells, but not in normal patients and normal blood stem cells.

Co-localization in CD34+ cells from an AML patient. In the figure below, confocal microscopy utilizing fluorescent staining demonstrates the outline of the cell membrane (red) and HDM2 (green). When these frames are merged the presence of HDM2 on the leukemic cell surface is seen (yellow).

Target engagement: OM-301 binds to the human leukemic cell surface HDM2. Co-localization of OM-301 with its target, cell surface HDM2, in a leukemic cell from an AML patient. In the figure below, confocal microscopy utilizing fluorescent staining demonstrates OM-301 (red) and HDM2 (green). When these frames are merged the presence of HDM2 on the leukemic cell surface is seen (yellow).

Drug effectiveness in vivo against human leukemia stem cells and blasts.

Human Serial Transplant

The serial transplant model is a standard method to test the effect of a drug on leukemic stem cells, because transferring leukemia from one animal to another requires stem cells to be transferred for the leukemia to take root. The direct human serial transplant model evaluates the effect of a drug on human leukemic stem cells. In this experiment, blood taken directly from patients with AML was transplanted into immuno-deficient mice and allowed to grow; the fact that it took hold in the mice demonstrates that leukemic stem cells were in the blood that was transplanted. Then the mice were treated with OM-301 (40mg/kg/day) or control for 14 days, and the blood and bone marrow of these mice were transplanted into a second set of mice and survival evaluated. The findings showed a highly significant increase in survival in the treated group (****P < 0.0001)

The only way that a significant difference in survival could be seen is if OM-301 had an effect on the leukemic stem cells, as again, these are required for the leukemia to be engrafted into the second set of mice.

The results revealed that OM-301 markedly prolonged survival, indicating an effect on leukemic stem cells:

Syngeneic murine AML Testing

Also, of importance in the testing of a drug is to evaluate the efficacy in native animal cancers so that the cancer can be established in a ‘normal’ mouse instead of an immune-deficient mouse (as is required for xenograft testing).

Target identification and engagement: OM-301 binds to the mouse leukemic stem cell surface HDM2

Co-localization of OM-301 with its target, cell surface HDM2, on a leukemic stem cell from a syngeneic mouse model. In the figure below, confocal microscopy utilizing fluorescent staining demonstrates OM-301 (red) and HDM2 (green). When these frames are merged the presence of HDM2 on the leukemic stem cell surface is seen (yellow).

Drug effectiveness in vitro.

Cell growth fold change after OM-301 treatment (0-50µM) for 72 hours, as assessed by viability assay in AML LSK and with LSK cells, revealed that OM-301 was effective in vitro.

Drug effectiveness in vivo.

The serial transplant model similar to that shown above (but now a syngeneic murine model) evaluates the effect of a drug on leukemic stem cells. In this experiment, murine leukemia with multiple mutations that has been shown to recapitulate human AML was transplanted into recipient mice. Mice were treated with OM-301 40mg/kg daily or vehicle for two weeks. Then, the blood and bone marrow of these mice were transplanted into a second set of mice. The results revealed that OM-301 markedly prolonged survival, indicating an effect on leukemic stem cells. Also, importantly this experiment demonstrated that OM-301 was mutation-agnostic, an important phenomenon which may potentially be extremely useful clinically as AML is a highly clonal disease with multiple types of mutations identified to date.

Drug Dosing / Tolerance.

In both the direct human serial transplant model and the mouse syngeneic model the mice were treated with OM-301 at a dosage of 40mg/kg/day. To further define the effect of OM-301 on the blood and bone marrow, normal mice were treated with either OM-301 (100mg/kg, ip, daily) or vehicle for two weeks. White blood cell, hemoglobin, and platelet counts and bone marrow, spleen, and total mononuclear cells and percentage and number of LSK cell counts of treated vs. untreated mice were not significantly different. Bone marrow cells from the treated mice were pooled and transplanted into recipient mice; WBC counts, and engraftment of the recipient mice were not significantly different, indicating that OM-301 did not affect the normal blood-forming ability. No bone marrow suppression, a common effect of chemotherapy, was observed.

Multiple Myeloma: recent City of Hope data.27

Testing of Multiple Myeloma cells in vitro.

Initial testing revealed that OM-301 was effective against eight different Multiple Myeloma cell lines. Importantly, as has been seen similarly in data from other centers, OM-301 is effective regardless of p53 status; four of the lines were p53 mutated and two were p53 null. Generally, the p53-mutated or -null cancers are harder to treat, so this is very encouraging data along with the effectiveness in the AML IDH/FLT mutations, giving supporting evidence that OM-301 may be effective against hard-to-treat cancer mutations.

27 City of Hope Research Team, “OM-301 and Multiple Myeloma,” 2021.

Follow-on In Vivo: OM-301 Administered in a Plasmacytoma Model

A second, more extensive in vivo test of OM-301 against the MM1s cell line in a plasmacytoma model, revealed evidence of efficacy.

Follow-on In Vivo: OM-301 Administered IP in a Disseminated Multiple Myeloma model.

After showing efficacy in the plasmacytoma models, a third in vivo preclinical study of OM-301 against the MM1s cell line in a disseminated Multiple Myeloma mouse model was performed. Similar to the AML experiments, the data showed statistically significant (P < .0001) prolonged survival in the treated as compared to the control groups.

Colon Cancer:28

Data from the Drexel University and Jefferson University revealed the presence of the OM-301’s target (HDM2) on the cell surface of multiple colon cancer cell lines (both human and murine) that have markers consistent with colon cancer stem cells, and the efficacy of OM-301 against these cancer stem cells. A syngeneic (CT-26) murine colon cancer is shown here as an example.

Target presence and engagement: Testing of the CT-26 colon cancer stem-enriched cell population for the presence of HDM2 on the cell surface.

Cancer cells were evaluated with the technique of confocal microscopy, using fluorescent antibodies targeted to cell surface proteins. Red (first panel): antibody to HDM2. Green (second panel): antibody to OM-301 binding domain. Yellow (third panel): merging of the first and second panel reveals co-localization of the target and OM-301.

Cancer cells destroyed by OM-301 in vitro: after target engagement by OM-301, the cancer cells are destroyed by OM-301, as shown by MTT viability studies and LDH release studies. OM-301, black bars; Control, grey bars.

28 Anticancer Research

Peritoneal Carcinomatosis model: in vivo tumor treatment with OM-301 causes marked tumor killing as shown by gross and microscopic histology.

In this model colon cancer cells are implanted into the abdomen of the mice and allowed to form tumors, similar to human patients in which the cancer has metastasized to the abdomen.

Gross histology: peritoneal carcinomatosis treated with OM-301 (100ug IP per day x 14 days) or control peptide reveals marked destruction (hemorrhagic necrosis) of the tumor, as compared to control where no tumor destruction is seen.

Histopathology of a peritoneal tumor nodule in OM-301 treated mouse vs. control peptide

The top panel shows marginal coagulation necrosis (eosinophilic area) surrounding the area of the tumor (hematoxylin or blue stain). Inset is a higher power view showing hemorrhagic necrosis. The bottom panes shows a section of a typical tumor nodule taken from the peritoneum of a control peptide treated mouse showing only tumor cells and no necrosis.

Quantification of tumor destruction

There was a significantly higher percentage of nodules containing necrosis from OM-301 treated mice as compared with control peptide treated mice. Results are represented as mean ±SEM with **p≤0.01. Also of note is that no tissues bearing no tumors isolated from OM-301 treated animals showed any signs of necrosis or cell damage.

Ovarian Cancer:29

The publication, from Downstate Medical Center, evaluated the in vitro effect of OM-301 on primary human ovarian cancers taken directly from patients with newly diagnosed ovarian cystadenocarcinomas, as well as established ovarian cancer cell lines, and showed dose-dependent anticancer activity. One example of the primary human ovarian cancers (OVCA-4) is shown in a and b below.

Testing of OM-301 against primary human ovarian cancer:

The slide on the left presents ovarian cancer cells in the presence of the control peptide, while the slide on the right shows the ovarian cancer cells after incubation with OM-301—OM-301 has killed all of the ovarian cancer cells.

29 Annals of Clinical & Laboratory Science 2015

Inhibition of cell proliferation

Ovarian cancer cell growth as measured by a cell proliferation (the MTT assay) revealed that proliferation was inhibited by OM-301 in a dose-dependent manner.

OM-301 versus the standard of care or control30

Other research from Downstate Medical center evaluated subcutaneous ovarian tumors in a syngeneic murine model treated with OM-301 or the standard of care, tamoxifen+cisplatin, and tumor size compared with control. At 28 days, OM-301 had blocked tumor growth equal to the tamoxifen+cisplatin combination. Histopathology showed significant tumor necrosis in the OM-301 treated animals, but not in the control group.

30 Downstate Medical Center Research Laboratories, Data on File.

Testing of OM-301 in an ovarian cancer xenograft model.31

In this model bioluminescent tumor cells are seen as colors inside the mice bodies. Ovarian cancer cells were injected subcutaneously, and allowed to grow, after which OM-301 was delivered into the abdomens of the mice at 100mg/kg/day after which tumor bioluminescence and caliper measurements were performed. The raw data results and the accompanying graphs below reveal suppressed tumor growth.

Osteosarcoma

Testing of OM-301 in an osteosarcoma xenograft model

In this model, bioluminescent tumor cells are seen as colors inside the mice bodies. Osteosarcoma cells were injected subcutaneously, and allowed to grow, after which OM-301 was delivered into the abdomens of the mice at two different doses. The raw data results and the accompanying graph reveal suppressed tumor growth or abolition of the tumor.

31 University of Adelaide Research Laboratories, Data on File.

Clinical Development Plan and IND Enabling Studies

Preclinical GLP Studies

We intend to conduct our preclinical GLP toxicology studies in rodent and canine models. HDM2 is highly conserved and there is almost a complete sequence homology between human HDM2 and all vertebrate species. OM-301 targets the p53 binding site of HDM2. Therefore, we believe these species are appropriate for assessment of both mechanism-related and general toxicity. We are in the process of evaluating bids and selecting a preclinical CRO for our IND-enabling GLP work. We have developed a detailed preclinical program and have obtained quotes for the various items that need to be completed prior to IND submission. We estimate that we will be able to submit our IND application within approximately nine months of commencing the IND-enabling work, and therefore anticipate that our IND application will be granted within approximately one year of commencing the IND-enabling work (3 months after filing the IND application). No assurance can be given in these regards.

Clinical Development Plan: Clinical Trials and Anticipated Regulatory Pathway.

The Phase 1/2a clinical trial is planned be a 21-day 3+3 dose escalation study in up to 28 adult patients aged ≥ 18 with recurrent or refractory pathologically confirmed AML with the following diagnoses:

•	Morphologically confirmed AML, except acute promyelocytic leukemia (APL) as per the WHO diagnostic criteria;

•	Patients with refractory or relapsed disease that have received at least one prior induction therapy for AML are eligible; and

•	Patients who are over age 70 and have not received therapy for AML are also eligible, if they are not candidates for intensive induction chemotherapy or other standard of care therapies.

The primary endpoints are anticipated to be:

•	To define the safety and tolerability of OM-301 in patients with AML by determining the dose-limiting toxicities (DLT), the maximum tolerated dose (MTD), and the recommended Phase 2 Dose (RP2D); and

•	To determine the pharmacokinetic profile of OM-301 and selected metabolites in patients with AML.

•	The secondary endpoints are anticipated to be:

•	To assess clinical response in patients with AML;

•	To determine the progression-free survival (PFS) and duration of response (DOR) of AML patients treated with OM-301 and achieving CR (complete remission) / CRp (complete remission with incomplete platelet recovery); and

•	To assess the emergence of anti-drug antibodies.

Assessment of clinical efficacy is planned to follow the International Working Group (IWG) 2003 AML Response Criteria. Therefore, we plan to measure peripheral blood counts, and bone marrow blast counts. In addition, we will examine leukemia stem cell counts as an exploratory outcome. We believe the results of the Phase 1/2a study will provide an assessment of the maximum tolerated dose, target engagement, and an estimate of potential efficacy. We expect to use these data to define the pivotal or potentially pivotal studies. The Phase 2b program is anticipated to be in up to 150 adults with recurrent or refractory AML. Dosing schedules will be determined from Phase 1/2a results and efficacy will be assessed by IWG 2003 AML Response Criteria. Our estimated time to completion of the Phase I/2a clinical trial is approximately one year from the time it is commenced. No assurance can be given in these regards.

Given the high unmet medical need in AML, we believe successful determination of objective clinical response at tolerated doses may form the basis for Breakthrough Status and FDA Accelerated Approval. No assurance can be given in these regards.

We have selected AML as our first indication for OM-301. AML is recognized as an orphan indication by the FDA. Almost all treated AML patients will eventually relapse, leading to a dismal 25% five-year survival rate. Because OM-301 is selective and is anticipated to have minimal side effects due to limited off-target effects on normal cells, we believe that it will deliver significant benefit (i) in relapsed and refractory patients; (ii) in combination with other therapies; and (iii) as well as a first-line therapeutic in newly diagnosed patients 75 years of age or older who have comorbidities that preclude the use of intensive induction chemotherapy. Our long-term strategy is to expand to other orphan oncology indications.

We have evidence of OM-301 effectiveness in multiple myeloma (approximately 35,000 new patients in the United States each year), and we are considering this target as a close follow-on to our AML trial. There will be synergy between the IND-enabling toxicology studies which, if the AML trial shows early proof of concept, can be rapidly leveraged into a second trial. Many additional cancer types, both hematologic and solid, have the potential to be future follow-on trials.

Competition and Competitive Advantage

The pharmaceutical industry is highly competitive. Many of our competitors are more established, have resources that far exceed ours, and have numerous approved drugs and therapeutics in the markets we are targeting. Our competitors in the general sense include the largest pharmaceutical companies such as Novartis and niche research and pharma companies developing a variety of cancer treatments. We believe the novel and highly selective mechanism of action of our molecules - targeting extracellular HDM2 - makes it potentially superior to existing treatment options for cancer. There is no competition in the market for this type of approach to cancer treatment, agnostic of tumor type. The specific necrotic effect that OM301/302 induce in cancer cells remains a unique and novel mechanism due to targeted cancer cell membrane pore-formation, which is not induced in normal cells. While certain pore-forming bacteria and their toxins cause necrosis in a similar fashion, they have the disadvantage of killing virtually all cells; in contrast, OM301 has a selective, cancer-specific mechanism.

This is the only molecule that functions in this manner among all known p53/HDM2 inhibitors. OM301/302 do not have any effect on untransformed cells, and do not cause normal hematopoietic stem cell disruption. OM302 is effective in vivo with no adverse side effects. Very importantly, unlike other therapies, our molecules generate the lytic effect in a p53 independent manner, which provides an advantage over others. This was clearly proven in the experiments with p53-null cells. Drug development for AML has been exceedingly challenging, predominantly due to heterogeneity, resulting in the failure of many promising drugs. Interestingly, because of the expression of HDM2 in most if not all patients, we expect OM-301 to have a significantly reduced risk of failure.

AML Market and Competition

The American Cancer Society (ACS)32 estimates 20,250 new cases of AML in the US in 2022, but 11,540 deaths from AML. Worldwide, it is estimated that there are about 130,000 new cases of AML each year, and about 80,000 deaths from AML.33 At an average annual cost of $50,000 to $100,000 (discussed later), this means an annual market in the $1 billion to $2 billion range in the US. Pricing is a bit lower ex-US, so the global market is likely in the $5 billion range.

First-line treatment of AML consists of chemotherapy in two phases: induction and post-remission (or consolidation) therapy. The goal of induction therapy is to achieve a complete remission by reducing the number of leukemic cells to an undetectable level; the goal of consolidation therapy is to eliminate any residual undetectable disease and achieve a cure.

The most common induction therapy is cytarabine and an anthracycline (e.g., daunorubicin), a regimen known as “7+3” because the cytarabine is given as a continuous IV infusion for 7 days while the anthracycline is given for three days. Although both are older products, Jazz Pharmaceuticals received FDA approval in 2017 for its combination treatment, Vyxeos® (cytarabine: daunorubicin), which is more convenient for patient administration. Sales of Vyxeos® reached $120 million in 2020, a reasonable level considering that Vyxeos® is only a reformulation of older, generic products.

In 2017, the FDA also approved Rydapt® (Novartis) for newly diagnosed AML patients whose disease carries a mutation called FLT3, which affects about 30% of AML patients. Rydapt® was approved in combination with chemotherapy for this group of patients. According to IQVIA data, the total sales of Rydapt® in the US were approximately $90 million in 2020. Edison Research reports that EvaluatePharma’s consensus forecast for Rydapt® is $240 million in 2026.

In November 2018, the FDA approved Xospata® (Astellas) as monotherapy for adults with FLT3-positive AML in a relapsed or refractory setting. Approval was based on the results of the Phase III ADMIRAL trial, in which treatment resulted in complete response or complete response with partial hematologic recovery in only 21% of patients. Xospata® sales reached about $200 million in 2020, yet EvaluatePharma reported a consensus forecast for Xospata® sales in 2026 is $770 million. Nevertheless, this may be at risk due to a clinical failure of Xospata® in late 2020. Following a quick approval in AML, a Phase III trial (LACEWING) of Xospata® plus azacitidine versus azacitidine alone in newly diagnosed FLT3 mutation positive (FLT3mut+) AML patients, who were ineligible for intensive induction chemotherapy, did not meet its primary endpoint of overall survival at a planned interim analysis.

Another product approved by the FDA in 2017 was Idhifa® (Celgene & Agios); like Rydapt®, it is only approved for a subset of patients, this time those with an IDH2 (isocitrate dehydrogenase-2) mutation, which affects less than 20% of the AML population. Although initially approved in patients with relapsed or refractory AML with an IDH2 mutation, in 2020, Idhifa® had a clinical failure when it did not show improved survival within that same patient population when used alongside best supportive care in a late-stage study. Sales of Idhifa® reached just under $100 million in 2019, and EvaluatePharma reports a forecast of around $270 million by 2026.

Only one-third of patients receiving Idhifa® (23%) or Tibsovo® (33%) responded to therapy, and relapse occurred within a year (Idhifa®: 8.2 months; Tibsovo®: 8.2 months) while greater than 40% of patients experienced an adverse event (AE) leading to dose interruption. Some patients experience serious AEs like differentiation syndrome or QT prolongation.

In 2018, AbbVie and Roche received approval for Venclexta® (venetoclax) in combination with azacitidine, or decitabine, or low-dose cytarabine for the treatment of newly diagnosed AML in adults who are age 75 years or older, or who have comorbidities that preclude use of intensive induction chemotherapy. Global sales of Venclexta® reached more than $360 million in 2020, and EvaluatePharma provides a consensus forecast of $1.5 billion by 2026.

32 American Cancer Society, “Cancer Facts & Figures 2021,” American Cancer Society, 2021.

33 WHO, “Global Cancer Observatory,” World Health Organization, 2020. [Online]. Available: gco.iarc.fr/. [Accessed 1 November 2021]; A. Forsythe and K. Sandman, “What Does the Economic Burden of Acute Myeloid Leukemia Treatment Look Like for the Next Decade? An Analysis of Key Findings, Challenges and Recommendations,” Journal of Blood Medicine, vol. 12, pp. 245-255, 2021.

About 50% to 75% of AML patients will achieve remission. Yet, even after complete remission, leukemic cells including leukemic stem cells, likely remain in numbers too small to be detected with current diagnostic techniques. Without additional consolidation therapy, almost all AML patients will eventually relapse. Depending on the specific type of AML, patients may undergo an additional 3 to 5 courses of intensive chemotherapy. In Europe, patients can also be given immunotherapy with a combination of histamine dihydrochloride (Ceplene®) and interleukin 2 (Proleukin®). However, in the US, the FDA has never approved Ceplene®.

Relapse is common, the prognosis is poor and treatment options for relapsed AML are quite limited. The only proven therapy is a hematopoietic stem cell transplant if one has not already been performed. In 2000, a CD33 monoclonal antibody-linked cytotoxic agent gemtuzumab ozogamicin (Mylotarg®) was approved for relapsed patients over the age of 60. The product had a black-box warning and was voluntarily withdrawn from the market by Pfizer in 2010 and then reintroduced in 2017, but Mylotarg® has never been a huge commercial success, generating just $20 million in annual sales.

Unfortunately, leukemic stem cells are resistant to most chemotherapy and residual LSCs end up leading to eventual relapse in most AML patients. As a result, AML is a bustling field with dozens of molecules in development targeting transcription, cell metabolism and apoptosis. In 2015, GlaxoSmithKline signed a collaboration with the University of San Diego, CA, to develop inhibitors of aberrant RNA editing in cancer stem cells for the treatment of leukemia. Other emerging competitors are developing antibody-drug conjugates that target various cell surface molecules for attachment and subsequent destruction of leukemic cells, in some ways mirroring OM-301.

With the advent of chimeric antigen receptor CAR-T novel cell therapies, development of novel CAR-T therapies targeting cancer stem cells will likely compete in this area. However, the challenge of finding specific tumor antigens selectively present in cancer stem cells remains a significant hurdle for CAR-T and other immunotherapies. Privately held, Ireland-based biotech ONK Therapeutics, Inc., is developing a natural killer (NK) cell therapy targeting leukemic stem cells (LSCs) for the treatment of AML.

Beyond AML, Oncolyze plans to develop OM-301 for the treatment of other blood-borne cancers and solid tumors. There have been previous attempts to develop a selective anti-cancer agent capable of killing both cancer cells and cancer stem cells. Thus far no FDA approved anti-cancer treatment meets this criteria. Sumitomo Dainippon Pharma Oncology, Inc., through its $2.6 billion acquisition of Boston Biomedical, was developing agents in this area, but failed in clinical trials in colorectal and pancreatic cancers. GlaxoSmithKline signed a $1.4 billion collaboration agreement with OncoMed to develop anti-cancer compounds targeting cancer stem cells, but ten years later Glaxo discontinued development and terminated the collaboration after clinical trial failures. Verastem, Inc. (Nasdaq: VSTM) is developing tyrosine kinase inhibitors targeting cancer stem cells in solid tumors in human clinical trials, but not in AML.

Potential Competitive Advantage Prospects for Lead Drug OM-301 - AML Value Proposition

The novel and highly selective mechanism of action of our lead drug—targeting extracellular HDM2—makes it potentially superior to existing treatment options for cancer. There is no competition in the market for this type of approach to cancer treatment, agnostic of tumor type. The specific necrotic effect that OM-301 induces in cancer cells remains a unique and novel mechanism due to targeted cancer cell membrane pore-formation, which is not induced in normal cells. While certain pore-forming bacteria and their toxins cause necrosis in a similar fashion, they have the disadvantage of killing virtually all cells including normal cells. In contrast, OM-301 acts by a selective, cancer-specific mechanism, killing cancer and cancer stem cells while sparing normal cells and tissues.

We believe that this is the only molecule that functions in this manner. OM-301 does not appear to have any effect on untransformed (not cancer) cells and does not cause normal hematopoietic stem cell disruption. Very importantly, unlike other therapies, OM-301 generates the lytic effect in a p53 independent manner, which provides an advantage over existing anti-cancer drugs. This was clearly proven in our experiments with p53-null cells. Drug development for AML has been exceedingly challenging, predominantly due to cancer cells heterogeneity, resulting in the failure of many promising drugs. Interestingly, because of the expression of HDM2 in most if not all patients, we expect OM-301 to have a significantly reduced risk of failure.

Given this diverse competitive landscape, we feel that OM-301 will deliver some unique and differentiated advantages in the treatment of newly diagnosed and relapsed AML:

1	Safety: Specifically targeting HDM2, a molecule that is almost exclusively found on the surface of cancer cells and not normal cells, resulting in what we anticipate being a much more acceptable safety profile; some pipeline molecules target CD33 and other cell surface molecules that are also present on normal hematopoietic stem and progenitor cells;

2	Efficacy: Designed to selectively and rapidly kill leukemic cells and leukemic stem cells while sparing normal cells, which should decrease the time until complete response and increase the duration of complete response, while also significantly reducing or delaying the need for transfusion or transplant; and

3	Novelty: Working via a completely novel mechanism of action that may be complementary to other therapeutics; a physical mechanism of action, rather than one dependent on intact cell signaling pathways or presence of intracellular targets.

We expect these advantages will make OM-301 a favorable option for patients, especially those that are age 75 or older, have comorbidities, or do not respond well to other therapeutics.

AML represents an attractive commercial market. Currently available AML therapies are priced within a range of $50,000 to $100,000 per patient per year. Among the current branded AML drugs, the wholesale acquisition cost (WAC) of Vyxeos® is reported to be in the range of $47,895 and $79,825 for the entire course of therapy.34 The FSS (Federal Supply Schedule) shows the government’s contracted price as $29,019 for a five-pack (induction) + $11,680 for a two-pack (consolidation), for a total of about $40,000. Celgene and Agios reportedly price Idhifa® at $24,872 per month before discounts.35 Venclexta® has a list price of about $109,500 for the first year of treatment.36 The FSS price is around $11,208 per month (400mg daily), in line with the reported annual cost.

Potential Second Indication for OM-301 - Multiple Myeloma

Based on results from preclinical studies in cancer experimental models, we plan to evaluate OM-301 as a potential treatment for multiple myeloma. In the United States, there will be an estimated 34,920 cases of multiple myeloma in 2021,37 qualifying it as an orphan indication. The estimated five-year survival rate for multiple myeloma is 56%. These patients have a cytogenetic makeup that predisposes them to rapid disease progression and relapse, and they often run out of suitable therapies. Currently, high-risk multiple myeloma patients are often treated aggressively, using combinations of existing therapies.

Multiple myeloma remains an incurable hematological malignancy despite the availability of several treatments. Resistance to therapy is the primary challenge associated with the disease’s relapse and recurrence, especially in elderly patients. The mainstays of treatment have been agents that affect the immune system, such as Revlimid® (BMS) used in combination with the generic corticosteroid dexamethasone. The prescribing of proteasome inhibitors such as Kyprolis® (Amgen / Ono) and Ninlaro® (Takeda), along with the emergence of novel drugs such as Darzalex® (Genmab / Janssen) is having an impact on treatment choices in the third-line setting.

34 MedCity News, “Why has Jazz’s Vyxeos fallen short in sales? It may boil down to pricing and ‘politics’,” 25 December 2018. [Online]. Available: medcitynews.com/2018/12/why-has-jazzs-vyxeos-fallen-short-in-sales-it-may-boil-down-to-pricing-and-politics/. [Accessed 1 November 2021].

35 OptumRx, “Idhifa® (enasidenib) – New orphan drug approval,” Optum, Inc, 2017. [Online]. Available: professionals.optumrx.com/content/dam/optum3/professional-optumrx/news/rxnews/drug-approvals/drugapprovals_idhifa_2017-0801.pdf. [Accessed 1 November 2021].

36 Fierce Biotech, “Roche/AbbVie team scores ‘breakthrough’ FDA OK of leukemia drug,” 11 April 2016. [Online]. Available: www.fiercebiotech.com/biotech/roche-abbvie-team-scores-breakthrough-fda-ok-leukemia-drug. [Accessed 1 November 2021].

37 National Cancer Institute, “Cancer Stat Facts: Myeloma,” [Online]. Available: seer.cancer.gov/statfacts/html/mulmy.html. [Accessed 1 November 2021].

The Multiple Myeloma market is even more lucrative than AML. Revlimid®, approved in 2005, treats multiple myeloma, myelodysplastic syndromes and other diseases. It is an immunomodulatory drug and the first oral medication that was developed for treatment of multiple myeloma. It is used in the newly diagnosed, maintenance therapy, and relapsed and/or refractory settings. The drug’s sales reached more than $12 billion in 2020,38 making it the pharma industry’s third most lucrative product. The drug now costs more than $750 per pill, or more than $20,000 for a month’s supply. Nevertheless, like with AML, treatment is only marginally effective. In the FIRST trial, there was a 10 month increase in overall survival (58.9 months vs 48.5 months) for patients taking Revlimid® + dexamethasone vs. MPT (melphalan + prednisone + thalidomide) over 72 weeks.

Darzalex® is a human IgG1k monoclonal antibody (mAb) that binds with high affinity to the CD38 molecule, which is highly expressed on the surface of multiple myeloma cells. It triggers a person’s own immune system to attack the cancer cells, resulting in rapid tumor cell death through multiple immune-mediated mechanisms of action and through immunomodulatory effects, in addition to direct tumor cell death, via apoptosis. Darzalex® has four approved multiple myeloma indications in the US, in combination with a variety of other treatments, depending on the line of therapy. Sales of Darzalex® surpassed $4 billion in 2020.39

And yet even after the availability of such exciting and widely used therapies, there still remains a tremendous unmet need. Some patients have penta-refractory myeloma, which is myeloma that’s relapsed in spite of therapy with lenalidomide (Revlimid®) and pomalidomide (Pomalyst®), as well as bortezomib (Velcade®) and carfilzomib (Kyprolis®), as well as CD38 antibody. We believe that OM-301, given its unique mechanism of action and anti-cancer effects on cancer stem cells, could potentially become an effective treatment for multiple myeloma patients who do not respond to existing therapies.

Manufacturing

We do not own or operate manufacturing facilities and have no plans to build our own clinical or commercial scale manufacturing capabilities. We expect to rely on third parties for the manufacture of our product candidates and related raw materials for clinical and preclinical development, as well as for commercial manufacture if any of our product candidates receive marketing approval.

The company is in the early stages of identifying manufacturing partners.

Regulation

Our business is subject to federal, state and local laws, regulations, and administrative practices concerning the provision of and payment for health care services, including, without limitation: federal, state and local licensure and registration requirements concerning the operation of pharmacies and the practice of pharmacy; Medicare, Medicaid and other publicly financed health benefit plan regulations prohibiting kickbacks, beneficiary inducement and the submission of false claims; the ACA; regulations of the FDA and the DEA, including regulations governing the purchase, sale, storing and dispensing of controlled substances and other products, as well as regulations promulgated by state and other federal agencies concerning automated outbound contacts such as phone calls, text messages and emails.

Employees

The company has 4 employees.

38 Fierce Pharma, “Revlimid,” 3 May 2021. [Online]. Available: www.fiercepharma.com/special-report/top-20-drugs-by-2020-sales-revlimid. [Accessed 1 November 2021].

39 Genmab, “Genmab Announces 2020 Net Sales of DARZALEX® (daratumumab),” 26 January 2021. [Online]. Available: www.globenewswire.com/news-release/2021/01/26/2164095/0/en/Genmab-Announces-2020-Net-Sales-of-DARZALEX-daratumumab.html. [Accessed 1 November 2021].

Intellectual Property

The original intellectual property for OM-301 was developed and owned by the Research Foundation of the State University of New York, and exclusively licensed by us. Recently, we decided to terminate this license agreement, as it was no longer in the best interest of us. There were two reasons for this decision. First, the two composition of matter patents were at patent expiry. Second, we realized that the primary market exclusivity for OM-301 would be dictated by orphan designation in both the U.S. and EU, and not by patent protection. Nevertheless, as per standard life-cycle management practices, we have filed several new patents to continue building the IP portfolio. These patents include protection for method and use, a new composition, and formulation, which should still provide us continued exclusivity and portfolio growth. Additionally, we plan to expand the portfolio, utilizing in silico techniques (similar to the way OM-301 was developed), to develop and test new chemical entities. Finally, we have in-licensed a new chemical entity (a peptide, designated SLH-1 with potential activity similar to OM-301), which we plan to also evaluate as a candidate and possibly develop in parallel as we move forward with our existing technology.

The following table describes the status of our current patent portfolio:

DKT #	Appin Date	Title	Status	Appin #	PubIn #	PubIn Date
2569-6 PCT/AU	4/8/2019	COMPOSITIONS FOR USE IN LYSIS OF SELECTIVE CANCER CELLS	Filed - (F)	2019247554
2569-6 PCT/CA	4/8/2019	COMPOSITIONS FOR USE IN LYSIS OF SELECTIVE CANCER CELLS	Filed - (F)	3,096,978
2569-6 PCT/CN	4/8/2019	COMPOSITIONS FOR USE IN LYSIS OF SELECTIVE CANCER CELLS	Filed - (F)	201980031072.3	112236162 A	1/15/2021
2569-6 PCT/EPO	4/8/2019	COMPOSITIONS FOR USE IN LYSIS OF SELECTIVE CANCER CELLS	Filed - (F)	19781717.4	3773660	2/17/2021
2569-6 PCT/US	10/6/2020	COMPOSITIONS FOR USE IN LYSIS OF SELECTIVE CANCER CELLS	Filed - (F)	17/045,620	2021-0128754	5/6/2021
2569-7 PCT/CA	2/18/2020	HDM2 ANTIBODY FOR USE IN TREATING CANCER	Filed - (F)	3,130,400
2569-7 PCT/CN	2/18/2020	HDM2 ANTIBODY FOR USE IN TREATING CANCER	Filed - (F)	TBA

DKT #	Appin Date	Title	Status	Appin #	PubIn #	PubIn Date
2569-7 PCT/EPO	2/20/2019	HDM2 ANTIBODY FOR USE IN TREATING CANCER	Filed - (F)	20759373.3
2569-7 PCT/US	8/20/2021	HDM2 ANTIBODY FOR USE IN TREATING CANCER	Filed - (F)	17/432,563
2569-9 PCT	12/28/2020	STABLE FORMULATIONS OF ANTI-CANCER PEPTIDES	Filed - (F)	18016855

SLH Licensed Patents (New Candidate: SLH-1)	Issue Date	Title	Status	Pat #
	1/12/2021	Methods for Treating Cancer	Granted	10889619
	9/1/2020	Methods for Treating Cancer	Granted	10759832
	9/3/2019	Methods for Treating Cancer	Granted	10400012

Property

The company does not own any real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Oncolyze, Inc., headquartered in New York, is a preclinical stage biotechnology company focused on developing a new drug known as OM-301 for the treatment of acute myelogenous leukemia (AML), multiple myeloma (MM), colon cancer, and multiple other hematologic and solid cancers. OM-301 has a novel and unique mechanism of action, causing the formation of pores (holes) on the surface of cancer cells. Instead of killing cancer cells by inducing apoptosis (programmed cell death) as most existing anti-cancer medicines, OM-301 kills cancer cells by a rapid mechanism known as “poptosis” (cell bursting).

Results of operations

Fiscal Year ended June 30, 2022 compared to year ended June 30, 2021

	Year Ended June 30,
	2022	2021	Change
Operating expenses
Research and development	$33,223	$170,035	$(136,812)
General and administrative	1,312,242	676,287	635,955
Total operating expenses	1,345,465	846,322	499,143
Loss from operations	(1,345,465)	(846,322)	(499,143)
Other expense:
Interest and other expense, net	6,500	7,601	(1,101)
Net loss	$(1,351,965)	$(853,923)	$(498,042)

The company has not yet generated any revenues from its operations.

•	For the year ended June 30, 2022 the company’s operating expenses were approximately $1.3 million compared with $846,000 for the year ended June 30, 2021. The increase of approximately $499,000 was primarily due to a year-over-year decrease in stock-based compensation business development expenses of approximately $79,000, as well as a decrease of regulatory and pre-clinical expense of $57,000. These decreases are partially offset by increases of approximately $640,000 in salary and professional fees during the year ended June 30, 2022 as management focused on fund raising activities to support future pre-clinical development efforts.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $372,720 of cash and cash equivalents compared with $286,843 as of June 30, 2021. The company has primarily financed its operations through the sale of common stock, warrants, a convertible note payable, and SAFEs, a portion of which has been raised from related party entities. The company has experienced negative cash flows from operations since inception, including net losses of $1,351,965 and $853,923 for the years ended June 30, 2022 and 2021, respectively. In addition, as of June 30, 2022, the Company had an accumulated deficit of $7,554,820.

The company will need to obtain additional funding whether through collaboration agreements, private or public equity or debt offerings or a combination thereof, and such additional funding may not be available on terms the company finds acceptable. If the company raises funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common and preferred stock. If additional funding is required, we cannot assure you that additional funds will be available to us on acceptable terms on a timely basis, if at all, or that we will generate sufficient cash from operations to adequately fund our operating needs.  If the company is unable to obtain sufficient capital to continue to advance its programs, the company would be forced to delay, reduce, or eliminate its research and development programs and any future commercialization efforts. Accordingly, substantial doubt is deemed to exist about the company’s ability to continue as a going concern within one year after the date of this Offering Circular.  The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Equity Issuances

Issuances of SAFEs and Convertible Notes

In April 2020, the company entered into a convertible note agreement with CATO BioVentures in the amount of $100,000. The convertible note bears simple interest at an annual rate of 6%. All unpaid principal, together with the accrued interest thereon, for the convertible note is payable upon the event of default or upon maturity, which was October 21, 2022. The convertible note has been extended through April 21, 2023. The convertible note contains several provisions addressing automatic and optional conversion, events of default, and prepayment provisions and cannot be assigned, transferred, or negotiated to any person without the prior written consent of the company. The proceeds were used for general business purposes. The convertible notes would convert if we raised $5 million in a private or public offering into 38,985.75 shares (not including the interest on the note which will also convert into shares; as of March 31, 2023 the interest accrued was $17,605.48 and would convert into an additional 6,860.95 shares).

In June 2021, the company executed SAFE agreements resulting in gross proceeds of $323,000, of which $100,000 was received from a related party, our director John Abeles. The SAFEs are not mandatorily redeemable, nor do they require the company to repurchase a fixed number of shares. The SAFEs do not bear interest and have no maturity date. All of these SAFEs have conversion terms stipulating conversion pricing at a 33.333% discount (or $2.1376 per share) upon the next preferred financing of the company. Assuming the company raises at least $3 million in this offering, the SAFEs will convert into 151,101.20 shares of Series A Preferred Stock. Additionally, the SAFE notes included ½ Warrant per share, for a total of 75,550.60 warrants. The SAFE warrants are exercisable at 2x the conversion price for the first 5 years post-conversion, and 4x the conversion price for the next 5 years. The proceeds of this offering were used for general business purposes.

Equity and Warrants

On June 22, 2022 the company completed a private placement under Regulation D. The company issued 203.534 pre-split shares of Common Stock and 203.534 warrants, raising a total of $527,290. Each share also entitles the purchaser to one warrant, as follows: a ¼ Warrant entitling the holder to purchase ¼ share of Common Stock at an exercise price of $3,238.99 ($3.239 after the Stock Split) per share for five years after the closing date; and a ¾ Warrant entitling the holder to purchase ¾ share of Common Stock at an exercise price of $5,182.38 ($5.182 after the Stock Split) per share for seven years after the closing date. The company also issued pre-split 20.353 broker warrants. The warrants have a term of five years and are exercisable at $2,591.19 per share of Common Stock, or $2.591 after the Stock Split. Subsequent to June 30, 2022, in July 2022, the Company issued and sold an additional 39 shares of common stock and warrants under the same terms for net proceeds of $102,290.

On December 31, 2022, the company commenced an offering under Regulation D to sell up to $15 million of Series A-1 Preferred Stock for $3.2063 per share. As of the date of this Offering Circular, the company has not sold any shares in this offering. Each Investor that purchases shares of Series A-1 Preferred Stock will also receive a warrant to purchase an equal number of shares of Series A-1 Preferred Stock at the same purchase price per share. Those investors who purchase at least $200,000 worth of Series A-1 Preferred Stock will also receive a second warrant to purchase an additional 50% of the number of shares of Series A-1 Preferred Stock purchased in connection with the offering, at the same purchase price per share. For additional terms of the Series A-1 Preferred Stock, see “Description of Capital Stock.”

Trend Information

By 2050, the World Health Organization projects 27 million new cancer patients annually due to a growing and aging population. Based on these incidence rates, IQVIA estimated a $130 billion global cancer therapy market in 2018, which is expected to grow to $200 billion by 2022 and $270 billion by 2025.8 The American Cancer Society (ACS)32 estimates 20,240 new cases of AML in the US in 2021, but 11,400 deaths from AML.33 Worldwide, it is estimated that there are about 130,000 new cases of AML each year, and about 80,00 deaths from AML.40 At an average annual cost of $50,000 to $100,000 (discussed later), this means an annual market in the $1 billion to $2 billion range in the US. Pricing is a bit lower ex-US, so the global market is likely in the $5 billion range.

The Multiple Myeloma market is even more lucrative than AML. Revlimid®, approved in 2005, treats multiple myeloma, myelodysplastic syndromes and other diseases. It is an immunomodulatory drug and the first oral medication that was developed for treatment of multiple myeloma. It is used in the newly diagnosed, maintenance therapy, and relapsed and/or refractory settings. The drug’s sales reached more than $12 billion in 2020,38 making it the pharma industry’s third most lucrative product. Nevertheless, like with AML, treatment is only marginally effective. Therefore, new treatments in AML, Multiple Myeloma, and other cancers are desperately needed.

Plan of Operations

The funding secured by this offering will allow us to: (i) add key personnel to support our growth; (ii) finalize the last required translational research (including two species of GLP toxicology); (iii) file for an IND with the FDA; and (iv) significantly advance the timeline of moving OM-301 into a Phase 1/2a clinical trial in AML to deliver a critical proof of principle for this exciting and novel mechanism of action.

If we raised the maximum offering amount, we would use:

•	Approximately $1,770,000 for GMP manufacturing and formulation development of our lead drug candidate OM-301 for the pre-clinical and clinical studies;

•	Approximately $870,000 for pre-clinical IND-enabling GLP toxicology studies, evaluating OM-301 in two species (rodent and canine), and preparing the regulatory documentation for the IND application with the FDA;

•	Approximately $1,740,000 for general overhead, administrative, and consulting expenses including hiring of a Director of R&D (part- or full-time); and

40 WHO, “Global Cancer Observatory,” World Health Organization, 2020. [Online]. Available: gco.iarc.fr/. [Accessed 1 November 2021]; A. Forsythe and K. Sandman, “What Does the Economic Burden of Acute Myeloid Leukemia Treatment Look Like for the Next Decade? An Analysis of Key Findings, Challenges and Recommendations,” Journal of Blood Medicine, vol. 12, pp. 245-255, 2021.

•	Research and discovery, both related to OM-301 for new indications (new cancer types such as multiple myeloma and other cancers) and for new clinical entities related to the core mechanism of action of OM-301.

If the total amount is not achieved, the priority will be to complete the pre-clinical work first, along with salaries for up to 1.5 years. Preparation for the clinical trial, including IND filing and manufacturing for the clinical trial will be deferred. We will subsequently conduct another financing round after completing the pre-clinical work and showing additional successful data generation.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic, which continues to spread throughout the United States. While the disruption is currently expected to be temporary, there is uncertainty around the duration.

COVID-19 has been a highly disruptive economic and societal event that has affected our business and has had a significant impact on consumer behavior. To serve our customers while also providing for the safety of our team members, we have adapted aspects of our operations. We have moved to a virtual model where any contact with the team, or outside vendors etc. is kept to a minimum through the use of virtual online meetings but the pandemic has not otherwise disrupted our research and development efforts to date given that we are at an early stage in our operations.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below.

Name	Position	Age	Term of Office	Approximate hours per week
Executive Officers:
Steven J. Evans, MD	Chief Executive Officer	69	3/29/18-3/11/26	full time
Aleksandar Stojanovic, PhD	Chief Operating Officer	45	3/8/19-6/30/25	1/4 time
Larry Altstiel, MD, PhD	Chief Scientific Officer	71	2/28/19-indefinite	1/2 time
John Abeles, MD	Chief Corporate Development Officer	76	3/29/18-3/11/26	8 hours
Barbara A. Carlin, MBA, CPA	Consulting Chief Financial Officer	48	6/9/21-indefinite	2 hours
Directors:
Steven J. Evans, MD	Director	69	6/29/11-indefinite	full time
John Abeles, MD	Director	76	6/29/11-indefinite	88 hours
Rosemary Mazanet, MD, PhD	Director	67	8/21/11-indefinite	2 hours
Alexander Zukiwski, MD	Director	64	12/12/17-indefinite	2 hours
James Foght, PhD	Director	85	6/11/16-indefinite	2 hours

Biographies

Steven J. Evans, MD - Founder, CEO and Director

Dr. Evans founded the company and has served as our Chief Executive Officer since 2016 and Director since 2011. Dr. Evans obtained his MD from the New York University School of Medicine, completed his fellowship in Cardiovascular Disease and Electrophysiology at Cedars-Sinai Hospital, and in the course of his career became both an experienced entrepreneur and a leading strategic advisor in the life sciences area with 25 years of experience working for clients including Biosense, Johnson & Johnson, Medtronic, Guidant, Impulse Dynamics, St. Jude, and Atricure, and consulting for venture funds focused on new medical technologies. His expertise spans scientific assessment, clinical research, market analysis, regulatory and reimbursement evaluation, and C-level experience. He is the co-inventor and co-founder of ImaCor Medical Technologies; as CEO of ImaCor, he secured a $5 million venture investment in 2004. He led ImaCor through R&D, clinical trials, product manufacturing, a second $5 million round in 2006, and FDA clearance; the company is currently in sales. From 2007 to 2015, Dr. Evans, as CEO of Althera, led the company through a critical restructuring, a $6 million+ bridge financing, the formation of a US subsidiary, and the build-out of strong management and medical teams. Althera exited via a stock swap in 2015 and is currently in very successful clinical trials.

Aleksandar Stojanovic, PhD – Chief Operating Officer

Dr. Stojanovic joined Oncolyze in 2019 as COO. He brings 16 years of global consulting and operational experience in the life sciences and has worked or consulted for more than 50 public and private companies throughout that time.

Since 2019, he has served as Managing Partner at The Naissos Group, where he has advised life science companies across the United States, Europe, Asia, and Australia on various operational, commercial and corporate topics. From 2013 to 2018, he was VP of Business Development & Commercial Operations at Phosphagenics, an Australian pharmaceutical company, where he played a key role in overhauling the corporate brand, vision and strategy, to instill investor confidence in a turnaround situation and enable a $19 million financing. He guided the company to reposition R&D efforts, leveraging a proprietary drug delivery technology, from topical to injectable, resulting in more than half a dozen new assets and a major partnership with Terumo. Prior to that, from 2011 to 2013, he was Head of New Products Marketing at Grunenthal, where he led commercial development of pipeline entities from Phase 1 to 3. Earlier in his career, from 2006 to 2011, he was a Consultant with ZS Associates for six years.

He was a NIH Postdoctoral Fellow at the Center for Drug Discovery, Northwestern University. He earned BS degrees in both Chemistry and Cell Biology at the University of Illinois and a PhD in Pharmacology & Toxicology at Dartmouth College.

Larry Altstiel, MD, PhD – Chief Scientific Officer

Dr. Altstiel joined Oncolyze in 2019 as CSO. Before joining Oncolyze, he served as Chief Medical Officer (2015 to 2018) and Executive Vice President (2016 to 2018) of vTv Therapeutics Inc. He served as the CEO of Provectra Biotherapeutics, an early-stage biotechnology company developing novel gene therapy for neurodegenerative diseases, from 2013 to 2015, and was its founder. He was responsible for all of Provectra’s product development activities, while leading Provectra toward commercializing products based upon its proprietary gene therapy technologies. From 2007 to 2013, he served as VP of Neuroscience Clinical Development and Neuroscience Therapeutic Area Clinical Lead, at Pfizer Inc. His principal responsibilities were directing PGRD Neuroscience Research Unit clinical research, which included governance, operational and budgetary responsibilities for: preclinical biology and first in human studies; supervising of transitional medical plans and related external alliances; supervising clinical teams conducting early phase clinical research from translational medicine through proof of concept and subsequent Phase 3 clinical trials.

Dr. Altstiel was a NIH Postdoctoral Fellow at The Biological Laboratories, Harvard University. He earned a BS in Chemistry / Physics at the University of Illinois, a PhD in Cell Biology, Virology and Physical Chemistry at The Rockefeller University and a MD at The University of Miami, Miller School of Medicine.

John Abeles, MD – Co-Founder, Chief Corporate Development and Strategy Officer and Director

Dr. Abeles has served as our Chief Corporate Development and Strategy Officer since 2018 and as a director since 2011. Dr. Abeles received his MD and a degree in Physiology and Pharmacology from the University of Birmingham, England. He practiced medicine in London and Connecticut, and has held senior medical positions with Sterling Drug, Pfizer and USV. In 1975, he became the first full-time Wall Street healthcare analyst with MD qualifications, at Kidder Peabody.

In 1980. Dr. Abeles formed MedVest Group, a biomedical consulting firm, and later Northlea Partners, his family office. Dr. Abeles has promulgated, and sometimes founded, many early-stage biomedical companies, several of which have been acquired and/or become public companies.

He has served as an Advisory Board Member of the College of Chemistry, University of California, Berkeley, an external member of the SPARK program at Stanford University, and an Advisory Board member of the Higuchi BioSciences Institute at the University of Kansas. He is a Fellow of the Royal Society of Medicine, London. He is a member of the board of several healthcare non-profit organizations in the U.S. and Israel and is active in sponsoring the arts and several charities.

Barbara A. Carlin, MBA, CPA – Consulting Chief Financial Officer

Barbara Carlin, who is employed by Danforth Advisors LLC, has served as our chief financial officer (CFO) since 2021. Since April 2020, she has been serving as Managing Director, Mid-Atlantic for Danforth Advisors, where she serves as a consultant for life science companies. Prior to joining Danforth Advisors, she served as CFO of Enterin, Inc. from May 2019 to March 2020. She previously held finance leadership roles at Egalet Corporation, Sobi, Inc., Topaz Pharmaceuticals, Inc., Genaera Corporation and Vicuron Pharmaceuticals, Inc. She began her career as an auditor at Deloitte. Barbara is a certified public accountant licensed in the Commonwealth of Pennsylvania and holds a BS in Accounting and MBA in Pharmaceutical and Healthcare Marketing from St. Joseph’s University.

Rosemary Mazanet, MD, PhD – Director

Dr. Mazanet has been an investor, executive and expert in healthcare for more than 25 years. A trained Oncologist, she was intimately involved with the development of Neupogen (among other product candidates) and the Cell Therapy program at Amgen, where she was head of Oncology Clinical Research from 1992 to 1998. After moving to the investment world in 1998, she helped to manage the Oracle Partners Biotech portfolio which had very profitable years from 1998 to 2003. Since 2004, in her role as an investor and a consultant, she has founded companies (Breakthrough Therapeutics, Inc), acted as interim management (Interim CEO, Access Pharmaceuticals OTC: ACCP; Interim CEO, Diabetes America, Inc., CMO, NKT Therapeutics), and corporate advisor to many biotechnology companies, funds and firms. She serves/has served as a director of public (GTI, Inc., (NASD: GTXI), Aksys LTD. Access Pharmaceuticals) and private (Actinium Pharmaceuticals, Amorcyte, Cellumen, Patriot Care) companies.

For the past ten years, she has been a Trustee and Member of the Executive Committee for the School of Medicine and Health System at the University of Pennsylvania. She remains licensed to practice medicine in several states.

James L. Foght, PhD – Director

James Foght has been an Independent Director with Oncolyze since 2016. Dr. Foght obtained his PhD from the University of Illinois, having done research in Organic Chemistry, Biochemistry, and Microbiology. He was Co-Founder and Managing Director for DuPont Pharmaceuticals Europe, Africa and Middle East, after which he was a Co-Founder and Co-Director of the first life science investment banking group at Kidder Peabody. He was a Co-Founder and President of Vector Securities, and a Co-Founder of Deerfield Partners Hedge Fund, one of the most successful hedge funds in the life sciences. He serves on the Boards of Cambridge Antibody (UK), Acrux Limited, and Pinnacle Biologics.

Alexander Zukiwski, MD – Director

Alexander Zukiwski has been an Independent Director with Oncolyze since 2017. Dr. Zukiwski has more than 22 years of experience in global drug development and has supported the clinical evaluation and registration of many successful therapeutic agents, including Taxotere®, Xeloda®, Procrit®/Eprex®, Velcade®, Yondelis®, and Doxil®, and currently serves as the Chief Medical Officer of CASI Pharmaceuticals. He was Chief Executive Officer and Chief Medical Officer of Arno Therapeutics and has been a Director of Arno Therapeutics since 2014. Prior to Arno in 2007, he served as Chief Medical Officer and Executive Vice President of Clinical Research at MedImmune. Prior to MedImmune, Dr. Zukiwski held several roles of increasing responsibility at Johnson & Johnson Pharmaceutical Research & Development LLC (J&JPRD) and Ortho Biotech. Before joining J&J, he served in clinical oncology positions at pharmaceutical companies including Hoffmann-LaRoche, Glaxo Wellcome and Rhone-Poulenc Rorer. He has served as a Member of Medical Advisory Board at Gem Pharmaceuticals, LLC and served as a Director of Ambit Biosciences Corporation.

Dr. Zukiwski holds a bachelor’s degree in pharmacy from the University of Alberta and a MD degree from the University of Calgary. He conducted his post-graduate training at St. Thomas Hospital Medical Center in Akron, Ohio and the University of Texas MD Anderson Cancer Center.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended June 30, 2022, we did not compensate any of our directors and executive officers. Each of the executive officers have agreements with the company, the terms of which are set forth below and the company will commence paying the executive officers in accordance with the terms of these agreements.

Employment and Consulting Agreements

Dr. Evans is a director and CEO of Oncolyze. His current employment agreement, most recently amended as of March 2, 2021, specifies a term of five years, which will automatically renew for an additional two-year period unless either party gives timely notice of termination. The agreement also requires that Dr. Evans devote his full business time upon a $15 million financing round or upon a preliminary closing of such round in which a minimum of at least $5 million is committed (the “Finance Date”), though Dr. Evans has committed his full business time since the date of the agreement and intends to continue to do so during the term of his agreement. The agreement also specifies that Dr. Evans is entitled to an annual base salary of $375,000 (since August 25, 2019) and a bonus of $50,000, both of which are deferred until the Finance Date. Dr. Evans is also entitled to options to purchase shares of Common Stock equal to 5% of the company’s capital on a fully diluted basis, which will be granted upon the Finance Date. For unpaid salary prior to August 25, 2019, Dr. Evans was issued options to purchase 135 shares at an exercise price of $5,188 per share and was granted options to purchase an additional 45 shares at an exercise price of $5,188 per share, in recognition for unpaid work for the company since inception. Dr. Evans was also granted fully vested options to purchase an additional 90 shares, at an exercise price of $5,188 per share, upon execution of the agreement. Dr. Evans is further entitled to a bonus of 2.0% of the gross price paid to the company, upon sale by the company of stock and/or assets or any transaction or series of transactions resulting in the company receiving a gross price in cash, stock or assets with a value of $500 million or more (a “$500 Million Transaction”). Additionally, as a share of revenues bonus, promptly after the company has consummated a $500 Million Transaction, Dr. Evans or his estate will be entitled to a 2% royalty of the net trade sales of the current assets in the company for 30 years. Outside of this agreement, on January 3, 2020, Dr. Evans was issued additional options to purchase 110 shares, at an exercise price of $2,817.53 per share, for his continued services to the company.

Dr. Stojanovic is COO of Oncolyze. His current agreement, effective as of July 1, 2021, specifies a term of four years, which will automatically renew for an additional two-year period unless either party gives timely notice of termination. The agreement also requires that Dr. Stojanovic devote 25% of his business time upon the Finance Date, though Dr. Stojanovic has committed at least 25% of his business time since the date of the agreement and intends to continue to do so during the term of his agreement. The agreement also specifies that Dr. Stojanovic is entitled to an annual base salary of $87,500 and a bonus of $12,500 that is deferred until the Finance Date and options to purchase 175 shares of Common Stock, at an exercise price of $2,817.53 per share, which were granted upon the effective date of the agreement. This option grant was in addition to options granted to purchase 122 shares of company Common Stock as compensation for prior consulting services provided by Dr. Stojanovic. Of those 122 options, 67 options have an exercise price of $5,188 per share, and 55 options have an exercise price of $2,817.53 per share. Additionally, Dr. Stojanovic is entitled to a bonus of 0.5% of the gross price paid to the company, upon sale by the company in a $500 Million Transaction. Additionally, as a share of revenues bonus, promptly after the company has consummated a $500 Million Transaction, Dr. Stojanovic or his estate will be entitled to a 0.5% royalty of the net trade sales of the current assets in the company for 30 years. See also “Certain Relationships and Related Party Transactions” for additional options owned by affiliates of Dr. Stojanovic.

Dr. Abeles is a director and Chief Corporate Development and Strategy Officer of Oncolyze. His current agreement, most recently amended as of March 2, 2021, specifies a term of five years, which will automatically renew for an additional two-year period unless either party gives timely notice of termination. The agreement also requires that Dr. Abeles devote four days per month upon the Finance Date, though Dr. Abeles has committed at least four days per month since the date of the agreement and intends to continue to do so during the term of his agreement. The agreement provides for an annual base salary of $75,000 (since August 25, 2019) and a bonus of $12,500, both of which are deferred until the Finance Date. For unpaid salary prior to August 25, 2019, Dr. Abeles was issued options to purchase 29 shares, at an exercise price of $5,188 per share, and was granted options to purchase an additional 45 shares, at an exercise price of $5,188 per share, in recognition for unpaid work for the company since inception. Dr. Abeles was also granted fully vested options to purchase an additional 89 shares, at an exercise price of $5,188 per share, upon execution of the agreement. Additionally, Dr. Abeles is entitled to a bonus of 1% of the gross price paid to the company, upon sale by the company in a $500 Million Transaction. Additionally, as a share of revenues bonus, promptly after the company has consummated a $500 Million Transaction, Dr. Abeles or his estate will be entitled to a 1% royalty of the net trade sales of the current assets in the company for 30 years. On January 3, 2020, Dr. Abeles was issued additional options to purchase 22 shares, at an exercise price of $2,817.53 per share, for his continued services to the company.

Dr. Altstiel is CSO of Oncolyze. His current agreement, effective February 28, 2019, specifies at-will employment, 50% time commitment, an annual base salary of $150,000, which will commence upon a $10 million financing. On February 28, 2019, Dr. Altstiel was issued options to purchase 65 shares, at an exercise price of $5,188 per share, as compensation for his consulting work as CSO. On January 3, 2020, Dr. Altstiel was issued additional options to purchase 55 shares, at an exercise price of $2,817.53 per share, for his continued services to the company.

Ms. Carlin is consulting as CFO of Oncolyze. She is currently employed by Danforth Advisors LLC. Our current consulting agreement with Danforth Advisors LLC, effective June 9, 2021, can be terminated with 30 days’ notice, provides for a time commitment as needed by Oncolyze, and provides for compensation on an hourly basis, as well as options to purchase 15 shares of company Common Stock, at an exercise price of $2,817.53 per share, which have been granted.

TNG Creative LLC serves as the company’s strategic communications agency. Our current consulting agreement with TNG Creative, effective July 1, 2021, specifies a term of four years, which can be terminated at any time. The agreement provides for a time commitment of up to 20 hours per month, in exchange for options to purchase 150 shares of company Common Stock, at an exercise price of $2,817.53 per share, which were issued to TNG Creative’s parent company, The Naissos Group LLC. Both Dr. Stojanovic and Mika Stojanovic, wife of Dr. Stojanovic, our COO, serve as Managing Partners of TNG Creative LLC. See “Certain Relationships and Related Party Transactions.”

Dr. Zukiwski is a consultant to Oncolyze. His current agreement, effective March 21, 2019, specifies an initial term of 12 months and 10% commitment of time, in exchange for options to purchase 51 shares of Common Stock, at an exercise price of $5,188 per share. Upon the Financing Date, it is the intent of both parties to renegotiate an agreement for Dr. Zukiwski to join as chief medical officer of Oncolyze.

Director and Advisory Board Compensation

Dr. Von Hoff serves as the Director of the Scientific Advisory Board of Oncolyze. His current agreement, most recently renewed as of June 7, 2021, specifies a term of one year, provides for certain advisory responsibilities, and provides for a compensation of $1,500 per month.

All Directors and all Advisory Board members, other than Dr. Von Hoff, have been compensated with equity grants so far. Moving forward, depending on our financial situation, we will determine the appropriate mechanism(s) to employ for compensating Directors and Advisory Board members.

2021 Equity Incentive Plan

Our 2021 Equity Incentive Plan (the “Stock Plan”) was adopted on August 30, 2021 to attract and retain employees, directors and consultants to promote the success of the business. The Stock Plan is administered by our Board of Directors which may determine, among other things, the (a) terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) persons who are to receive options and stock purchase rights and (c) the number of shares to be subject to each option and stock purchase right. The Stock Plan may also be administered by a special committee, as determined by the Board of Directors.

As of the date of this Offering Circular, under the Stock Plan, the maximum aggregate number of shares of our Common Stock that may be issued is 3,000 shares. As of the date of this Offering Circular, we have granted 340 options pursuant to the Stock Plan, of which 52 are vested as of September 30, 2021, and currently have 2,660 shares which remain available for grant.

The Stock Plan provides for the grant of (i) “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to employees of our company and (ii) nonstatutory options and restricted stock to employees, directors or consultants of our company. Cashless exercise of options granted under the Incentive Plan is permitted under the Incentive Plan. Generally, options will expire ten years after their date of grant.

Until the Stock Plan terminates, any unpurchased shares of Common Stock underlying all options and stock purchase rights that expire or become unexercisable will become available for future grant or sale under the Stock Plan. The number of shares of our Common Stock underlying each option or stock purchase right, the total number of shares of our Common Stock authorized but as to which no options or stock purchase rights have been granted, and the price per share of Common Stock underlying all outstanding options and stock purchase rights will be proportionately adjusted for any increase or decrease in the number of issued shares of our Common Stock resulting from stock splits, reverse stock splits, stock dividends, combinations or reclassifications of our Common Stock, or any other increase or decrease in the number of issued shares of our Common Stock effected without receipt of consideration by us.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of the date of this Offering Circular, giving effect to the Stock Split, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table assumes that all options and warrants have vested.

Name and address of beneficial owner (1)	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (2)	Percent of class
Steven J. Evans, MD	Common Stock	467,291	1,391,364	19.90%
John Abeles (3)	Common Stock	220,515	1,270,699	15.97%

All current officers and directors as a group (8 people)	Common Stock	687,806	3,398,063	43.76%

(1)	The address for all beneficial owners is the company’s address, 845 UN Plaza, 61b, New York, NY 10017.

(2)	Represents shares issuable upon exercise of vested options and warrants.

(3)

Represents shares owned by Northlea Partners. John Abeles is the manager of the general partner of Northlea Partners and exercises voting control over all shares. Northlea Partners also owns SAFEs and warrants that, assuming the company raises at least $3 million in this offering, will convert into 70,171 shares of Series A Preferred Stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Naissos Group LLC (via its subsidiary TNG Creative LLC) received a payment of $24,000 and 1% option award for building the Oncolyze branding, website, and managing the strategic communications for a period of 2 years. It has been also contracted for $50,000 for the provision of a video and investor website associated with this offering and will likely receive additional compensation to act as the company’s strategic communications / public relations agency for the foreseeable future.

The Naissos Group LLC is owned by our COO, Aleksander Stojanovic.

In June 2021, the company executed SAFE agreements resulting in gross proceeds of $323,000, of which $100,000 was received from a related party, our director John Abeles. The SAFEs are not mandatorily redeemable, nor do they require the company to repurchase a fixed number of shares. The SAFEs do not bear interest and have no maturity date. All of these SAFEs have conversion terms stipulating conversion pricing at a 33.333% discount (or $2.30 per share) upon the next preferred financing of the company. Assuming the company raises at least $3 million in this offering, the SAFEs will convert post-split into 151,101.20 shares of Series A Preferred Stock and 75,550.60 warrants as described above. The proceeds of this offering were used for general business purposes.

DESCRIPTION OF CAPITAL STOCK

General

The company is offering shares of Series A Preferred Stock in this offering. The Series A Preferred Stock may be converted into shares of the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. The company is therefore qualifying up to 5,146,119 shares of Series A Preferred Stock, including Bonus Shares, convertible into an additional 5,146,119 shares of Common Stock, under the Offering Statement of which this Offering Circular is a part.

Prior to qualification of the post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, the company will amend its amended certificate of incorporation to effect a 1,000-for-1 split of its outstanding Common Stock (the “Stock Split”) and to authorize additional shares of Common Stock and to authorize Preferred Stock, including the Series A Preferred Stock and Series A-1 Preferred Stock described below. The form of amended and restated certificate of incorporation setting forth the terms of the Series A Preferred Stock and Series A-1 Preferred Stock is filed as Exhibit 2.4 to the Offering Statement of which this Offering Circular is a part. The following description summarizes the most important terms of the company’s capital stock in accordance with the amended and restated certificate of incorporation, including the Stock Split and recapitalization. This summary does not purport to be complete and is qualified in its entirety by the provisions of Oncolyze’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Oncolyze’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws of the company and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of Common Stock, par value $0.001 per share. Upon the filing of the amended and restated certificate of incorporation, the total number of authorized shares of Common Stock of Oncolyze will be 27,500,000 and the total number of authorized shares of Preferred Stock, par value $0.001 per share, will be 18,000,000, of which 6,000,000 will be designated as Series A Preferred Stock and 12,000,000 will be designated as Series A-1 Preferred Stock. The total number of shares of Common Stock available for issuance under the Equity Incentive Plan is 2,660,000.

As of the date of this Offering Circular, the outstanding shares and options of the company consisted of 1,468,447.87 shares of Common Stock, and 1,374,000 shares of Common Stock that are issuable upon exercise of employee stock options (which does not include 2,660,000 available but unissued options under the Equity Incentive Plan), and no shares of Preferred Stock.

Common Stock

Voting Rights

Each holder of the company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Preferred Stock

On December 31, 2022, the company commenced an offering under Regulation D to sell up to $15 million of Series A-1 Preferred Stock for $3.2063 per share. As of the date of this Offering Circular, the company has not sold any shares in this offering. Each Investor that purchases shares of Series A-1 Preferred Stock will also receive a warrant to purchase an equal number of shares of Series A-1 Preferred Stock at the same purchase price per share. Those investors who purchase at least $200,000 worth of Series A-1 Preferred Stock will also receive a second warrant to purchase an additional 50% of the number of shares of Series A-1 Preferred Stock purchased in connection with the offering at the same purchase price per share.  Unless otherwise specified, references to “Preferred Stock” mean the Series A Preferred Stock and the Series A-1 Preferred Stock.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted. Fractional votes will not be permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock, on an as converted to Common Stock basis.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of Common Stock. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Preferred Stock are convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate for the Preferred Stock is one share of Common Stock per share of Preferred Stock. The conversion rate is subject to adjustment in the event any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

Additionally, each share of Preferred Stock will automatically convert into Common Stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the company, as further set forth in the amended and restated certificate of incorporation, all holders of Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for the shares of Preferred Stock is $3.2063 per share (the “Original Issue Price”).

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Protective Provisions for Series A-1 Preferred Stock

So long as 25% of the shares of Series A-1 Preferred Stock issued are outstanding, in addition to any other vote or approval required under the company’s certificate of incorporation or bylaws, the company will not, without the written consent of the holders of at least a majority of the Series A-1 Preferred Stock, either directly or by amendment, merger, consolidation, recapitalization, reclassification, or otherwise:

(i) liquidate, dissolve or wind-up the affairs of the company or effect any Deemed Liquidation Event; (ii) amend, alter, or repeal any provision of the company’s certificate of incorporation or bylaws in a manner adverse to the Series A-1 Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless the same ranks junior to the Series A-1 Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Series A-1 Preferred Stock; (iv) sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets without approval of the Board of Directors; (v) purchase or redeem or pay any dividend on any capital stock prior to the Series A-1 Preferred Stock, other than stock repurchased from former employees and consultants in connection with the cessation of their service at the lower of fair market value or cost; or (vi) create or authorize the creation of any debt security, if the aggregate indebtedness of the company and its subsidiaries for borrowed money following such action would exceed $1,000,000 other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course; or (viii) create or hold capital stock in any subsidiary that is not wholly-owned, or dispose of any subsidiary stock or all or substantially all of any subsidiary assets.

Drag Along Rights

Holders of Preferred Stock (or who hold Common Stock issued upon the conversion of Preferred Stock) agree that, if the board of directors and holders of a majority of the then outstanding Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) vote in favor of a sale of the company, then the holders of Preferred Stock will vote in favor of the transaction if such vote is solicited, will refrain from exercising dissenters’ rights with respect to such sale of the company, will refrain from challenging such sale, and will refrain from alleging a breach of any fiduciary duty of the selling stockholders and will deliver any documentation or take other actions reasonably requested by the company or the other holders in connection with the sale. The drag-along provision further states that if the consideration to be paid in such a sale of the company includes any securities, the receipt of which by the holder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to the holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the company may instead cause to be paid to the holder an amount in cash equal to the fair value (as determined in good faith by the company’s board of directors) of the securities that the holder would otherwise receive as of the date of the issuance of such securities in exchange for the securities.

Right of First Offer

Holders of Preferred Stock who invest $100,000 or more (“Major Investors”) will receive participation rights to purchase the portion of New Securities (as defined below) that the company may issue which equals the proportion of Preferred Stock then held by such Major Investor. The holder will have no right to purchase any New Securities if the investor cannot demonstrate to the company’s reasonable satisfaction that the investor is at the time of the proposed issuance of New Securities eligible to purchase such New Securities under applicable securities laws.

“New Securities” means collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities. “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of any outstanding shares of preferred stock; (ii) Common Stock or preferred stock issued in any offering concurrent with the offering in which the holder is investing; (iii) shares of Common Stock or preferred stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the company and any securities issuable upon the conversion thereof; (iv) shares of Common Stock or preferred stock issued in connection with any stock split or stock dividend or recapitalization; (v) shares of Common Stock (or options, warrants or rights therefor) to employees, officers, directors, contractors, consultants or advisers to, the company or any subsidiary of the company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the board of directors; (vi) any other shares of Common Stock or preferred stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the board of directors; (vii) shares of Common Stock issued or issuable by the company to the public pursuant to a registration statement filed under the Securities Act; and (viii) any other shares of the company’s capital stock, the issuance of which is specifically excluded by approval of the board of directors.

The terms of the right of first offer require the company to send the Major Investors, or their proxies, if applicable, a notice describing the type of New Securities and the price and the general terms upon which it proposes to issue the New Securities. Under the terms of the right of first offer, a Major Investor has twenty (20) days from the date of notice, to agree to purchase a quantity of New Securities, up to their proportionate share. If a Major Investor fails to exercise in full the right of first offer within the 20-day period, then the company has one hundred eighty (180) days after that to sell the New Securities with respect to which the Major Investor’s right of first offer was not exercised. Under the terms of the right of first offer, if the company has not issued and sold the minimum amount of New Securities to be sold in the financing within the 180-day period, then the company will not issue or sell any New Securities without again first offering those New Securities to Major Investors in accordance with the terms of the certificate of incorporation.

This right will terminate and be of no further force or effect (i) on the date the company becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 or (ii) upon the closing of a Deemed Liquidation Event, whichever event occurs first. A “Deemed Liquidation Event” shall mean (a) a merger or consolidation in which (i) the company is a constituent party or (ii) a subsidiary of the company is a constituent party and the company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the company or a subsidiary in which the shares of capital stock of the company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the company or any subsidiary of the company of all or substantially all the assets of the company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the company if substantially all of the assets of the company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the company.

Series A-1 Preferred Stock Investor Agreements

The investors in the Series A-1 Preferred Stock will enter into an investor rights agreement, a right of first refusal/co-sale agreement and a voting agreement, which provide, among other things, the following rights and obligations:

Investors’ Rights Agreement

The investors’ rights agreement grants the parties demand and piggyback registration rights with respect to the Common Stock into which the Series A-1 Preferred Stock converts. The agreement also grants information rights to any investor in the Series A-1 Preferred Stock who purchases at least $200,000 of Series A-1 Preferred Stock.

Right of First Refusal/Co-Sale Agreement

The company, first, and the holders of Series A-1 Preferred Stock, second, will have a right of first refusal with respect to any shares of capital stock of the company proposed to be transferred by current and future employees holding 1% or more of the company’s Common Stock (assuming conversion of Preferred Stock and whether then held or subject to the exercise of options), with a right of oversubscription for holders of Series A-1 Preferred Stock of shares unsubscribed by the other holders of Series A-1 Preferred Stock. Before any such person may sell Common Stock, he or she will give the Series A-1 Preferred Stock an opportunity to participate in such sale on a basis proportionate to the amount of securities held by the seller and those held by the participating Series A-1 Preferred Stock holders.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to 4,678,290 shares of Series A Preferred Stock, plus up to 467,829 additional shares of Series A Preferred Stock eligible to be issued as Bonus Shares to investors entitled to the StartEngine OWNers Bonus, as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. The maximum offering amount is $15,000,000. The cash price per share of Series A Preferred Stock is $3.2063 and the minimum investment is $997.16 (311 shares). The company has engaged StartEngine Primary LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best-efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering, assuming a fully subscribed offering.

	Per Share	Total
Public offering price	$3.2063	$15,000,000
StartEngine processing fee paid by investors to StartEngine (1)	$0. 064126	$300,000
Per Share Price plus processing fee	$3.2704	$15,300,000
StartEngine commission paid by the company to StartEngine (2)	$0.160315	$750,000
Proceeds, before expenses, to us	$3.0460	$15,000,000

(1)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 2% of the investment amount at the time of the investors’ subscription.
(2)	StartEngine Primary will receive commissions paid by the company of 5% of the offering proceeds.

The company will also be required to issue to StartEngine Primary shares of Series A Preferred Stock equal to 2% of the gross proceeds raised through StartEngine Primary. If we raise the maximum amount in this Offering, we will issue 93,566 shares of Series A Preferred Stock to StartEngine Primary.

The shares of Series A Preferred Stock issued to StartEngine Primary may not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of qualification of the post-qualification amendment to the Offering Statement or commencement of sales of the offering pursuant to which the shares of Series A Preferred Stock were issued, except as provided in FINRA Rule 5110(e)(2). StartEngine Primary also has a piggyback registration right with respect to any shares it receives for up to seven years after the date on which the post-qualification amendment to the Offering Statement is qualified.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	Design, build, and create the company’s campaign page;

●	Provide the company with a dedicated account manager and marketing consulting services;

●	Provide a standard purchase agreement to execute between the company and investors, which may be used at company’s option, and;

●	Coordinate money transfers to the company.

In addition to the commission described above, the company will also pay $15,000 to StartEngine Primary for out-of-pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s offering. Any portion of this amount not expended and accounted for will be returned to the company. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the company to StartEngine Primary will be approximately $765,000.

StartEngine Primary will charge you a non-refundable processing fee equal to 2% of the amount you invest at the time you subscribe for our securities, equivalent to $0.064126 per share. In the event an investor invests in excess of $35,000, the investor fee shall be limited to $700 and the company shall pay the 2% additional commission with respect to any amount in excess of $35,000. This fee will be refunded in the event the company terminates this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com  (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Bonus Shares for StartEngine OWNers

Certain investors in this offering are eligible to receive additional shares of Common Stock (effectively a discount on the price paid per share) for their shares purchased (“Bonus Shares”). For example, anyone who is a member of the StartEngine OWNers bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine OWNers bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the OWNer’s Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine OWNer.

Selling Securityholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

 Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series A Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via debit card, wire or ACH only (checks will not be accepted), to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that approximately 100% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company. In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to the company’s agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

Escrow Agent

We have entered into an Escrow Services Agreement with The Bryn Mawr Trust Company of Delaware LLC (the “Escrow Agent”), which can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

The company commenced this offering on August 4, 2022 and had previously engaged SeedInvest Securities, LLC (“SeedInvest”) to act as its placement agent. SeedInvest is also a party to the Escrow Services Agreement. StartEngine Primary previously announced that it would be acquiring certain assets of SeedInvest and is in the process of seeking approvals for the acquisition. Upon the closing of the acquisition, SeedInvest’s obligations under the Escrow Services Agreement will transition to StartEngine as a matter of law.

Prior to the date of the post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, the company has not held any closings. As of the date of the post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, the Escrow Agent is holding $1,326,369 in escrow from investors who subscribed for shares Series A Preferred Stock in this Offering on the SeedInvest platform. Upon closing of the acquisition and qualification of the post-qualification amendment to the Offering Statement, the company understands that StartEngine will circulate a copy of this Offering Circular to all investors whose funds are in escrow and ask them to re-confirm their interest in investing in this offering. The Escrow Agent will be instructed to return any funds to investors who do not re-confirm their subscription. The company and StartEngine have agreed to eliminate the minimum offering amount in this offering.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are required to make annual and semi-annual filings with the Commission. We make annual filings on Form 1-K, which is due by October 28 each year and will include audited financial statements for the previous fiscal year. We make semi-annual filings on Form 1-SA, which is due by March 28 each year, which will include unaudited financial statements for the six months to December 31. We also file current reports on Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

Oncolyze, Inc.

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of Oncolyze, Inc. New York, New York Opinion
Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

We have audited the financial statements of Oncolyze, Inc. (“the Company”) (a New York corporation), which comprise the balance sheets as of June 30, 2022 and 2021 and the related statements of operations, stockholdersʼ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Oncolyze, Inc. as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditorsʼ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Oncolyze, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Companyʼs ability to continue as a going concern. Managementʼs evaluation of the events and conditions and managementʼs plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Oncolyzeʼs ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditorsʼ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Oncolyzeʼs internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Oncolyzeʼs ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

December 2, 2022

F-3

Oncolyze, Inc.

Balance Sheets

	June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$372,720	$286,843
Total current assets	372,720	286,843
Intangible assets, net	8,286	8,786
Deferred offering costs	45,890	60,000
Total assets	$426,896	$355,629

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$261,516	$76,856
Accounts payable with related parties	56,237	-
Deferred compensation	1,370,968	833,468
Accrued expenses and other current liabilities	70,715	87,454
Convertible note payable	100,000	100,000
Simple agreement for future equity	223,000	-
Simple agreement for future equity with related parties	100,000	-
Total current liabilities	2,182,436	1,097,778
Other liabilities
Simple agreement for future equity	-	223,000
Simple agreement for future equity with related parties	-	100,000
Total liabilities	-	1,420,778
Commitments and contingencies (Note 13)	-	-
Stockholders’ deficit:
Common stock, $0.001 par value; 15,000 shares authorized, 1,468 and 1,265 shares issued and outstanding at June 30, 2022 and 2021, respectively	1	1
Additional paid-in capital, net of issuance costs	5,799,279	5,137,705
Accumulated deficit	(7,554,820)	(6,202,855)
Total stockholders' deficit	(1,755,540)	(1,065,149)
Total liabilities, convertible preferred stock, and stockholders' deficit	$426,896	$355,629

The accompanying notes are an integral part of these financial statements.

F-4

Oncolyze, Inc.

Statements of Operations

	Years Ended June 30,
	2022	2021
Operating expenses:
Research and development	$33,223	$170,035
General and administrative	1,312,242	676,287
Total operating expenses	1,345,465	846,322
Loss from operations	(1,345,465)	(846,322)
Other expense:
Interest and other expense, net	6,500	7,601
Other expense, net	6,500	7,601
Loss before income taxes	(1,351,965)	(853,923)
Provision for income taxes (Note 11)	-	-
Net loss	$(1,351,965)	$(853,923)
Net loss per share, basic and diluted	$(1,065)	$(675)
Weighted average common shares outstanding, basic and diluted	1,269	1,265

The accompanying notes are an integral part of these financial statements.

F-5

Oncolyze, Inc.

Statements of Stockholders’ Deficit

	Common Voting Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, June 30, 2020	1,265	$1	$4,948,536	$(5,348,932)	$(400,395)
Stock-based compensation expense	—	—	189,169	—	189,169
Net loss	—	—	—	(853,923)	(853,923)
Balance, June 30, 2021	1,265	$1	$5,137,705	$(6,202,855)	$(1,065,149)
Stock-based compensation expense	—	—	368,575	—	368,575
Issuance of common stock, net of issue costs of $132,001	164	—	292,999	—	292,999
Net loss	—	—	—	(1,351,965)	(1,351,965)
Balance, June 30, 2022	1,429	$1	$5,799,279	$(7,554,820)	$(1,755,540)

The accompanying notes are an integral part of these financial statements.

F-6

Oncolyze, Inc.

Statements of Cash Flows

	Years Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,351,965)	$(853,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	500	500
Stock-based compensation expense	368,575	189,169
Changes in operating assets and liabilities:
Deferred offering costs	14,110	(60,000)
Accounts payable	184,660	44,349
Accounts payable, related party	56,237	—
Accrued expenses	(16,739)	87,425
Deferred compensation	537,500	450,000
Net cash used in operating activities	(207,122)	(142,479)
Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	—	323,000
Proceeds from issuance of common stock	292,999	—
Net cash provided by financing activities	292,999	323,000
Increase in cash and cash equivalents	85,877	180,520
Cash and cash equivalents, beginning of period	286,843	106,323
Cash and cash equivalents, end of period	$372,720	$286,843

Supplemental Disclosure:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

F-7

Oncolyze, Inc.

Notes to Financial Statements

1. Nature of the business

Oncolyze, Inc., (the “Company”) was incorporated in the state of Delaware on July 29, 2011. The Company is a late-preclinical stage biotechnology company focused on developing a new drug known as OM-301 for the treatment of acute myelogenous leukemia (“AML”), multiple myeloma (“MM”), colon cancer, and multiple other hematologic and solid cancers. OM-301 has a novel and unique mechanism of action, causing the formation of pores (holes) on the surface of cancer cells. Instead of killing cancer cells by inducing apoptosis (programmed cell death) as most existing anti-cancer medicines, OM-301 kills cancer cells by a rapid mechanism known as “lysis” (cell bursting). In January 2022, the Company announced it received United States Food and Drug Administration (“FDA”) Orphan Drug Designation for OM-301for the treatment of AML.

The Company is subject to risks common to companies in the therapeutic industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and prospective collaborative partners, and competition from competing products in the marketplace.

The Company’s product candidates are in development and will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and is dependent upon the services of its employees and consultants.

Liquidity

As of June 30, 2022, the Company had $372,720 of cash and cash equivalents. The Company has primarily financed its operations through the sale of common stock, warrants, a convertible note payable, and Simple Agreements for Future Equity (“SAFEs”), a portion of which has been raised from related party entities. The Company has experienced negative cash flows from operations since inception, including net losses of $1,351,965 and $853,923 for the years ended June 30, 2022 and 2021, respectively. In addition, as of June 30, 2022, the Company had an accumulated deficit of $7,554,820. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future. As of June 30, 2022, the Company expects its existing cash and cash equivalents will not be sufficient to fund its operating expenses and capital expenditure requirements for at least the next year following the date that the financial statements are available to be issued.

In June 2022, the Company issued and sold 164 shares of common stock at an offering price of approximately $2,591 and warrants to purchase an equivalent number of shares at a weighted average price of $4,697 per share of common stock in an exempt private placement under Securities and Exchange Commission Regulation D. The net proceeds to the Company from this offering during the year ended June 30, 2022 were $292,999, after deducting placement agent fees and offering costs of $132,001. Subsequent to June 30, 2022, in July 2022, the Company issued and sold an additional 39 shares of common stock and warrants under the same terms for net proceeds of $102,290.

The Company will need to obtain additional funding whether through collaboration agreements, private or public equity or debt offerings or a combination thereof, and such additional funding may not be available on terms the Company finds acceptable. If the Company is unable to obtain sufficient capital to continue to advance its programs, the Company would be forced to delay, reduce, or eliminate its research and development programs and any future commercialization efforts. Accordingly, substantial doubt is deemed to exist about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

F-8

Impact of COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a pandemic. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a wide range of industries. Currently, the Company has not suffered significant adverse consequences as a result of the COVID-19 pandemic, but the extent of the impact of COVID-19 on the Company’s future operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, including its variants, impact on employees and vendors all of which are uncertain and cannot be predicted. Given the continued uncertainty of the duration of the COVID-19 outbreak and the global responses to curb its spread, the Company is unable to estimate the impact that the COVID-19 outbreak will ultimately have on its results of operations, financial condition, or liquidity for fiscal year 2023.

The Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require to revise its estimates reflected in these financial statements.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements were prepared using generally accepted accounting principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer (“CEO”). The Company has determined that it operates as a single operating segment and has one reportable segment.

Use of estimates

The preparation of financial statements in accordance with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates contained within these financial statements include, but are not limited to, the estimated fair value of the Company’s common stock and convertible note payable, SAFEs, warrant liabilities, stock-based compensation expense, and the income tax valuation allowance. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in facts and circumstances. Actual results may differ materially from those estimates or assumptions.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The Company maintains its cash and cash equivalents with financial institutions, in which balances from time to time may exceed the federally insured limits. The objectives of the Company’s cash management policy are to safeguard and preserve funds to maintain liquidity sufficient to meet the Company’s cash flow requirements, and to attain a market rate of return.

F-9

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. Cash equivalents are occasionally invested in certificates of deposit. The Company maintains its cash balances with high-quality and accredited financial institutions and accordingly, such funds are not exposed to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Intangible assets

Intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives of 5 to 25 years and reviewed for impairment whenever circumstances indicate that the carrying value of these assets may not be recoverable. Intangible assets of the Company consist of a license agreement dated November 7, 2018 and amended on April 28, 2020 pertaining to an issued patent and a pending continuation patent application acquired from a third party and are stated at cost, less accumulated amortization. The estimated useful life of the license agreement is 20 years.

Deferred offering costs

The Company capitalized certain legal, audit, accounting and other third-party fees that are directly associated with an in-process capital financing effort as deferred offering costs until such financing is consummated. After consummation of the financing, these costs will be recorded as a reduction of additional paid-in capital generated as a result of the financing. Should the financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expense in the statements of operations. As of June 30, 2022 and 2021, the Company recorded deferred offering costs of $45,890 and $60,000.

Fair value measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 – Quoted prices in active markets that are identical assets or liabilities.

Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Convertible note payable

In April 2020, the Company issued a convertible note payable to CATO BioVentures. The Company accounts for the convertible note payable at fair value in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). The Company has elected to separate interest expense from the full change in fair value of the convertible note. Debt issuance costs incurred by the Company in connection with this note payable were immaterial and expensed in the statement of operations when incurred.

F-10

Research and development

Research and development expenses include employee related costs, consulting, contract research, depreciation, rent, stock-based compensation expense, and other corporate costs attributable to research and development activities and are expensed as incurred.

The Company has entered into various research, development and manufacturing contracts, some of which are with related parties (Note 14). These agreements are generally cancelable by either party, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or trials, including the phase or completion of events, invoices received and contracted costs. The Company’s historical accrual estimates have not been materially different from the actual costs.

Patent costs

Patent-related costs incurred in connection with filing and prosecuting patent applications to operations are expensed as incurred due to the uncertainty relating to the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Stock-based compensation expense

The Company measures all stock-based awards granted to employees, directors, and non-employees based on the fair value on the date of grant and recognizes compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur.

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient's service payments are classified.

The fair value of each option grant and warrant is estimated on the date of grant using the Black-Scholes option pricing model (“Black-Scholes”), which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends (Note 10). The Company is a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Income taxes

The Company accounts for income taxes according to the ASC 740, Income Taxes (“ASC 740”) using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. In evaluating its ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including projected future taxable income, prudent and feasible tax planning strategies, and recent financial operations.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To the extent the Company determines that such tax provisions will not be sustained, the provision for income taxes would include the effects of any resulting income tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

F-11

Net loss per share

Basic net income per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during each period. Net loss per share assuming dilution considers the dilutive effect of outstanding stock options and other stock awards based on the treasury stock method. The treasury stock method assumes the use of exercise proceeds to repurchase common stock at the average fair market value in the period. For purpose of this calculation, outstanding options and unvested restricted stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

Recently adopted accounting pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, (“ASU 2018-13”). The new standard removes certain disclosures, modifies certain disclosures, and adds additional disclosures related to fair value measurement. ASU 2018-13 is effective for the Company’s annual periods after December 15, 2019. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The new standard is effective for the Company beginning July 1, 2021. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

Accounting pronouncements not yet adopted

On August 5, 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments remove certain separation models for convertible debt instruments and convertible preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The ASU also amends the derivative scope exception guidance for contracts in an entity’s own equity. The amendments remove three settlement conditions that are required for equity contracts to qualify for the derivative scope exception. In addition to the above, the ASU expands disclosure requirements for convertible instruments and simplifies areas of the guidance for diluted earnings-per-share calculations that are impacted by the amendments. The new standard is effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the potential impact this standard may have on its financial statements.

3. Intangible assets

Intangible assets, net consisted of the following:

	June 30,
	2022	2021
License agreement	$10,000	$10,000
Less: accumulated amortization	(1,714)	(1,214)
Intangible assets, net	$8,286	$8,786

Amortization expense for the years ended June 30, 2022 and 2021 was $500 for each year.

F-12

4. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	June 30,
	2022	2021
Accrued external research and development	$52,343	$80,353
Accrued interest	13,101	7,101
Accrued other	5,271	—
Accrued expenses and other current liabilities	$70,715	$87,454

5. Other liabilities

Other liabilities consisted of the following:

	June 30,
	2022	2021
Deferred compensation	$1,370,968	$833,468
Total other liabilities	$1,370,968	$833,468

6. Convertible Note

In April 2020, the Company entered into a convertible note agreement with CATO BioVentures in the amount of $100,000. The Convertible Note (“Note”) bears simple interest at an annual rate of 6%. All unpaid principal, together with the accrued interest thereon, for the Convertible Note is payable upon the event of default or upon maturity, which was October 21, 2022. In November 2022, the Convertible Note was extended for an additional six months (See Note 15). The Convertible Note contains several provisions addressing automatic and optional conversion, events of default, and prepayment provisions and cannot be assigned, transferred, or negotiated to any person without the prior written consent of the Company.

Key provisions of the Convertible Note are as follows:

Qualified Financing—Upon the closing of a Qualified Financing, the principal amount of the Note, and any accrued but unpaid interest thereon, shall be converted into that number of shares of common stock as determined by dividing the outstanding principal amount of the Note, plus any accrued but unpaid interest thereon, by eighty percent (80%) of the price per share of common stock paid on the closing of the Qualified Financing; provided, however, that the price per share of common stock into which the Note converts shall not exceed a price per share based on the Company’s pre-money valuation.

Change in Control—If there is a Change of Control prior to conversion of the Note and the maturity date, the outstanding principal amount of the Note and any accrued but unpaid interest thereon shall be converted into shares of common stock at a price per share based on the pre-money valuation of the Company immediately prior to the closing of such Change of Control.

Maturity—If (i) a Qualified Financing does not occur on or before the maturity date, or (ii) a Change in Control occurs while any principal or accrued interest remain outstanding under the Note, upon the election of the Holder, the principal amount of the Note, plus any accrued but unpaid interest thereon, shall be converted into fully paid and non-assessable shares of Common Stock at a price per share equal to the price obtained by dividing (x) ten million dollars ($10,000,000) by (y) the Company’s fully diluted capitalization.

F-13

During the years ended June 30, 2022 and 2021, respectively, the Company recognized interest expense of $6,000 and $7,101 related to the Convertible Note.

The following table shows the activity of the Convertible Note:

	Convertible Note
	Principle Amount Payable	Change in Fair Value	Accrued Interest	Balance
June 30, 2020	$100,000	—	—	$100,000
Additions	—	—	7,101	7,101
June 30, 2021	$100,000	$—	$7,101	$107,101
Additions	—	—	6,000	6,000
June 30, 2022	$100,000	$—	$13,101	$113,101

7. Simple Agreement for Future Equity

In June 2021, the Company executed SAFE arrangements resulting in gross proceeds of $323,000, of which $100,000 was received from a related party (Note 14). The SAFEs are not mandatorily redeemable, nor do they require the Company to repurchase a fixed number of shares. The Company determined that the SAFEs contain a liquidity event provision that embodies an obligation indexed to the fair value of the Company’s equity shares and could require the Company to settle the SAFE obligation by transferring assets or cash. For this reason, the Company records the SAFEs as a liability under ASC 480 as required under ASC 815, Derivatives and Hedging. Upon conversion into preferred shares, it is expected that the preferred shares will be classified as temporary equity. Fair value of the SAFEs was determined to approximate book value at June 30, 2022.

Key provisions of the SAFEs are as follows:

Equity Financing—Upon initial closing of a qualified financing of at least $3.0 million, the SAFE will automatically convert into the greater of (1) the number of shares of SAFE preferred stock equal to the Purchase Amount divided by the Conversion Price, defined as (a) the SAFE Price, or (b) the Discount Price, whichever calculation results in a greater number of shares of SAFE Preferred Stock. The Discount Price is defined as the price per share of the Standard Preferred Stock sold in a qualified financing, multiplied by the Discount Rate, or 66.6667%.

Liquidity Event—If there is a Liquidity Event before the expiration or termination of the SAFE, the Investor will, at its option, either (i) receive a cash payment equal to the Purchase Amount (subject to the following paragraph) or (ii) automatically receive from the Company a number of shares of common stock equal to the Purchase Amount divided by the Liquidity Price, if the Investor fails to select the cash option.

Dissolution Event—If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Capital Stock by reason of their ownership thereof.

Termination—This instrument will expire and terminate upon either (i) the issuance of stock to the Investor pursuant to the automatic conversion provisions of the SAFE, or (ii) the payment, or setting aside for payment, of amounts due to the Investor.

F-14

8. Common stock

As of June 30, 2022, the Company’s Articles of Incorporation, as amended and restated, authorized the issuance of 15,000 shares of common stock with a par value of $0.001.

The Company has reserved shares of common stock for issuance for the following purposes at June 30, 2022:

Options issued and outstanding	1,352
Options available for future grants	2,706
Exercise of warrants to purchase shares of common stock	3,524
7,582

In addition to the above, the Company has a Convertible Note outstanding at June 30, 2022 and 2021. The Convertible Note is convertible into common shares or payable in the future and at amounts based on certain events as described in the Convertible Note agreement.

Voting

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

Dividends

Common stockholders are entitled to receive dividends, as may be declared by the board of directors. No cash dividends were declared or paid during the years ended June 30, 2022 or 2021.

9. Equity incentive plan

In August 2021, the Company adopted its 2021 Share Option and Grant Plan (the “Option Plan”), which provides for the Company the ability to grant qualified incentive options, nonqualified options, and restricted stock awards to employees and non-employees to purchase the Company’s common stock. The Option Plan is administered by the board of directors, or at the discretion of the board of directors, by a committee of the board of directors.

The maximum number of shares of common stock that can be issued is 3,000 shares as of June 30, 2022. As of June 30, 2022, 2,690 shares were available for future grant. Shares that are expired, terminated, surrendered, or canceled under the Option Plan without having been fully exercised will be available for future awards.

The exercise price for incentive options is determined at the discretion of the board of directors. All incentive options granted to any person possessing less than 10% of the total voting power of all classes of stock may not have an exercise price of less than 100% of the fair market value of the common stock on the grant date. All incentive options granted to any person possessing more than 10% of the total voting power of all classes of stock may not have an exercise price of less than 110% of the fair market value of the common stock on the grant date. The option term for incentive awards may not be greater than ten years from the date of the grant. Incentive options granted to persons possessing more than 10% of the total voting power of all classes of stock may not have an option term of greater than five years from the date of the grant. The vesting period for equity-based awards is determined at the discretion of the board of directors.

F-15

Option valuation

The weighted average assumptions used to determine the fair value of stock options granted were as follows:

	Years Ended June 30,
	2022	2021
Risk-free interest rate	1.07%	0.49% 1.25%
Expected term (in years)	6.02	5.52—6.25
Expected volatility	80.89%	80.89%
Expected dividend yield	0%	0%

Stock options

The following table summarizes stock option activity for the years ended June 30, 2022 and 2021:

	Number of Stock Options Outstanding	Weighted Price per Share	Weighted Contractual Term	Aggregate Intrinsic Value
			(in years)
Balance at June 30, 2020	1,013	$4,369
Granted	60	1,409
Balance at June 30, 2021	1,073	$4,204
Granted	325	2,818
Canceled	(46)	-
Balance at June 30, 2022	1,352	$3,967	6.9	$93,264
Options exercisable at June 30, 2022	1,148	$4,154	6.7	$93,264

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the common stock for those options that had exercise prices lower than the fair value of the common stock. The Company has an aggregate $431,722 of gross unrecognized stock-based compensation expense remaining as of June 30, 2022 to be amortized over a weighted average period of 2.4 years.

The total fair value of options vested during the year ended June 30, 2022 was $392,102.

Stock-based compensation expense

The Company recorded stock-based compensation expense in the following expense categories in the accompanying statements of operations:

	Years Ended June 30,
	2022	2021
Research and development	$33,223	$112,601
General and administrative	335,352	76,568
Total stock-based compensation expense	$368,575	$189,169

F-16

10. Warrants

The following table summarizes common stock warrant activity for the years ended June 30, 2022 and 2021:

Number of Warrants Outstanding
Balance at June 30, 2020	3,430
Granted	—
Exercised	—
Forfeited	(37)
Balance at June 30, 2021	3,393
Granted	164
Exercised	—
Forfeited	(33)
Balance at June 30, 2022	3,524

As of June 30, 2022, the Company had the following potentially issuable shares of common stock related to unexercised warrants outstanding:

	Number of Warrants Outstanding	Exercise Price	Expiration Date	Classification
2014 Warrants	22	$7,500	Sep-2022	Equity
2014 Warrants	193	$15,564	Jun-2024	Equity
2016 Warrants	116	$—	Jun-2026	Equity
2018 Warrants	29	$15,564	May-2024	Equity
2019 Warrants	3,000	(1)	(2)	Equity
2022 Warrants	164	$4,697	Jun-2027	Equity

(1)	Two times (2x) the Series A financing price
(2)	Ten years from closing date of Series A financing

The exercise price and the number of shares are subject to adjustment upon a merger event, reclassification of the shares of common stock, subdivision or combination of the shares of common stock or certain dividends payments. The Company determined that the warrants should be equity-classified for all periods presented.

11. Income taxes

During the years ended June 30, 2022 and 2021, the Company recorded no current or deferred income tax expense or benefit as the Company has incurred losses since inception and has provided a full valuation allowance against its deferred tax assets.

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended June 30, 2022 and 2021:

	Years Ended June 30,
	2022	2021
U.S. federal statutory income tax rate	21.0%	21.0%
State and local taxes, net of federal benefit	3.7%	5.1%
Other	(5.9)%	(0.2)%
Change in valuation allowance	(18.8)%	(25.9)%
Effective income tax rate	0.0%	0.0%

F-17

The Company’s deferred tax assets at June 30, 2022 and 2021, consist of the following:

	June 30,
	2022	2021
Deferred tax assets:
Net operating losses	$605,961	$245,602
Stock based compensation expense	352,175	255,848
Accruals	15,057	217,827
Other	1,152	1,307
Deferred tax assets	974,345	720,584
Valuation allowance	(974,345)	(720,584)
Net deferred tax assets	$—	$—

As of June 30, 2022, the Company had federal net operating loss carryforwards of $1,228,000, which have no expiration date and can be carried forward indefinitely. As of June 30, 2021, the Company had federal net operating loss carryforwards of $940,000, which have no expiration date and can be carried forward indefinitely.

In assessing the realizability of the net deferred tax assets, the Company considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Management believes that it is more likely than not that the Company’s deferred income tax assets will not be realized. As such, there is a full valuation allowance against the net deferred tax assets as of June 30, 2022 and 2021. The valuation allowance increased by $254,000 during the year ended June 30, 2022 and $221,000 during the year ended June 30, 2021 primarily as a result of net operating losses generated during the periods. The Company reevaluates the positive and negative evidence at each reporting period.

Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service (“IRS”) and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code, which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not conducted a study to determine if any such changes have occurred that could limit its ability to use the net operating loss and tax credit carryforwards.

On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief and Economic Security ("CARES") Act, which, along with earlier issued IRS guidance, contains numerous provisions that may benefit the Company, including the deferral of certain taxes. There is no material impact to the Company. The Company will continue to assess the effect of the CARES Act and ongoing government guidance related to COVID-19 as it is issued.

The Company has not recorded any reserves for uncertain tax positions as of June 30, 2022 and 2021.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from inception to the present. To the extent the Company utilizes any tax attributes from a tax period that may otherwise be closed due to statute expiration, the IRS, state tax authorities, or other governing parties may still adjust the tax attributes upon their examination of the future period in which the attribute was utilized.

F-18

12. Net loss per share

The Company’s potentially dilutive securities, which include options, warrants, and a convertible note payable, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Years Ended June 30,
	2022	2021
Options to purchase common stock	4,058	1,073
Warrants to purchase shares of common stock	3,524	3,430
	7,582	4,503

In addition to the above, the Company has excluded common shares from the assumed conversion of the Convertible Note outstanding at June 30, 2022 and 2021 from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect. The Convertible Note is convertible into common shares or payable in the future and at amounts based on certain events as described in the Convertible Note agreements.

13. Commitments and contingencies

Contractual obligations

In November 2018, the Company in-licensed a new molecule from the owner of an issued patent (“patent issuer”) for a potential future product candidate (“the License”). Under the License, the Company will pay the patent issuer an earned royalty of two percent (2%) of the first ten million dollars ($10.0 million) of annual US Net Sales of Licensed Products and three (3%) percent of annual US Net Sales above ten million dollars ($10.0 million), where one or more Valid Claims reads on the manufacture, use, or sale of such Licensed Products. For Licensed Products that are not covered by a Valid Claim, earned royalties shall be due for Net Sales of such Licensed Product at 50% of the royalty rate that would apply if the Net Sales of such Licensed Product were covered by a Valid Claim and had occurred in the United States.

The Company intends to enter into agreements with contract research organizations (“CROs”) to conduct clinical trials and preclinical studies. Contracts with CROs are generally cancellable, with notice, at the Company’s option.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to employees, consultants, vendors, business partners, and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amounts of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its financial statements as of June 30, 2022 or 2021.

Legal proceedings

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. As of June 30, 2022 and 2021, the Company was not a party to any material legal matters or claims.

F-19

14. Related party transactions

In June 2021, the Company entered into a $100,000 SAFE arrangement with a member of management. Since the related party SAFE is on the same terms and conditions as the SAFEs issued to unrelated parties, the Company determined this was an arm’s length transaction at fair market value (See Note 8).

A consultant of the Company was appointed Chief Operating Officer (“COO”) effective July 1, 2021. The COO is an owner of The Naissos Group LLC (“TNG”) and its wholly-owned subsidiary, TNG Creative LLC, a consulting firm specializing in the life sciences industry. TNG Creative, LLC has provided services to the Company under favorable terms for more than two years. In 2021, TNG received a payment of $24,000 and an option to purchase 54 shares of common stock of the Company for delivering the Oncolyze brand package, corporate website, and managing the strategic communications for a period of two years. In 2022, the Company has also executed a contract with TNG Creative, LLC for $50,000 for the development of a promotional video and an investor landing page associated with the Company’s planned financing efforts. TNG has also received an option to purchase 150 shares of common stock in exchange for TNG Creative LLC continuing to act as the Company’s strategic communications agency for a period of four years, effective July 1, 2021.

15. Subsequent events

The Company has evaluated subsequent events through December 2, 2022 and has concluded that no events or transactions have occurred that require disclosure in the accompanying combined financial statements, except as follows:

Extension of Maturity Date of Convertible Note Payable

In November 2022, the Company entered into an agreement with CATO BioVentures to extend the $100,000 Convertible Note maturity date from October 21, 2022 to April 21, 2023.

Additional Closing of Exempt Private Placement under Securities and Exchange Commission Regulation D

In July 2022, the Company issued and sold an additional 39 shares of common stock at an offering price of approximately $2,591 and warrants to purchase an equivalent number of shares at a weighted average price of $4,697 per share of common stock in an exempt private placement under Securities and Exchange Commission Regulation D for net proceeds of $102,290.

F-20

PART III

INDEX TO EXHIBITS

2.1	Certificate of Incorporation *
2.2	Bylaws *
2.3	Amendment to Certificate of Incorporation *
2.4	Form of Amended and Restated Certificate of Incorporation**
4.	Form of Subscription Agreement**
6.1	Posting Agreement with StartEngine
6.2	Employment agreement of Steven J. Evans, MD*
6.3	Employment Agreement of John Abeles*
6.4	Employment Agreement Aleksander Stojanovic*
6.5	Employment Agreement Larry Altstiel*
6.6	Consulting Agreement of Danforth Advisors LLC*
6.7	2021 Equity Incentive Plan*
8.1	Form of Escrow Agreement*
11	Auditor Consent
12	Opinion of CrowdCheck Law LLP**
13	Testing the Waters Materials*

* Previously filed

**To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signfed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on February 2, 2023.

ONCOLYZE, INC.

/s/ Steven J. Evans

By
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Steven J. Evans

Steven J. Evans, Chief Executive Officer and Director

Date: February 2, 2023

/s/ Barbara A. Carlin

Barbara A. Carlin, Consulting Chief Financial Officer and Principal Accounting Officer

Date: February 2, 2023

/s/ John Abeles

John Abeles, Director

Date: February 2, 2023

/s/ Rosemary Mazanet

Rosemary Mazanet, Director

Date: February 2, 2023

/s/ Alexander Zukiwski

Alexander Zukiwski, Director

Date: February 2, 2023

James Foght, Director

Date: February 2, 2023